UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

PALMSOURCE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock.

(2)	Aggregate number of securities to which transaction applies:

16,856,000 shares of PalmSource common stock.

2,053,326 options to purchase shares of PalmSource common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$18.50 per share of PalmSource common stock.

$18.50 minus weighted average exercise price of $12.3749 per share subject to an option.

(4)	Proposed maximum aggregate value of transaction: $324,412,827.

(5)	Total fee paid: $38,184.[1]

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

[1]	Pursuant to Section 14(g) of the Exchange Act, the fee was determined by multiplying the maximum aggregate value of the transaction ($324,412,827) by 0.0001177.

PALMSOURCE, INC.

1188 East Arques Avenue

Sunnyvale, California 94085

                         , 2005

To Our Stockholders:

You are cordially invited to attend the annual meeting of the holders of common stock of PalmSource, Inc., which will be held at                     , on                     , 2005, at                                         .

At the annual meeting, we will ask you to consider and vote to adopt a merger agreement that we entered into on September 8, 2005, with ACCESS Co., Ltd. and its wholly owned subsidiary, Apollo Merger Sub, Inc. If our stockholders adopt the merger agreement and approve the merger and if the merger is completed, PalmSource will become a wholly owned subsidiary of ACCESS Co. and you will be entitled to receive $18.50 (without interest and less any applicable withholding tax) for each share of our common stock you own.

After careful consideration, our board of directors unanimously approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

At the annual meeting, we will also ask you to consider and vote on other matters, including the election of directors.

The proxy statement attached to this letter provides you with information about the proposed merger, the merger agreement and the annual meeting. We urge you to read the proxy statement and each of the attached annexes carefully and in their entirety.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of PalmSource common stock entitled to vote. If you fail to vote, it will have the same effect as a vote against the merger proposal.

Whether or not you plan to attend the annual meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided or submit a proxy by telephone or over the Internet in the manner described on the proxy card. Returning a proxy card or submitting a proxy by telephone or over the Internet will not deprive you of your right to attend the meeting and vote your common stock in person. Your prompt cooperation is appreciated.

Thank you for your continued support of PalmSource.

Sincerely,

Patrick McVeigh

Interim Chief Executive Officer

The merger agreement has not been approved or disapproved by the Securities and Exchange Commission or any state securities regulator nor has the Securities and Exchange Commission or any state securities regulator passed upon the merits of the merger agreement or the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is unlawful.

This proxy statement is dated                          , 2005 and is first being mailed to stockholders on or about                          , 2005.

PALMSOURCE, INC.

1188 East Arques Avenue

Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On                          , 2005

To the Stockholders of PalmSource, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of PalmSource, Inc., a Delaware corporation, will be held on                          , 2005 at              local time at                      for the following purposes:

1.	To adopt the merger agreement, dated as of September 8, 2005, among PalmSource, ACCESS Co., Ltd. and Apollo Merger Sub, Inc., and to approve the merger of PalmSource and Apollo Merger Sub, Inc.;

2.	To elect two (2) directors to hold office until the 2008 Annual Meeting of Stockholders (unless earlier replaced as provided in the merger agreement);

3.	To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PalmSource for its fiscal year ending June 2, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. A copy of the merger agreement is attached to the proxy statement as Annex A.

The Board of Directors has fixed the close of business on                          , 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Jeanne Seeley

Chief Financial Officer and Secretary

Sunnyvale, California

                         , 2005

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOU DO NOT RETURN THE ENCLOSED PROXY, YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

i

(continued)

Annex A:	Agreement and Plan of Merger by and among PalmSource, Inc., Apollo Merger Sub, Inc. and ACCESS Co., Ltd. dated as of September 8, 2005

Annex B:	Opinion of Jefferies Broadview, a division of Jefferies & Company, Inc.

Annex C:	Section 262 of the Delaware General Corporation Law. Appraisal Rights

ii

PALMSOURCE, INC.

1188 EAST ARQUES AVENUE

SUNNYVALE, CA 94085

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

                         , 2005

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers are presented for your convenience and briefly address some commonly asked questions about the annual meeting of our stockholders and the merger. These questions and answers may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including each of the annexes.

In this proxy statement, the terms “we,” “us,” “our” and “PalmSource” refer to PalmSource, Inc., the term “merger subsidiary” refers to Apollo Merger Sub, Inc. and the term ACCESS Co. refers to ACCESS Co., Ltd.

The Annual Meeting

Q:	What is the date, time and place for the Annual Meeting?

A:	The annual meeting of stockholders will be held on , 2005, at local time, or at any adjournment or postponement thereof. The annual meeting will be held at .

Q:	What am I being asked to vote on?

A:	You are being asked to consider and vote on the following proposals:

(1)	The adoption of the merger agreement entered into on September 8, 2005, among PalmSource, ACCESS Co. and the merger subsidiary pursuant to which the merger subsidiary will merge with and into us and our stockholders will receive in exchange for their shares of our common stock the amount of $18.50 in cash (without interest and less applicable withholding tax), unless the holder seeks and validly perfects appraisal rights under Delaware law. We will continue as a wholly owned subsidiary of ACCESS Co. after the merger.

(2)	The election of two directors to hold office until the 2008 annual meeting of our stockholders (unless earlier replaced as provided in the merger agreement).

(3)	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 2, 2006.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy.

Q:	What does our board of directors recommend?

A:	Our board of directors recommends that you vote:

•	“FOR” adoption of the merger agreement and approval of the merger;

•	“FOR” election of each of the nominees for director; and

•	“FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 2, 2006.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Holders of record of our common stock as of the close of business on , 2005 will be entitled to vote at the annual meeting.

Q:	What should I do now?

A:	After you read and consider carefully the information contained in this proxy statement, please vote your shares as soon as possible so that they may be represented at the annual meeting. You may vote your shares by proxy or in person at the annual meeting. The methods available to you may depend on whether you are a registered stockholder or whether you hold common stock in “street name,” meaning that you hold your common stock through a broker or other nominee and, as a result, the common stock is not held in your name.

If you are a registered holder, to vote by proxy, you can use any of the following methods:

•	you may vote by mail by completing and signing the enclosed proxy card and returning it in the enclosed envelope;

•	you may vote by telephone by following the “Vote-by-Telephone” instructions on the enclosed proxy card (which are explained in greater detail on page 9 of this proxy statement); or

•	you may vote over the Internet by following the “Vote-by-Internet” instructions on the enclosed proxy card (which are explained in greater detail on page 9 of this proxy statement).

If you vote by telephone or over the Internet, please DO NOT return your proxy card.

If you hold our common stock in “street name” and wish to vote by proxy, please follow the instructions provided by your broker or other nominee.

You may also vote in person at the annual meeting. We will distribute ballots at the annual meeting to anyone who wants to vote in person. However, if you hold your common stock in “street name,” you must request a proxy from your broker or other nominee to be able to vote in person.

Q:	If my shares are held in “street name,” will my broker vote my shares for me?

A:	Your broker or other nominee will only be permitted to vote your common stock if you provide them with voting instructions. Your broker or other nominee will provide procedures regarding the voting of your common stock if you hold it in “street name.” The methods of voting through a broker or other nominee may not include voting by telephone or over the Internet. If you hold your common stock in “street name” and do not follow the procedures required by your broker or other nominee, your vote will not be counted.

Q:	What if I do not vote? How do I abstain?

A:	If you fail to vote by proxy or in person, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and approve the merger. The failure to vote will have no effect on the proposal to elect two directors or the proposal to ratify the selection of our independent registered public accounting firm.

If you return a properly signed proxy card but do not indicate how you wish to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement and approval of the merger, “FOR” election of the two nominees as directors of PalmSource and “FOR” ratification of the selection of our independent registered public accounting firm.

If you vote by proxy, you may elect to abstain from voting on (i) adoption of the merger agreement and approval of the merger or (ii) ratification of the selection of our independent registered public accounting firm. If you affirmatively abstain from voting on either of these matters, your proxy will be counted as present for the purpose of determining the presence of a quorum, but will have the same effect as a vote “AGAINST” the approval of the matter on which you abstained.

Q:	May I change my vote or revoke my proxy?

A:	Yes. You may change your vote or revoke your proxy at any time before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy if you:

•	deliver a written, dated notice to PalmSource, c/o Proxy Services, EquiServe Trust Company, NA, P.O. Box 8078, Edison, NJ 08818-9350, prior to 5:30 p.m. Central Time, on , 2005, stating that you would like to revoke your proxy or change your vote;

•	complete, date and submit a new proxy card (which must be received prior to the commencement of the annual meeting);

•	vote by telephone or Internet prior to the commencement of the annual meeting (for which you will need the personal identification number on your proxy card); or

•	attend the annual meeting and vote in person.

If you hold your shares in “street name,” you must follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy.

Q:	What vote is required to approve the proposals?

A:	Holders of a majority of the shares of common stock outstanding on , 2005 must vote “FOR” adoption of the merger agreement and approval of the merger. Holders of a majority of shares present at the annual meeting (in person or by proxy) must vote “FOR” election of each of the nominees as director and “FOR” ratification of the selection of our independent registered public accounting firm.

The Merger

Q:	What is the proposed transaction?

A:	ACCESS Co., Ltd., a Japanese corporation, will acquire PalmSource by merging a subsidiary of ACCESS Co. into us. At that time, we will cease to be a separate, publicly-traded company and instead will become a wholly owned subsidiary of ACCESS Co. Holders of our common stock will cease to have any ownership interest in PalmSource when the merger occurs and will not acquire an interest in ACCESS Co.

Q:	What will I be entitled to receive in the merger?

A:	If the merger is completed, each share of our common stock will be converted automatically into the right to receive $18.50 in cash (without interest and less applicable withholding tax), unless the holder seeks and validly perfects appraisal rights under Delaware law.

Q:	What if I oppose the merger? Do I have appraisal rights?

A:	If you are a stockholder who objects to the merger, and if you comply with the procedures required under Delaware law, you may elect to pursue your appraisal rights to receive the statutorily determined “fair value” of your shares. The statutorily determined “fair value” could be more or less than the amount stockholders will receive for their shares of common stock pursuant to the merger.

Q:	When will the merger be completed?

A:	We currently expect the merger to be completed in the fourth calendar quarter of 2005 following satisfaction of all conditions, including approval of the transaction by our stockholders and expiration or termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. We do not believe that any foreign antitrust approvals are required to consummate the merger.

Q:	What are the tax consequences of the merger to me?

A:	The receipt of cash in exchange for shares of common stock will be a taxable transaction for U.S. federal income tax purposes and may be taxable for state and local income tax purposes. In general, for U.S. federal income tax purposes, you will recognize gain or loss equal to the difference, if any, between the cash you receive for your common stock and your adjusted tax basis in your shares. For a more detailed explanation of the tax consequences of the merger, see “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 29 of this proxy statement. Tax matters are very complicated and the tax consequences to you of any merger will depend on the facts of your particular situation. We urge you to consult with your own tax advisor with respect to your own individual tax consequences as a result of the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is complete, we will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder has submitted his, her or its stock certificates, a properly completed letter of transmittal and any other required items.

Q:	What will happen to the nominees who are standing for election if the merger agreement is adopted and the merger is approved?

A:	If the merger is completed, the directors of the merger subsidiary will become the directors of PalmSource, and our directors as of immediately prior to the merger, including those who are nominees for election at the annual meeting, will no longer serve in that capacity.

Q:	What should I do if I have questions?

A:	If you have questions about the annual meeting, the merger, any of the proposals or this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact the Altman Group, our proxy solicitor, at 866-416-0552.

SUMMARY

This summary highlights selected information from this proxy statement about the annual meeting, the merger agreement and the merger. This summary may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement, including each of the annexes. Page references are included parenthetically to direct you to a more complete description of the topics in this summary.

Parties Involved in the Merger (page 11)

PalmSource, Inc.

PalmSource, Inc. is a corporation organized under the laws of the State of Delaware. Our common stock is quoted on The Nasdaq National Market under the symbol “PSRC.” We develop and license software for mobile information devices.

ACCESS Co., Ltd.

ACCESS Co., Ltd. is a corporation organized under the laws of Japan. The securities of ACCESS Co. are listed on the Tokyo Stock Exchange under the notation “4813.” ACCESS Co. is a global provider of Internet technologies to the mobile and beyond-PC markets.

Apollo Merger Sub, Inc.

Apollo Merger Sub, Inc. is a corporation organized under the laws of Delaware. The merger subsidiary is a newly formed, wholly owned subsidiary of ACCESS Co. and has not engaged in any activities, operations or business other than in connection with or as contemplated by the merger agreement.

The Merger and the Merger Consideration (page 31)

Upon the terms and subject to the conditions of the merger agreement, the merger subsidiary will be merged with and into PalmSource. Each holder of our common stock will be entitled to $18.50 in cash (without interest and less any applicable withholding taxes) for each share of our common stock held by the holder immediately prior to the merger, other than a stockholder who objects to the merger, seeks and perfects appraisal rights under Delaware law. As a result of the merger, PalmSource will cease to be a separate, publicly traded company and instead will become a wholly owned subsidiary of ACCESS Co.

ACCESS Co. has represented and warranted in the merger agreement that it, either directly or through one or more of its affiliates, has the financial capability to pay the cash merger consideration to each holder of outstanding shares of our common stock.

The Annual Meeting (page 8)

The annual meeting of our stockholders will be held at                                                                   on                          , 2005, at             , or at any adjournment or postponement of that meeting. At the annual meeting, you will be asked to consider and vote upon the following proposals:

•	adoption of the merger agreement and approval of the merger;

•	the election of two directors; and

•	ratification of the selection of our independent registered public accounting firm.

Record Date and Voting (page 8)

The board of directors has fixed the close of business on                          , 2005 as the record date for determining holders of common stock entitled to notice of and to vote at our annual meeting. On the record date,

we had              shares of common stock outstanding. Other than common stock, we have no class of voting securities outstanding. Stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the annual meeting and any adjournment or postponement of that meeting.

Vote Required (page 8)

The affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date,                          , 2005, is required to adopt the merger agreement and approve the merger. Failure to vote in person or by proxy will have the same effect as a vote “AGAINST” this proposal.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote at the annual meeting will be required to (i) elect the two nominees as our directors and (ii) ratify the selection of our independent registered public accounting firm. Failure to vote in person or by proxy will have no effect on the election of directors or the ratification proposal.

If an insufficient number of votes is cast at the annual meeting to adopt the merger agreement and approve the merger, we anticipate that a proposal would be made to adjourn the annual meeting to solicit additional proxies in favor of the merger proposal. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote would be required to approve an adjournment of the annual meeting. Failure to vote in person or by proxy would have no effect on the approval of any adjournment proposal.

Recommendations of the Board of Directors (pages 16, 49 and 54)

After careful consideration, our board of directors has determined that the merger agreement and the merger are advisable and in the best interests of PalmSource and our stockholders. Accordingly, the board has unanimously approved the merger agreement and the merger and unanimously recommends that at the annual meeting, you vote “FOR” adoption of the merger agreement and approval of the merger.

The board of directors also recommends that you vote “FOR” election of William L. Keever and Andre Dahan as our directors and “FOR” ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 2, 2006.

Opinion of Financial Advisor to the Board of Directors (page 17)

On September 8, 2005, Jefferies Broadview, a division of Jefferies & Company, Inc. (referred to in this proxy statement as Jefferies Broadview), rendered its oral opinion, subsequently confirmed in writing, that, as of September 8, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $18.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. Jefferies Broadview’s opinion is attached as Annex B to this proxy statement and is described more fully under “PROPOSAL NO. 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER—Opinion of Financial Advisor to the Board of Directors” beginning on page 17 of this document, and we urge you to read this opinion carefully and in its entirety. Jefferies Broadview’s opinion was directed solely to our board of directors and addresses only the fairness from a financial point of view of the merger consideration as of the date of the Jefferies Broadview opinion. The Jefferies Broadview opinion does not address any other aspect of the transaction and does not constitute a recommendation to any PalmSource stockholder or any other person as to how to vote or act with respect to the merger or any other matter.

Stock Options and Restricted Stock (page 31)

All outstanding options to acquire shares of our common stock with an exercise price less than $18.50 per share will automatically convert, when the merger occurs, into the right to receive $18.50 in cash, less the applicable exercise price and withholding tax. For fully vested options with an exercise price less than $18.50, the applicable cash amount will be paid shortly after the merger occurs. For options with an exercise price less than $18.50 per share that are not fully vested when the merger occurs, the applicable cash amount will be paid over time and without interest in accordance with the vesting schedule applicable to the option being converted, and the right to receive the applicable cash amount will remain subject to the terms and conditions that applied to the option being converted. All outstanding options to acquire shares of our common stock with an exercise price greater than $18.50 per share will, immediately prior to the closing of the merger, be accelerated and, to the extent not exercised, be cancelled when the merger occurs.

Each outstanding, unvested share of restricted stock will be converted into the right to receive $18.50, payable on the vesting schedule and pursuant to the terms of the original award or agreement pursuant to which the restricted stock was issued.

No Solicitation (page 37)

We have agreed to cease any existing activities, discussions or negotiations with respect to proposals, inquiries or offers to acquire (i) 20% or more of the securities of PalmSource or any of our subsidiaries or (ii) assets that constitute 20% or more of the consolidated revenues, net income or assets of PalmSource and our subsidiaries (referred to in this proxy statement as takeover proposals).

If we receive a takeover proposal, we have agreed to:

•	promptly notify ACCESS Co. in writing, including in the notice the material terms and conditions of the takeover proposal and the identity of the person making the takeover proposal;

•	promptly provide ACCESS Co. with any non-public information concerning PalmSource provided to the person making the takeover proposal which we did not previously provide to ACCESS Co.; and

•	keep ACCESS Co. fully informed of the status and details of any takeover proposal.

We have also agreed that, except as noted below, we will not, directly or indirectly:

•	solicit, initiate or encourage any inquiries regarding, or the submission of, any takeover proposal;

•	participate in any discussions regarding, furnish any information or data with respect to or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, a takeover proposal; or

•	enter into any agreement with respect to, approve or resolve to approve any takeover proposal.

However, we may:

•	in accordance with SEC rules, take and disclose to our stockholders a position with respect to a tender or exchange offer made by a party other than ACCESS Co.;

•	make disclosures to our stockholders that are required under applicable law;

•	participate in discussions and negotiations concerning a takeover proposal that is reasonably likely to lead to a superior proposal to the merger if:

•	our stockholders have not approved the merger;

•	the superior proposal did not result from our breach of our obligations under the merger agreement; and

•	our board of directors has determined in good faith that participation in those discussions and negotiations is required to discharge the directors’ fiduciary duties;

•	withdraw or modify the board of director’s recommendation to approve the merger if:

•	our board of directors has determined in good faith that the action is required to discharge the directors’ fiduciary duties under Delaware law;

•	we have given ACCESS Co. at least 24 hours’ written notice; and

•	to the extent the withdrawal or modification is in connection with a takeover proposal, we follow the requirements (described below) for recommending, approving or accepting a superior proposal; and

•	recommend to our stockholders, approve or accept a superior proposal if:

•	we have given ACCESS Co. at least 24 hours’ written notice;

•	our board of directors has determined in good faith that the action is required to discharge the directors’ fiduciary duties under Delaware law;

•	we have, at least three business days earlier, advised ACCESS Co. that our board of directors has received a superior proposal which the board intends to accept (specifying in the notice to ACCESS Co. the material terms and conditions of the superior proposal);

•	ACCESS Co. has not made an offer that the board concludes is as favorable to our stockholders as the superior proposal; and

•	we terminate the merger agreement and pay ACCESS Co. a termination fee of $9.7 million.

Conditions to the Merger (page 40)

Neither we nor ACCESS Co. is required to complete the merger unless a number of conditions are satisfied or waived, including:

•	adoption of the merger agreement and approval of the merger by our stockholders;

•	the absence of court orders or laws prohibiting or restraining the merger;

•	expiration or early termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

•	other customary closing conditions specified in the merger agreement.

Termination of the Merger Agreement and Termination Fees (pages 41 and 42)

We and ACCESS Co. can agree to terminate the merger agreement at any time prior to the merger, even if our stockholders have adopted the merger agreement and approved the merger.

Either we or ACCESS Co. can terminate the merger agreement if:

•	our stockholders do not approve the merger;

•	any non-appealable, final order of a court or other authority permanently enjoins or otherwise prevents consummation of the merger; or

•	the merger has not been consummated by February 28, 2006 (unless the party seeking to terminate the merger agreement has caused the merger not to be consummated by breaching the merger agreement).

ACCESS Co. can terminate the merger agreement if, among other things:

•	we willfully and materially breach certain of our obligations under the merger agreement concerning takeover proposals, including our obligation not to solicit those proposals;

•	our board of directors has withdrawn or modified its recommendation to approve the merger;

•	our board of directors has recommended, endorsed, accepted or agreed to accept a takeover proposal;

•	after the commencement of any tender or exchange offer or solicitation made in connection with any takeover proposal, our board of directors has not sent to our stockholders within 10 days a statement recommending rejection of that offer or solicitation; or

•	our board of directors has refused to affirm, within five business days of a request from ACCESS Co., the board’s recommendation that our stockholders vote their shares of common stock in favor of adoption of the merger agreement and approval of the merger.

If ACCESS Co. terminates the merger agreement for any of the five reasons outlined above, we must pay ACCESS Co. a termination fee of $9.7 million.

We must also pay ACCESS Co. a $9.7 million termination fee if a takeover proposal was made prior to the merger agreement’s termination and, within 12 months of the merger agreement’s termination, we enter into a definitive agreement concerning, or consummate, a takeover proposal, and the merger agreement was terminated because:

•	the merger was not consummated by February 28, 2006;

•	our stockholders did not approve the merger; or

•	we breached our representations, warranties and or obligations under the merger agreement.

We can terminate the merger agreement to enter into an agreement with respect to an unsolicited proposal from another party to acquire 50% or more of the outstanding shares of our common stock or substantially all of our assets if:

•	our board of directors has determined, in the manner required by the merger agreement, that the unsolicited proposal is a superior proposal;

•	ACCESS Co. has not made within the time period specified in the merger agreement an offer that our board of directors determines in good faith (after receiving advice of a financial advisor and its outside legal counsel) is at least as favorable as the unsolicited proposal; and

•	we have paid ACCESS Co. a termination fee of $9.7 million.

We can also terminate the merger agreement without paying ACCESS Co. the $9.7 million termination fee if ACCESS Co. has breached its representations, warranties or obligations under the merger agreement to the extent ACCESS Co. would not be able to meet certain closing conditions.

Regulatory Matters (page 28)

In order to complete the merger, we and ACCESS Co. must obtain various regulatory approvals applicable to the merger, including the expiration or termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Appraisal Rights (page 44)

Under Delaware law, in the event the merger is completed, if (i) you do not vote your shares to adopt the merger agreement and approve the merger and (ii) you comply with the other requirements of Delaware law, you may elect to receive, in cash, the judicially determined “fair value” of your shares of common stock, with interest, in lieu of the cash merger consideration. If you vote your shares “FOR” the adoption of the merger agreement and approval of the merger, you will waive your rights to seek appraisal of your shares of common stock.

U.S. Federal Income Tax Consequences (page 29)

If the merger is completed, the exchange of shares of our common stock by our stockholders for cash merger consideration will be treated as a taxable transaction for U.S. federal income tax purposes. Tax matters are very complicated, and the tax consequences to you will depend on the facts of your own situation. We urge you to consult with your own tax advisor with respect to your own individual tax consequences as a result of the merger.

Interests of Directors and Executive Officers in the Merger (page 25)

In considering the recommendation of the board of directors with respect to the merger proposal, you should be aware that our directors and executive officers have financial interests in the merger that are in addition to, or different from, the interests of our stockholders. The board of directors was aware of these interests, which include those summarized below, and considered them, among other things, in approving the merger agreement and the transactions contemplated by the merger agreement and in making its recommendation to our stockholders. These interests include:

•	our directors and executive officers holding restricted stock and stock options with an exercise price less than $18.50 per share are expected to receive cash payments for that restricted stock and those options in the aggregate amount of approximately $4.04 million (assuming that all applicable conditions to payment, including vesting requirements, are satisfied);

•	pursuant to existing contractual arrangements, our executive officers will be entitled to receive severance payments, which may be substantial, if, within 12 months after the merger, their employment is terminated (other than for cause) or they resign for good reason;

•	ACCESS Co. will indemnify, and for a period of six years following the merger, provide directors’ and officers’ insurance to our current and former directors and officers for claims arising prior to the merger. Subject to conditions set forth in the merger agreement, the indemnification rights and directors’ and officers’ insurance ACCESS Co. will provide to our directors and officers generally will be consistent with the indemnification rights and insurance coverage we currently provide to these individuals; and

•	ACCESS Co. has agreed to certain continued benefits for specified periods to our employees (including our executive officers) who continue to be employed by PalmSource or any subsidiary following the merger.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this proxy statement that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Forward-looking information may involve known and unknown risks over which we have no control, including, without limitation:

•	the requirement that our stockholders adopt the merger agreement and approve the merger;

•	the requirement to obtain regulatory clearances;

•	the failure to satisfy conditions to the merger;

•	the effect of the announcement of the merger on our relationships with our customers, developers and employees and on our operating results and business generally;

•	our ability to successfully execute our strategy;

•	our ability to transition to Linux-based platforms in a timely manner that are accepted by licensees and end users;

•	our ability to continue to grow and maintain the Palm Powered™ Economy;

•	our ability to successfully streamline our product development process and combine our sales, marketing and business development activities;

•	realization of the anticipated growth in the mobile phone market;

•	the ability of our existing and new licenses to introduce new products in a timely manner that meet end user demands;

•	our ability to work successfully with our Palm Powered Mobile World partners to create broader adoption of Palm Powered products by end users, developers and carriers; and

•	other risks detailed in our current filings with the SEC, including our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q.

See “WHERE YOU CAN FIND MORE INFORMATION” on page 70 of this proxy statement. Stockholders and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The forward-looking statements included in this proxy statement are made only as of the date of this proxy statement and reflect our views as of that date, and we undertake no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, except as required by law.

THE ANNUAL MEETING

Time and Location

The annual meeting of our stockholders will be held at                                                           on                          , 2005, at             local time, or at any adjournment or postponement thereof.

Purposes of the Annual Meeting

The purposes of the annual meeting are to:

•	consider and vote on the proposal to adopt the merger agreement among PalmSource, ACCESS Co. and the merger subsidiary and approve the merger of the merger subsidiary with and into us. A copy of the merger agreement is attached to this proxy statement as Annex A;

•	elect two directors to hold office until the 2008 annual meeting (unless earlier replaced pursuant to the merger agreement);

•	consider and vote on a proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 2, 2006; and

•	transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof, including consideration of any procedural matters incident to the conduct of the annual meeting (such as a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the merger proposal).

Record Date; Stock Entitled to Vote

Only holders of record of our common stock at the close of business on                     , 2005 will be entitled to notice of and to vote at the annual meeting. At the close of business on                     , 2005, we had outstanding and entitled to vote              shares of common stock. Each holder of record of common stock on the record date will be entitled to one vote for each share held on all matters to be voted on at the annual meeting.

Quorum and Vote Required

A quorum of stockholders is necessary to hold a valid meeting. The required quorum will be present if at least a majority of the outstanding shares of our common stock entitled to vote at the annual meeting are represented at the meeting by proxy or in person by their holders.

The proposals to be considered at the annual meeting do not all require approval by holders of the same number of our shares. Approval of the proposal to adopt the merger agreement and approve the merger requires the affirmative vote of holders of a majority of shares of common stock entitled to vote at the annual meeting. However, only a majority of the votes cast at the meeting (in person or by proxy) is required to elect the two nominees as directors, to ratify the selection of our independent registered public accounting firm and to conduct any procedural matters incident to the conduct of the meeting (such as any proposal to adjourn the meeting).

Each stockholder of record on the record date will be entitled to one vote for each share of common stock. Failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the other proposals or on procedural matters incident to the conduct of the meeting.

Stockholders may choose to “ABSTAIN” with respect to the merger proposal or ratification of the selection of our independent registered public accounting firm. Any abstention will have the effect of a vote “AGAINST” approval of the merger proposal or “AGAINST” ratification of the selection of our independent registered public accounting firm, as applicable. Any abstention on either of these proposals will have no effect on the outcome of the vote for the election of directors or the transaction of procedural matters incident to the conduct of the meeting.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of those shares may not give a proxy to vote their customers’ shares in the absence of specific instructions from those customers. In the absence of specific instructions, a broker or other nominee will provide a “broker non-vote” for those shares, meaning that the shares will be counted as present for the purpose of establishing a quorum, but will have the same effect as a vote “AGAINST” the merger proposal and “AGAINST” the ratification of the selection of our independent registered public accounting firm. “Broker non-votes” will have no effect on the outcome of the votes for election of directors or procedural matters incident to the conduct of the annual meeting.

All votes will be tabulated by one or more inspectors of election appointed for the annual meeting.

Voting

Stockholders entitled to vote at the annual meeting may vote by proxy or in person. The methods you may use to grant a proxy may depend on whether your shares of common stock are registered in your name or whether you hold your shares in “street name.”

If you have questions about how to vote, please contact our proxy solicitor, the Altman Group, at 866-416-0552.

For Shares Registered in the Name of the Stockholder

Stockholders of record may grant a proxy to vote shares of common stock in one of three ways. You may complete, date, sign and return the enclosed proxy card using the enclosed envelope. We must receive your proxy card before the annual meeting for your vote to be counted, so if you choose to use this method, please return your proxy card as soon as possible.

You may also grant a proxy electronically by using the telephone or the Internet. To grant a proxy by telephone, stockholders of record may call 1-877-779-8683 (the United States or Canada) or 201-536-8073 (other locations) using a touch tone telephone. To grant a proxy via the Internet, access the website http://www.eproxyvote.com/psrc. To grant a proxy by telephone or via the Internet, you will be required to enter a personal identification number that is located on your proxy card and the last four digits of your social security number or tax identification number. Votes submitted by telephone or via the Internet must be received before             , on             , 2005. Please note that there may be costs associated with the electronic access required to grant a proxy over the Internet, such as usage charges from Internet access providers and telephone companies. Stockholders must bear any electronic access fees associated with granting a proxy over the Internet.

For Shares Registered in the Name of a Broker or Other Nominees

Most beneficial owners whose stock is held in “street name” receive instructions for granting proxies from their banks or other nominees and may not be able to use the same procedures for voting as stockholders of record. If you hold your common stock in “street name,” please follow the instructions provided by your broker or other nominee to ensure that your shares are voted at the annual meeting. Please note that if you hold your shares of common stock in “street name” and wish to vote in person at the annual meeting, you must obtain an appropriate legal document from your broker or other nominee granting you the authority to vote in person at the annual meeting.

Revocability of Proxies

If you give a proxy for the annual meeting, you may change your vote or revoke the proxy at any time before it is voted. If you are a stockholder of record, you may change your vote or revoke your proxy if you:

•	deliver a written, dated notice to PalmSource, Inc., c/o Proxy Services, EquiServe Trust Company, NA, P.O. Box 8078, Edison, NJ 08818-9350, prior to 5:30 p.m. Central Standard Time, on , 2005, stating that you would like to revoke your proxy or change your vote;

•	complete, date and submit a new proxy card (which must be received prior to the commencement of the annual meeting);

•	vote by telephone or Internet prior to the commencement of the annual meeting; or

•	attend the annual meeting and vote in person.

If you hold your shares in “street name,” you must follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy. Your attendance at the annual meeting will not, by itself, revoke a proxy, if you hold your shares in “street name.”

Solicitation of Proxies

We will bear the entire cost of soliciting proxies for the annual meeting, including those associated with preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional information we furnish to stockholders. We will furnish copies of solicitation materials to brokers and other nominees to be forwarded to beneficial owners who hold our common stock in “street name.” We may reimburse the costs of forwarding solicitation materials to these beneficial owners.

In addition to this solicitation of your proxy by mail, directors, officers or other employees of PalmSource may solicit proxies by mail, telephone or other electronic means or in person. No additional compensation will be paid to our directors, officers or other employees for those services, although we will reimburse those individuals for their reasonable out-of-pocket expenses.

We also expect to use the Altman Group, an outside proxy solicitation firm, to assist in the solicitation of proxies by mail, telephone or other electronic means or in person. We anticipate that the fee of the Altman Group will be approximately $6,500, plus expenses related to the solicitation. There may be additional fees if the Altman Group solicits proxies by telephone.

Other Business

We are not currently aware of any business to be acted on at the annual meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the annual meeting is limited to matters relating to the purposes stated in the notice of annual meeting, which is located at the beginning of this proxy statement. If other matters do properly come before the annual meeting, or any adjournment or postponement of the annual meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies, according to the best judgment of those persons. Granting a proxy will confer discretionary authority on the persons named as proxies to vote in accordance with their best judgment on procedural matters incident to the annual meeting, such as a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in favor of the merger proposal.

Stockholder Proposals for Future Annual Meetings

If the merger is consummated, PalmSource will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of our stockholders in 2006. If we hold an annual meeting in 2006, the deadline for submitting a stockholder proposal or director nomination for inclusion in our proxy statement and form of proxy card for that meeting is                     , 2006. Stockholders wishing to submit proposals or director nominations that are not to be included in that proxy statement and proxy card must give written notice delivered to the Corporate Secretary of PalmSource at our principal executive offices (1188 East Arques Avenue, Sunnyvale, California 94085) no later than the close of business on                     , 2006. Stockholders are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1: ADOPTION OF THE MERGER AGREEMENT AND

APPROVAL OF THE MERGER

This proposal, if approved, will adopt the merger agreement among PalmSource, ACCESS Co. and the merger subsidiary and approve the merger of merger subsidiary with PalmSource.

The Parties to the Merger Agreement

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, California 94085

(408) 400-3000

http://www.palmsource.com

PalmSource is a corporation organized under the laws of the State of Delaware. Our common stock is quoted on The Nasdaq National Market under the symbol “PSRC.” We are a developer and licensor of software for mobile information devices. Our software platform, Palm OS®, consists of operating system software and software development tools that operate the features and functions on personal digital assistants (PDAs), smartphones and other handheld devices such as industrial and industry-specific PDAs used in education, healthcare and hospitality industries.

ACCESS Co., Ltd.

Hirata Building,

2-8-16 Sarugaku-cho, Chiyoda-ku

Tokyo 101-0064 Japan

(81) 3-5259-3511

http://www.accessco.jp/english/

ACCESS Co. is a corporation organized under the laws of Japan. The stock of ACCESS Co. is listed on the Tokyo Stock Exchange under the notation “4813.” ACCESS Co. is a global provider of Internet technologies to the mobile and beyond-PC markets.

Apollo Merger Sub, Inc.

Hirata Building,

2-8-16 Sarugaku-cho, Chiyoda-ku

Tokyo 101-0064 Japan

(81) 3-5259-3511

The merger subsidiary, a corporation organized under the laws of Delaware, is a newly formed, wholly owned subsidiary of ACCESS Co. The merger subsidiary has not engaged in any business or operations other than in connection with or as contemplated by the merger agreement. The merger subsidiary was formed exclusively for the purpose of effecting the merger.

Background of the Merger

PalmSource’s board of directors has periodically discussed and reviewed PalmSource’s business, strategic direction, performance and prospects in the context of developments in the PDA, smartphone and feature phone markets and the competitive landscapes in which PalmSource operates. PalmSource’s board has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance PalmSource’s competitive strengths and strategic position.

Recognizing the maturing of its core PDA business, during the fiscal year ending June 3, 2005, PalmSource began to transition its business model to address potential new growth opportunities in the broader phone market. As part of this strategy, in January 2005, PalmSource completed its acquisition of China MobileSoft Ltd., the parent of a Nanjing, China-based developer and licensor of software for mobile feature phones, a potential new platform for Palm OS outside of the current smartphone market. In addition, PalmSource announced a corporate restructuring on June 29, 2005, which included a 16% reduction in PalmSource’s U.S. headcount. PalmSource intended the restructuring to streamline its operating infrastructure, focus its product development activities and accelerate the integration of the China-based engineering resources into PalmSource’s global product development efforts

Between late May 2005 and July 2005, PalmSource was approached by ACCESS Co. and by a communications technology company, Company A, on an unsolicited basis, to discuss a potential strategic relationship. This led in each case to unsolicited indications of interest in acquiring PalmSource.

Having received two unsolicited inquiries regarding a potential acquisition, on July 6, 2005, PalmSource’s board of directors approved engaging financial and business advisors to assist PalmSource in evaluating its strategic alternatives. In addition, board members Gassée, Finocchio and Keever were appointed as a committee to oversee, on a day to day basis, the process of reviewing strategic alternatives and to report back to the entire board with respect to material developments and recommendations. The board of directors also subsequently engaged an outside consultant to assist the committee in its activities.

On July 13, 2005, the committee of the board interviewed potential financial advisors to advise the company with respect to the unsolicited inquiries and the company’s strategic alternatives and, on July 18, 2005, PalmSource engaged Jefferies Broadview.

Following Mr. Finocchio’s resignation from the PalmSource board of directors on July 18, 2005, Dr. Shoven was named to the committee.

On July 18, 2005, members of the committee and PalmSource’s senior management met with representatives of Jefferies Broadview and representatives of Howard Rice Nemerovski Canady Falk & Rabkin (referred to in this proxy statement as Howard Rice), PalmSource’s external legal counsel, to discuss the initial inquiries and to discuss a process to consider strategic alternatives. A list of companies that could potentially have an interest in discussions with PalmSource was compiled and reviewed during the meeting. Three companies in addition to ACCESS and Company A were selected by PalmSource for initial contact by Jefferies Broadview.

On July 19, 2005, Messrs. Nobuya Murofushi and Koichi Narasaki from ACCESS Co. met with the committee, PalmSource’s senior management and representatives of Jefferies Broadview to discuss the rationale and strategy for a potential acquisition.

During late July and early August 2005, Jefferies Broadview was in contact with ACCESS Co., Company A and three other communications technology and mobile computing companies to discuss a potential strategic transaction with PalmSource. One of these other companies determined it was not interested in considering the opportunity. The remaining companies, ACCESS Co., Company A, Company B and Company C, conducted preliminary diligence on PalmSource and held various meetings with members of the committee, PalmSource’s senior management and representatives of Jefferies Broadview during late July and early August 2005.

During August 2005, Company C determined that it was not prepared to make a proposal to acquire PalmSource, leaving ACCESS Co., Company A and Company B in the process.

On August 18 and 19, 2005, ACCESS Co. and Company A provided initial indications of interest to acquire PalmSource at prices in the range of $12.25 to $12.75 per share in cash.

On August 19, 2005, the committee met with PalmSource’s senior management, representatives of Jefferies Broadview and the outside consultant to the committee to review the status of the process being conducted by Jefferies Broadview and the indications of interest received from ACCESS Co. and Company A.

On August 20, 2005, Company B provided its initial indication of interest to acquire PalmSource at a price of $11.00 per share in half cash and half stock.

On August 21, 2005, PalmSource’s board of directors held a special meeting at which PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant were present to discuss the status of the process and the initial indications of interest received from the three potential bidders. Howard Rice advised the board with respect to its fiduciary obligations with respect to a transaction of the type proposed by the indications of interest and the standard of care that would have to be satisfied under Delaware law in meeting those obligations. Based on the initial indications of interest that had been received from ACCESS Co. and Company A and taking into consideration PalmSource’s prospects as a stand-alone entity, the board of directors decided it was in the best interests of the stockholders of PalmSource to continue the process and to provide ACCESS Co. and Company A with the opportunity to conduct broader diligence on PalmSource. The board of directors determined that Company B’s bid was not competitive with the other bids and directed Jefferies Broadview to inform Company B that it would not be allowed into the next stage of the process based on its current bid. In addition, PalmSource directed Howard Rice to begin preparation of a draft merger agreement to present to the bidders.

On August 21, 2005, at the direction of the board of directors, Jefferies Broadview contacted Company B and informed Company B that it would not be included in the next stage of the process because its initial indication of interest was not competitive. On August 24, 2005, Company B provided a revised initial indication of interest at a price of $13.00 per share and on August 25, 2005, Company B was provided the opportunity to conduct broader diligence on PalmSource.

Following the August 21, 2005 PalmSource special board meeting, at the direction of the board of directors, Jefferies Broadview contacted two additional companies, a communications technology company and a network computing company, to gauge their interest in a potential strategic transaction with PalmSource. Both of these companies subsequently indicated that they were not interested in pursuing a transaction.

During the period beginning August 22, 2005, with respect to ACCESS Co. and Company A, and beginning August 25, 2005, with respect to Company B, through September 6, 2005, the bidders met with members of PalmSource’s senior management, members of the committee and the outside consultant and conducted in depth diligence on the business, technology, operations and financial condition of PalmSource. A draft merger agreement was provided to each of the three bidders during this period. Counsel for each of the bidders and representatives of Howard Rice exchanged drafts of the merger agreement and negotiated with respect to the terms of each of the three proposed merger agreements, including terms related to the potential structures for the transaction, treatment of employee equity incentives and the scope and content of the disclosure schedules.

On September 5, 2005, ACCESS Co., Company A and Company B provided bids to acquire PalmSource at prices in the range of $13.00 to $14.00 per share. ACCESS Co. and Company A proposed all cash transactions, and Company B proposed a half cash and half stock transaction.

On September 5, 2005, the committee met with PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant to review and consider the three bids. The committee directed Jefferies Broadview to instruct the three bidders to provide final bids on September 7, 2005.

On September 6, 2005, the committee and PalmSource’s senior management met with members of Company A’s senior management. At this meeting, Company A presented its strategy if the proposed strategic transaction were to proceed and Company A acquired PalmSource.

On September 6, 2005, PalmSource’s senior management and Jefferies Broadview held meetings with senior management of Company B to conduct diligence on the bidder’s business and financial condition given that Company B was offering stock as a part of the consideration for the transaction.

On September 6, 2005, PalmSource’s board of directors held a special meeting at which PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant were present to discuss the status of discussions with ACCESS Co., Company A and Company B and to review their bids. There was extensive discussion about the transactions proposed by the three bidders, the different structures and consideration being offered, the risks and benefits of each structure and the financial condition of each of the three bidders.

On September 7, 2005, ACCESS Co., Company A and Company B provided revised bids to acquire PalmSource in the range of $15.00 to $15.90 per share. The proposed nature of the consideration being offered by the three bidders remained unchanged from the initial bids.

On September 7, 2005, PalmSource’s board of directors held a special meeting at which PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant were present to review the revised bids to acquire PalmSource. Further discussion was held about the proposed transaction and the relative risks and benefits of proceeding with each bidder. During the board meeting, PalmSource received increased bids from ACCESS Co. and Company A and discussed with all three bidders the prospects of obtaining higher offers. Company B did not increase its bid during the meeting. ACCESS Co.’s last and highest bid to acquire PalmSource was for $17.00 per share in an all-cash transaction. The last and highest bid from Company A to acquire PalmSource was for $17.25 per share in an all-cash transaction, conditioned on completion of merger agreement negotiations and execution of a definitive agreement prior to the opening of market the next day. The board of directors concluded that Company A had made the highest bid and Jefferies Broadview delivered its oral opinion that, as of September 7, 2005, based on and subject to certain assumptions, qualifications, limitations and factors, the $17.25 in cash per share to be received by holders of PalmSource common stock was fair, from a financial point of view, to holders of PalmSource common stock. Howard Rice summarized legal and contractual issues relating to the proposed transaction, including the status of the merger agreement, the disclosure schedule and closing conditions to which the transaction would be subject. PalmSource’s board of directors then informed Company A that it had authorized its senior management and counsel to proceed on the basis of the $17.25 per share bid, conditioned on completion of merger agreement and disclosure schedule negotiations and execution of a definitive agreement.

After the September 7, 2005 special board meeting, negotiations continued between counsel for Company A and Howard Rice concerning the terms of a definitive merger agreement and the related disclosure schedule.

Very shortly after the September 7, 2005 special board meeting, ACCESS Co. submitted to PalmSource by e-mail an unsolicited increased offer to acquire PalmSource for $18.50 per share in an all-cash transaction. Mr. Gassée, members of PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant then discussed this higher offer. It was determined that a special board meeting needed to be convened on September 8, 2005 to consider the higher offer. Jefferies Broadview was directed to inform the financial advisor to Company A that a higher offer had been received and that the PalmSource board of directors was reviewing the higher offer. Through the night of September 7, 2005 and into the morning of September 8, 2005, representatives of Howard Rice continued to negotiate the terms of definitive merger agreements and disclosure schedules with counsel to ACCESS Co. and counsel to Company A.

On September 8, 2005, PalmSource received a letter from Company A demanding that PalmSource enter into an agreement with Company A based on the $17.25 price. ACCESS Co. was apprised of the receipt of that letter.

On September 8, 2005, PalmSource’s board of directors convened a special meeting at which PalmSource’s senior management, representatives of Jefferies Broadview, representatives of Howard Rice and the outside consultant were present to discuss the ACCESS Co. $18.50 bid and the demand letter from Company A. Howard Rice again advised the board with respect to its fiduciary obligations. The board of directors directed management to continue negotiations of the terms of the definitive merger agreements and disclosure schedules with ACCESS Co. and with Company A. The board of directors adjourned the meeting and set a time for reconvening later that day.

During the adjournment of the September 8, 2005, special board meeting, at the direction of the board of directors, Jefferies Broadview contacted ACCESS Co. to have ACCESS Co. confirm its bid at $18.50 and Howard Rice continued to negotiate with counsel to ACCESS Co. and with counsel to Company A the terms of definitive merger agreements and disclosure schedules.

Later on September 8, 2005, PalmSource’s board of directors reconvened and was presented with the terms of the definitive merger agreement and disclosure schedule that had been negotiated with ACCESS Co. PalmSource’s senior management, representatives of Jefferies Broadview and representatives of Howard Rice were present when the board reconvened. Jefferies Broadview discussed the financial capability of ACCESS Co. to close the transaction. Howard Rice summarized legal and contractual issues relating to the proposed transaction with ACCESS Co., including closing conditions to which the transaction would be subject. Jefferies Broadview reviewed its financial analysis of the merger consideration proposed in the ACCESS Co. transaction. Jefferies Broadview then rendered its oral opinion, subsequently confirmed in writing, that, as of September 8, 2005, based on and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the $18.50 in cash per share, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of PalmSource common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. During the course of the meeting, representatives of Company A contacted Jefferies Broadview to inform Jefferies Broadview that Company A was prepared to discuss an offer that was above their last offer price but was still below ACCESS Co.’s offer. This information was communicated to the board of directors, but no further bid was made by Company A. By the unanimous vote of directors present at the time of the vote, PalmSource’s board, among other things, duly approved the merger agreement with ACCESS Co. as being in the best interests of the stockholders of PalmSource and directed that the merger agreement be submitted to PalmSource’s stockholders for adoption at the annual meeting with the recommendation of the board that PalmSource’s stockholders adopt the merger agreement at the annual meeting. During the special meeting, PalmSource entered into the merger agreement with ACCESS Co.

Following the special meeting and later that evening, the transaction was publicly announced in both Japan and the United States and, on September 9, 2005, PalmSource filed a Form 8-K with the SEC describing the transaction.

Other Recent Events

On September 13, 2005, Company A submitted a letter to PalmSource demanding payment of $8,697,595 and stating that Company A intended to file a complaint against PalmSource in Delaware Chancery Court for New Castle County if the payment was not made by September 16, 2005. The letter enclosed a copy of a draft complaint against PalmSource alleging a claim for breach of contract. In the letter and in the draft complaint, Company A generally alleged the following: (i) PalmSource and Company A entered into a purported merger agreement, (ii) PalmSource elected not to proceed with the purported merger agreement with Company A, and (iii) PalmSource must pay Company A $8,697,595 in connection with a termination provision in the purported merger agreement. In a letter to Company A dated September 16, 2005, PalmSource denied all of Company A’s allegations and maintained that PalmSource did not enter into a definitive merger agreement with Company A. On September 20, 2005, Company A sent a response to PalmSource’s September 16, 2005 letter stating that Company A would withhold further action until at least October 1, 2005.

Reasons for the Merger and Recommendation of the Board of Directors

In the course of reaching its decision to adopt the merger agreement and approve the merger, our board of directors consulted with our management and financial and legal advisors and considered a number of factors, including the following:

•	the board’s understanding of, and discussion with, PalmSource’s management regarding our business, operations, management, financial condition, earnings and prospects, and the risks and benefits of remaining independent;

•	the board’s review of strategic alternatives that might be available based on the advice of and discussions with our financial advisors;

•	the $18.50 per share, without interest, to be paid as the consideration in the merger represents an 83% premium above the $10.09 per share trading price of our common stock on September 8, 2005, the last trading day before the announcement of the merger agreement;

•	the fact that the merger consideration is all cash, which provides certainty of value to all of our stockholders;

•	that the cash merger consideration is not subject to any financing contingencies;

•	ACCESS Co.’s ability to fund the consideration payable in the merger;

•	the process undertaken to solicit third party offers to acquire PalmSource, the discussions and negotiations with multiple interested parties and the bidding process pursuant to which the final per share value being offered was reached;

•	the financial presentation of Jefferies Broadview to our board of directors and the opinion of Jefferies Broadview, which is attached as Annex B to this proxy statement, that, as of September 8, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors, the $18.50 in cash per share to be received by holders of PalmSource common stock was fair, from a financial point of view, to holders of PalmSource common stock;

•	current financial market conditions, historical market prices and volatility with respect to our common stock, including the possibility that if PalmSource remains an independent company, in the event of a further decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in a future transaction might be less than the $18.50 per share to be paid as consideration in the merger;

•	the fact that the provisions of the merger agreement were determined through arms’ length negotiations between us and our counsel, on the one hand, and ACCESS Co. and its counsel, on the other hand; and

•	the ability of our board, under certain circumstances, to furnish information to and engage in negotiations with a third party and, upon the payment to ACCESS Co. of a termination fee of $9.7 million, to terminate the merger agreement to accept a superior proposal.

In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors related to entering into the merger agreement, including:

•	the risk that the merger might not be completed, even if our stockholders adopt the merger agreement and approve the merger;

•	if the merger is not completed, the potential adverse effect of the public announcement of the merger on our business, including our significant customers, suppliers and other key relationships, our ability to attract and retain key management personnel and our overall competitive position;

•	the restrictions that the merger agreement imposes on soliciting competing proposals, and the fact that we would be obligated to pay a $9.7 million termination fee to ACCESS Co. under certain circumstances;

•	the fact that the termination fee required by the terms of the merger agreement to be paid by us in certain circumstances would make it more costly for another potential purchaser to acquire PalmSource;

•	that following the merger, PalmSource will no longer exist as an independent, stand-alone company and our stockholders will no longer participate in PalmSource’s growth or in any synergies resulting from the merger;

•	the possibility that the price of our common stock might have increased in the future to a price greater than $18.50 per share;

•	that certain of our directors and executive officers may have conflicts of interest in connection with the merger, as they may receive benefits that are different from, and in addition to, those of our other stockholders, as described beginning on page 25 under the caption “—Interests of PalmSource’s Directors and Executive Officers in the Merger”; and

•	that gains from the merger would be taxable to our stockholders for U.S. federal income tax purposes.

The preceding discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. In view of the wide variety of factors considered in connection with the evaluation of the merger and the complexity of these matters, our board of directors found it impracticable, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors the directors considered or determine that any factor was of particular importance in reaching the board’s determination that the merger agreement and the merger are fair to, advisable and in the best interests of PalmSource and our stockholders. Rather, the board viewed its determination as being based upon the judgment of its members, in light of the totality of the information presented and considered, including the knowledge of those members of our business, financial condition and prospects and the advice of our financial and legal advisors. In considering the factors discussed above, individual directors may have given different weights to different factors.

After taking into account the above factors, as well other factors, the board of directors determined that the benefits of the merger outweighed the risks. Accordingly, our board of directors has unanimously adopted the merger agreement and approved the merger. Our board of directors recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Financial Advisor to the Board of Directors

Pursuant to a letter agreement dated as of July 18, 2005 the board of directors engaged Jefferies Broadview, a division of Jefferies & Company, Inc., to act as the board’s financial advisor. The board selected Jefferies Broadview based on its reputation and experience in providing investment banking services, including merger and acquisition advisory services, to information technology, communications, healthcare technology and media companies. At the meeting of the board of directors on September 8, 2005, Jefferies Broadview rendered its oral opinion, subsequently confirmed in writing and referred to in this proxy statement as the Jefferies Broadview opinion, that, as of September 8, 2005, based upon and subject to certain assumptions, qualifications, limitations and factors described in the Jefferies Broadview opinion, the right to receive $18.50 per share in cash as such amount may be adjusted in accordance with the merger agreement, was fair, from a financial point of view, to the holders of our common stock.

Jefferies Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Jefferies Broadview, is attached as Annex B to this proxy statement. You are urged to, and should, read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview’s opinion was directed solely to our board of directors and addresses only the fairness of the merger consideration to be received, from a financial point of view, to holders of our common stock. The Jefferies Broadview opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder or any other person as to how to vote or act with respect to the merger. The summary of the Jefferies Broadview opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of that opinion.

In connection with rendering its opinion, Jefferies Broadview, among other things:

•	reviewed the terms of the merger agreement in the form of the draft furnished to Jefferies Broadview by PalmSource’s legal counsel on September 8, 2005, which, for the purposes of this opinion, Jefferies Broadview assumed, with PalmSource’s permission, to be identical in all material respects to the merger agreement to be executed;

•	reviewed PalmSource’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005, including the audited financial statements included therein;

•	reviewed certain internal financial and operating information for PalmSource, including quarterly financial projections through fiscal year 2006, prepared and furnished to Jefferies Broadview by PalmSource’s management;

•	participated in discussions with our management concerning the operations, business strategy, current financial performance and prospects for PalmSource;

•	discussed with our management its view of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for our common stock;

•	compared certain aspects of our financial performance with those of public companies Jefferies Broadview deemed comparable;

•	analyzed available information, both public and private, concerning other mergers and acquisitions Jefferies Broadview believes to be comparable in whole or in part to the merger;

•	reviewed recent equity research analyst reports covering PalmSource, including projections through fiscal year 2008 contained therein;

•	assisted in negotiations and discussions related to the merger among PalmSource, ACCESS Co. and their respective financial and legal advisors; and

•	conducted other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate for purposes of the Jefferies Broadview opinion.

In rendering its opinion, Jefferies Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available or furnished to Jefferies Broadview by PalmSource or our advisors. With respect to the financial projections examined by Jefferies Broadview, Jefferies Broadview assumed, with the board of director’s permission, that such projections were reasonably prepared and reflected the best available estimates and good faith judgments of PalmSource’s management as to our future performance. Jefferies Broadview assumed, with the board of directors’ permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the merger and that the merger will be consummated in accordance with applicable laws and regulations and the terms of the merger agreement as set forth in the September 8, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. The Jefferies Broadview opinion does not address the relative merits of the merger as compared to other business strategies that might be available to PalmSource, nor does it address the underlying business decision of PalmSource to proceed with the merger. Jefferies Broadview did not make or take into account any independent appraisal or valuation of any of our assets or liabilities, contingent or otherwise. Jefferies Broadview expressed no view as to the federal, state or local tax consequences of the merger.

For purposes of its opinion, Jefferies Broadview assumed that PalmSource was not then involved in any material transaction other than the merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting our business. The Jefferies Broadview opinion was necessarily based upon market, economic, financial and other conditions as they existed as of September 8, 2005 and should be evaluated as of that date. It should be understood that Jefferies Broadview did not undertake any obligation to update, revise or reaffirm its opinion to reflect the effect of subsequent developments.

The following is a summary explanation of the various sources of information and valuation methodologies employed by Jefferies Broadview in rendering its opinion. These analyses were presented to our board of directors at its meeting on September 8, 2005. This summary includes the financial analyses used by Jefferies Broadview and deemed by it to be material, but does not purport to be a complete description of the analyses performed by Jefferies Broadview in arriving at its opinion. Except as otherwise expressly noted below, Jefferies Broadview did not explicitly assign any relative weights to the various factors and analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Jefferies Broadview, the tables must be read together with the text of each corresponding summary. The tables alone do not constitute a complete description of the financial analyses performed.

PalmSource Stock Performance Analysis

Jefferies Broadview examined the daily historical volume and trading prices of our common stock. Jefferies Broadview also compared the recent stock performance of PalmSource with that of the NASDAQ Composite Index and an index constructed by Jefferies Broadview, referred to in this proxy statement as the PalmSource Comparable Index. The PalmSource Comparable Index comprises public companies that Jefferies Broadview deemed comparable to PalmSource. Jefferies Broadview selected six public company comparables categorized as mobile and embedded software companies, with Trailing Twelve Month Revenue (which we refer to as TTM Revenue) between $20 million and $500 million. The PalmSource Comparable Index consists of the following companies: ACCESS Co., Ltd.; Intellisync Corporation; Wind River Systems, Inc.; Openwave Systems Inc.; CEVA, Inc.; and TTP Communications plc.

Public Company Comparables Analysis

Jefferies Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when appropriate, to selected historical and projected operating metrics in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Jefferies Broadview compared financial information of PalmSource with publicly available information for the companies included in the PalmSource Comparable Index. For this analysis, as well as other analyses, Jefferies Broadview examined publicly available information, including Revenue and Earnings Before Interest and Taxes (referred to in this proxy statement as EBIT) and Price to Earnings Ratio divided by Long Term Earnings Per Share Growth Rate (referred to in this proxy statement as PEG), as well as a range of estimates based on equity research analyst reports.

The following table presents, as of September 7, 2005, the median multiples and the range of multiples for the PalmSource Comparable Index of Total Enterprise Value (referred to in this proxy statement as TEV), which is defined as equity market capitalization plus total debt minus cash and cash equivalents, divided by selected operating metrics:

	Median Multiple		Range of Multiples
TEV / TTM Revenue	3.57	x	0.68	x	–	23.61	x
TEV / Projected calendar year 2005 Revenue	3.42	x	0.64	x	–	17.40	x
TEV / Projected calendar year 2006 Revenue	2.95	x	0.56	x	–	13.15	x
TEV / Projected calendar year 2006 EBIT	22.13	x	15.44	x	–	37.59	x
Projected calendar year 2006 PEG	1.32	x	0.78	x	–	15.74	x

The following table presents, as of September 7, 2005, the median implied per-share values and the range of implied per-share values for our common stock, calculated by using the multiples shown above and the appropriate metric of PalmSource.

	Median Implied Value	Range of Implied Values
TEV / TTM Revenue	$19.12	$7.25 – $101.31
TEV / Projected calendar year 2005 Revenue	$16.97	$6.78 – $68.12
TEV / Projected calendar year 2006 Revenue	$16.46	$6.75 – $57.99
TEV / Projected calendar year 2006 EBIT	$10.37	$8.58 – $14.50
Projected calendar year 2006 PEG	$4.85	$2.86 – $57.62

No company included in the PalmSource Comparable Index is identical to PalmSource. In evaluating the comparables, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond our control. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable data.

Transaction Comparables Analysis

Jefferies Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating metrics in order to indicate the value strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed a number of transactions, including those involving companies deemed by Jefferies Broadview to be comparable to PalmSource based on financial performance, market focus, business model and size. Jefferies Broadview reviewed six comparable merger and acquisition transactions, excluding equity investments, from July 1, 2003 through September 6, 2005 involving sellers within the mobile and embedded software market segment, with seller TTM Revenue between $10 million and $500 million, from a financial point of view, including each transaction’s: Adjusted Price (defined as the consideration paid for the seller’s equity plus the seller’s debt minus the seller’s cash); seller TTM Revenue; and ratio of Adjusted Price to the seller’s TTM Revenue. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential mergers and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisitions of:

•	Synchrologic, Inc. by Intellisync Corporation;

•	Confidential by Confidential;

•	Confidential by Confidential;

•	Extended Systems Incorporated by Sybase, Inc.;

•	MDSI Mobile Data Solutions Inc. by Vista Equity Partners; and

•	Digia Oyj by SysOpen Plc.

The following table presents, as of September 6, 2005, the median multiple and the range of multiples of Adjusted Price divided by the seller’s TTM Revenue for the transactions listed above:

	Median Multiple		Range of Multiples
Adjusted Price / TTM Revenue	2.05	x	0.13	x	–	7.65	x

The following table presents, as of September 6, 2005, the median implied per-share value and the range of implied per-share values of our common stock, calculated by multiplying the multiples shown above by the appropriate operating metric of PalmSource:

	Median Implied Value	Range of Implied Values
Adjusted Price / TTM Revenue	$12.85	$4.97 – $35.84

No transaction utilized as a comparable in the transaction comparables analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond our control. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Paid Analysis

Jefferies Broadview considered the premiums paid above a seller’s share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, Jefferies Broadview reviewed thirty-eight transactions involving publicly held North American software vendors from July 1, 2003 to September 6, 2005 with equity consideration between $50 million and $500 million. Transactions were selected from Jefferies Broadview’s proprietary database of published and confidential mergers and acquisition transactions in the information technology, communications, healthcare technology and media industries. These transactions consisted of the acquisitions of:

•	Nuance Communications, Inc. by ScanSoft, Inc.;

•	Netegrity, Inc. by Computer Associates International, Inc.;

•	Mercator Software, Inc. by Ascential Software Corporation;

•	Digital Impact, Inc. by Acxiom Corporation;

•	Concord Communications, Inc. by Computer Associates International, Inc.;

•	Niku Corporation by Computer Associates International, Inc.;

•	Lightspan, Inc. by PLATO Learning, Inc.;

•	FreeMarkets, Inc. by Ariba, Inc.;

•	Sanchez Computer Associates, Inc. by Fidelity National Financial, Inc.;

•	MDSI Mobile Data Solutions by Vista Equity Partners;

•	Group 1 Software, Inc. by Pitney Bowes Inc.;

•	ON Technology Corporation by Symantec Corporation;

•	Brio Software, Inc. by Hyperion Solutions Corporation;

•	Novadigm, Inc. by Hewlett-Packard Company;

•	Plumtree Software, Inc. by BEA Systems, Inc.;

•	Blue Martini Software, Inc by Golden Gate Capital Management, LLC;

•	AD OPT Technologies Inc. by Kronos Inc.;

•	Verisity, Ltd. by Cadence Design Systems, Inc;

•	Financial Models Company Inc. by SS&C Technologies, Inc.;

•	SeeBeyond Technology Corporation by Sun Microsystems, Inc.;

•	Rogue Wave Software, Inc. by Quovadx, Inc.;

•	Marimba, Inc. by BMC Software, Inc.;

•	Extended Systems Inc. by Sybase, Inc.;

•	Latitude Communications, Inc. by Cisco Systems, Inc.;

•	Timberline Software Corporation by Sage Group plc (Best Software);

•	Speedware Corporation by Activant Solutions, Inc.;

•	iManage, Inc. by Interwoven, Inc.;

•	MAPICS, Inc. by Infor Global Solutions;

•	Concerto Software, Inc. by Melita International, Ltd.;

•	Vastera, Inc. by JPMorgan Chase & Company;

•	Ross Systems, Inc. by Chinadotcom Corporation (CDC Software Holdings Inc.);

•	E.piphany, Inc. by SSA Global Technologies, Inc.;

•	QRS Corporation by Inovis International Inc.;

•	Practiceworks, Inc. by Eastman Kodak Company;

•	Cedara Software Corporation by Merge Technologies Inc. (Merge eFilm);

•	Pivotal Corporation by Chinadotcom Corporation (CDC Software Holdings Inc.);

•	Landacorp, Inc. by SHPS Holdings, Inc.; and

•	Optika Inc. by Stellent, Inc.

The following table presents, as of September 6, 2005, the median premium and the range of premiums (discounts) for those transactions calculated by dividing:

(1) the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

(2) the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums
Premium Paid to Seller’s Equity Market Capitalization One Trading Day Prior to Announcement	27.8%	(0.5)%	–	83.5%
Premium Paid to Seller’s Equity Market Capitalization Twenty Trading Days Prior to Announcement	44.6%	(8.6)%	–	108.4%

The following table presents, as of September 6, 2005, the median implied value and the range of implied values of our common stock, calculated by using the premiums shown above and the share price of our common stock twenty trading days and one trading day prior:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller’s Equity Market Capitalization One Trading Day Prior to Announcement	$12.96	$10.09	–	$18.61
Premium Paid to Seller’s Equity Market Capitalization Twenty Trading Days Prior to Announcement	$11.36	$7.18	–	$16.38

No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparable transactions, Jefferies Broadview made numerous assumptions with respect to the software industry’s performance and general economic conditions, many of which are beyond PalmSource’s control. Mathematical analysis, such as determining the average, median or range, is not in itself a meaningful method of using comparable transaction data.

Present Value of Future Projected Share Price Analysis Based On Revenue

Jefferies Broadview calculated the present value of the projected share price of shares of our common stock on a standalone basis using equity research analyst estimates for the twelve months ending December 31, 2006. The implied share price calculated using the median TEV / TTM Revenue ratio for the public company comparables, our revenue for the twelve months ended December 31, 2006 and discounted based on the Capital Asset Pricing Model using the median capital-structure adjusted beta for the public company comparables is $13.60.

The analysis implies the following medians and ranges for per share value:

	Implied Median Value	Range of Implied Values
Projected calendar year 2006 Revenue	$13.60	$4.46 – $19.50

Consideration Of The Discounted Cash Flow Valuation Methodology

While discounted cash flow is a commonly used valuation methodology, Jefferies Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies that exhibit relatively steady or somewhat predictable streams of future cash flow. For a company such as PalmSource, with very limited intermediate and long-term visibility, a preponderance of the value in a valuation based on discounted cash flow will be in the terminal value of the entity, which is extremely sensitive to assumptions about the sustainable long-term growth rate of PalmSource. Given the inability to develop reliable long-term forecasts and the uncertainty in forecasting the product mix, operating performance, future cash flows and sustainable long-term growth rate for PalmSource, Jefferies Broadview considered a discounted cash flow analysis inappropriate for valuing PalmSource.

The preparation of a fairness opinion is a complex process involving determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the Jefferies Broadview opinion. In arriving at its opinion, Jefferies Broadview considered the results of all of its analyses as a whole and, except as expressly noted above, did not attribute any particular weight to any analysis or factor considered by it; rather, Jefferies Broadview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain Jefferies Broadview analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Jefferies Broadview. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. The cash consideration amount pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s-length negotiations between PalmSource and ACCESS Co. and were approved by our board of directors subsequent to the determinations and recommendation of the board of directors. Jefferies Broadview did not recommend any specific consideration to the board of directors or that any specific consideration constituted the only appropriate consideration with respect to the merger agreement and the transactions contemplated thereby, including the merger. In addition, Jefferies Broadview’s opinion and presentation to the board of directors was one of many factors taken into consideration by the board of directors in making its decision to approve the merger agreement and the transactions contemplated thereby, including the merger. Consequently, the Jefferies Broadview analyses as described above should not be viewed as determinative of the opinion of the board of directors with respect to the value of PalmSource or whether our board of directors would have been willing to agree to different consideration.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, Jefferies Broadview was of the opinion that, as of September 8, 2005, the $18.50 per share in cash, as such amount may be adjusted in accordance with the merger agreement, to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders.

Jefferies Broadview acted as financial advisor to our board of directors, received a customary fee from PalmSource upon delivery of its opinion and will receive an additional customary fee upon the successful conclusion of the merger. Jefferies Broadview will also be reimbursed for its reasonable and customary expenses, and it and related parties will be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection therewith. Jefferies Broadview was not requested to provide, or to identify potential sources of, financing to PalmSource. Except as set forth in the preceding sentence, no limitations were imposed on Jefferies Broadview by PalmSource with respect to the investigations made or procedures followed by Jefferies Broadview in rendering its opinion.

Jefferies Broadview and its affiliates in the future may provide investment banking, financial and advisory services to PalmSource, ACCESS Co. or their affiliates unrelated to the proposed merger, for which services they expect to receive, compensation.

In the ordinary course of their businesses, Jefferies Broadview and its affiliates may publish research reports regarding the securities of PalmSource and our affiliates or affiliates of ACCESS Co., may actively trade or hold such securities for accounts of Jefferies Broadview and its affiliates and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

Certain Projected Financial Information

We do not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, except for periodic guidance that we provide in connection with the release of our quarterly results of operations. However, in connection with our strategic review process, we provided to Jefferies Broadview and certain bidders, including ACCESS Co., internal projections for fiscal year 2006. The projections showed total gross revenue of $68 million.

We did not prepare these projections with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or generally accepted accounting principles. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained in these projections nor have they expressed any opinion or given any form of assurance on this information or its achievability.

In preparing these projections, we necessarily made numerous assumptions, many of which are beyond our control and may prove not to have been, or may no longer be, accurate. Except as otherwise indicated, this information does not reflect revised prospects for our business, changes in general business and economic conditions or any other transaction or event that has occurred or that may occur and that we did not anticipate at the time we prepared this information. Accordingly, this information is not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth above, and you should not regard our including these projections in this proxy statement as a representation that they will be achieved.

The projections set forth above are not guarantees of performance. They involve risks, uncertainties and assumptions. The future financial results and shareholder value of PalmSource may differ materially from those expressed in these projections. Many of the factors that will determine these results and values are beyond our ability to control or predict. Except to the extent required under applicable laws, we do not intend to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections. See “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” on page 7 of this proxy statement.

Delisting and Deregistration of PalmSource’s Common Stock

If the merger is completed, our common stock will be removed from quotation on The Nasdaq National Market and deregistered under the Securities Exchange Act of 1933, as amended, and we will no longer file periodic reports with the SEC.

Interests of PalmSource’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have financial interests in the merger that are in addition to, or different from, their interests as our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement.

Management Retention Agreements

PalmSource is a party to management retention agreements with each of Patrick McVeigh, Jeanne Seeley and Michael Kelley, our interim chief executive officer, chief financial officer and senior vice president, research and development, respectively. Each management retention agreement provides that, if a change of control of PalmSource occurs and within 12 months following the change of control the executive is terminated involuntarily by PalmSource other than for cause (as defined in the agreement) or the executive voluntarily resigns employment with PalmSource for good reason (as defined in the agreement) and signs a mutual release with PalmSource, then the executive is entitled to receive from PalmSource:

•	a lump sum payment equal to 100% of the executive’s annual base salary and targeted annual bonus;

•	continued employee benefits until the earlier of two years from the date of termination or the date upon which the executive and the executive’s dependents become covered under another employer’s comparable plans;

•	100% of the higher of the executive’s target bonus as in effect for the fiscal year in which the change of control occurs or the target bonus as in effect for the fiscal year in which the termination occurs, in either case prorated by the number of days worked in the year, whichever target bonus is higher; and

•	acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation the executive holds at such time.

The outstanding stock options and restricted stock held by each of the executives is detailed in the chart below. See “—Stock Options and Restricted Stock.” In addition, each management retention agreement provides that if the severance and other benefits provided for by the management retention agreement, or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will also receive:

•	a payment sufficient to pay the excise tax; and

•	an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to the executive.

The merger will constitute a “change of control” under each of these management retention agreements.

Stock Options and Restricted Stock

Our directors and executive officers holding in-the-money options and restricted stock will have those options and that restricted stock converted into the merger consideration and will vest into that merger consideration pursuant to the vesting schedules applicable to those options and that restricted stock. As discussed in “THE MERGER AGREEMENT—Treatment of Common Stock and Other Equity Based Rights,” beginning on page 31 of this proxy statement, each outstanding stock option with an exercise price less than $18.50 per share, whether or not exercisable, including options held by our directors and executive officers, will be converted into the right to receive an amount in cash equal to the difference between $18.50 and the exercise price payable on the vesting schedule of the original grant pursuant to which the option was granted. Each option with an exercise price greater than $18.50 per share will, immediately prior to the closing of the merger, be accelerated and, to the extent not exercised, will be cancelled when the merger occurs. In addition, each outstanding, unvested share of restricted stock, including each share of restricted stock held by our directors and executive officers, will be converted into the right to receive $18.50, payable on the vesting schedule of the original award or agreement pursuant to which the restricted stock was issued.

The following table indicates the cash merger consideration (less applicable withholding tax) our directors and executive officers may receive for options with an exercise price less than $18.50 per share to the extent each of those directors and executive officers is providing services to the surviving corporation as of his or her respective vesting date:

Name	Number of Option Shares (#)	Option Exercise Prices ($)	Approximate Settlement Amount of Vested Options	Approximate Settlement Amount of Unvested Options
Executive Officers
Patrick McVeigh	100,000	$10.03	$—	847,000	(1)
Jeanne Seeley	100,000	9.25	—	925,000	(2)
Michael Kelley	50,000	9.17	—	466,500	(3)

Directors
Andre Dahan	20,000	$8.99	$—	190,200	(4)
Howard P. Edelstein	10,000	10.05	—	84,500	(5)
Jean-Louis F. Gassée	10,000	10.05	—	84,500	(5)
William L. Keever	20,000	9.20	—	186,000	(6)
Betsy Rafael	10,000	10.05	—	84,500	(5)
John B. Shoven	10,000	10.05	—	84,500	(5)

Total	330,000		$—	2,952,700

(1)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 25% of the options on February 7, 2006 and 1/48th monthly thereafter.
(2)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 25% of the options on February 28, 2006 and 1/48th monthly thereafter.
(3)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 25% of the options on August 24, 2006 and 1/48th monthly thereafter.
(4)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 25% of the options each year over the four years beginning May 2, 2006.
(5)	Provided that the conditions to vesting are met, the settlement amount will be received on June 3, 2006.
(6)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 25% of the options each year over the four years beginning March 22, 2006.

In addition, our executive officers may receive cash payments for unvested shares of restricted stock, over time and without interest, in accordance with the vesting schedule set forth in the agreement by which those shares of restricted stock were issued in the approximate amounts (before withholding) indicated in the following table:

Name	Number of Shares	Vesting Schedule	Approximate Stock Settlement Amount
Executive Officers
Patrick McVeigh	19,500	(1)	$360,750
Jeanne Seeley	16,500	(1)	305,250
Michael Kelley	22,950	(2)	424,575

Total	58,950		$1,090,575

(1)	Provided that the conditions to vesting are met, the settlement amount will be received with respect to 33.33% of the shares on December 2, 2005, 33.33% of the shares on March 3, 2006 and the remainder on June 2, 2006.
(2)	Provided that the conditions to vesting are met, $147,075 of the settlement amount will be received by Mr. Kelley as follows: 33.33% on December 2, 2005, 33.33% on March 3, 2006 and the remainder on June 2, 2006. $277,500 of the settlement amount will be received by Mr. Kelley as follows: 50% on April 28, 2006 and the remaining 50% on April 28, 2007.

Indemnification and Insurance

As is customary, ACCESS Co. has agreed that it will cause PalmSource to indemnify, after the merger occurs, each of our directors and officers who served in those capacities prior to the merger with respect to claims arising from acts or omissions that occurred prior to the merger.

In addition, ACCESS Co. has agreed to cause PalmSource to use its reasonable best efforts to maintain for a period of six years after completion of the merger the current directors’ and officers’ liability insurance policies maintained by PalmSource for acts or omissions by officers or directors occurring at or prior to the time the merger occurs, or policies with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of our current policy, although ACCESS Co. will not be required to pay annual premiums in excess of 250% of the last annual premium we paid prior to the merger. In that case, ACCESS Co. will purchase as much coverage as possible for an annual premium equal to 250% of our last annual premium.

For a more detailed discussion of the merger agreement’s provisions concerning indemnification and insurance, see “THE MERGER AGREEMENT—Indemnification and Insurance” beginning on page 39 of this proxy statement.

Employee Benefits

ACCESS Co. has agreed to provide for a period of 12 months following the merger, to all our officers and other employees who continue to be employed by PalmSource or our subsidiary following the merger (but only during such time as they are employed by PalmSource or our subsidiary) employee benefits that are substantially similar in the aggregate to benefits (other than equity based benefits) provided by us immediately prior to the merger. Starting six months after the merger, ACCESS Co. may start to substitute for the benefits referred to above benefits on terms that in the aggregate are substantially equivalent to those provided to similarly situated employees of ACCESS Co. or its similar-situated subsidiaries (other than equity based benefits). In addition, ACCESS Co. has agreed to undertake commercially reasonable efforts on behalf of our officers and other employees who continue to be employed following the merger (and who are eligible to participate in ACCESS Co.’s employee benefit plans) to (i) waive for the applicable officer or other employee certain waiting periods and exclusions for pre-existing conditions, under ACCESS Co.’s employee benefit plans, (ii) provide credit for certain co-payments and deductibles paid by an officer or other employee prior to transfer to an ACCESS Co. employee benefit plan, and (iii) and recognize prior service credit of our officers and other employees for purposes of determining eligibility and vesting under certain employee benefit plans of ACCESS Co.

For a more detailed discussion of the merger agreement’s provisions concerning employee benefits, see “THE MERGER AGREEMENT—Employee Obligations” beginning on page 39 of this proxy statement.

REGULATORY MATTERS

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (referred to in this proxy statement as the HSR Act), mergers and acquisitions that meet certain jurisdictional thresholds—such as the merger—may not be completed until the expiration or termination of a waiting period that follows the filing of notification forms by both parties to the transaction with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (referred to in this proxy statement as the FTC and the DOJ, respectively). For the merger, the initial waiting period is 30 days, but this period may be shortened (if the FTC grants “early termination” of the waiting period) or lengthened (if the FTC or the DOJ determine that a detailed investigation is required, and issue a formal request for additional information and documentary material). We and ACCESS Co. filed pre-merger notifications pursuant to the HSR Act with the FTC and the DOJ on or before September 20, 2005, and have requested “early termination” of the waiting period.

We are not aware of any state regulatory requirements that remain to be complied with in order to complete the merger, other than filing the certificate of merger with the Secretary of State of the State of Delaware. Nevertheless, the merger may be reviewed by various state attorneys general. These authorities may be empowered under applicable laws and regulations to investigate or disapprove the merger under the circumstances and based upon the review provided for under those laws and regulations.

At any time before or after the effective time of the merger, the DOJ, the FTC or others could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger, to impose civil penalties or to conditionally approve the merger upon divestiture of substantial assets of ACCESS Co. or PalmSource. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

We and ACCESS Co. conduct operations in a number of other foreign jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. We do not currently believe that any such filings or approvals are required to consummate the merger. If either PalmSource or ACCESS Co. determines that any such filings or approvals would be required or advisable, the additional filings will be made or the additional approvals sought.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material United States federal income tax consequences to stockholders of PalmSource whose shares of common stock will be converted into cash in the merger (referred to in this proxy statement as converting stockholders). This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect and interpreted as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This discussion does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, the merger (whether or not those transactions are undertaken in connection with the merger).

The discussion below generally assumes that converting stockholders are “United States persons” and hold shares of common stock of PalmSource as capital assets. In this proxy statement, the term “United States person” means (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for U.S. federal income tax purposes as created or organized in or under) the laws of the United States, any state thereof or the District of Columbia; (iii) an estate subject to U.S. federal income taxation without regard to the source of its income; and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b) the trust has in effect a valid election to be treated as a U.S. person within the meaning of United States Treasury Regulations. This discussion does not address all aspects of United States federal income taxation that may be relevant to (i) a particular converting stockholder in light of the stockholder’s individual circumstances or (ii) those converting stockholders subject to special treatment under the United States federal income tax laws, such as (a) financial institutions, insurance companies, dealers or brokers in securities, persons that hold shares of common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or persons that mark-to-market their securities; (b) pass-through entities or investors in pass-through entities; (c) retirement plans or other tax-exempt organizations; (d) non-United States persons or United States expatriates; (e) converting stockholders subject to the United States federal alternative minimum tax; or (f) converting stockholders who acquired shares of common stock as restricted stock, pursuant to the exercise of stock options, pursuant to participation in an employee stock purchase plan or otherwise as compensation. This discussion does not address the United States federal income tax considerations that affect the treatment of an entity that is a partnership for United States federal income tax purposes and that holds our common stock, or of the partners of such a partnership. In addition, this discussion does not address any aspect of foreign, state or local or estate and gift taxation that may be applicable to particular converting stockholders. OUR STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

The conversion of common stock into cash in the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a converting stockholder will recognize gain or loss equal to the difference between the converting stockholder’s adjusted tax basis in shares of common stock and the amount of cash the converting stockholder receives for these shares in the merger. Gain or loss will be calculated separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). If a converting stockholder has held shares of common stock for more than one year at the effective time of the merger, the gain or loss will be long-term capital gain or loss; if the converting stockholder has held shares for one year or less, the gain or loss will be short-term capital gain or loss. The deductibility of a capital loss recognized on the exchange may be subject to limitation. Converting stockholders are encouraged to consult their tax advisors in this regard.

Under the United States federal income tax backup withholding rules, unless an exemption applies, ACCESS Co. generally is required to and will withhold 28% of all payments to which a converting stockholder is entitled in the merger, unless the converting stockholder (1) is a corporation or comes within other exempt categories and demonstrates this fact, or (2) provides a correct taxpayer identification number (social security number, in the case of an individual, or employer identification number, in the case of other converting stockholders), certifies under penalties of perjury that the taxpayer identification number is correct (or properly certifies that the converting stockholder is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

Each converting stockholder should complete, sign and return to the exchange agent for the merger the substitute Form W-9 that each stockholder will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the exchange agent. The exceptions provide that certain converting stockholders (including, among others, corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.”

Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a converting stockholder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

The foregoing discussion of material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any stockholder. PalmSource urges you to consult your own tax adviser to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of common stock pursuant to the merger.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement among PalmSource, ACCESS Co. and the merger subsidiary, but does not purport to describe all of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. Please read the full text of the merger agreement because it is the legal document that governs the merger. This proxy statement includes the merger agreement to provide you with information about its terms. Neither the merger agreement nor this description of the merger agreement is intended to provide you with any other factual information about PalmSource. Factual information about PalmSource can be found elsewhere in this proxy statement and in PalmSource’s other public filings with the Securities and Exchange Commission, which are available without charge at http://www.sec.gov.

Structure and Effective Time of the Merger

Subject to the terms and conditions of the merger agreement, the merger subsidiary will be merged with and into PalmSource, with PalmSource continuing as the surviving corporation. As a result of the merger, PalmSource will cease to be a publicly traded company and will become a wholly owned subsidiary of ACCESS Co. The merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by PalmSource and ACCESS Co. and specified in the certificate of merger).

Treatment of Common Stock and Other Equity Based Rights

Common Stock

Upon the closing of the merger, each outstanding share of our common stock will be converted automatically into the right to receive U.S.$18.50 in cash (without interest and subject to applicable withholding taxes), other than shares of our common stock:

•	owned by PalmSource, ACCESS Co. or the merger subsidiary; or

•	as to which the holder has validly perfected appraisal rights under Section 262 of the Delaware General Corporation Law.

This proxy statement refers to the right to receive $18.50 in cash (without interest and less applicable withholding tax) per share of common stock as the merger consideration.

If the number of outstanding shares of common stock increases or decreases before the merger is completed as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, the merger consideration may increase or decrease accordingly and proportionately. Currently, we do not expect the merger consideration to change.

Options to Acquire Our Common Stock

At the time the merger occurs, each outstanding option to acquire our common stock with an exercise price less than $18.50 per share (referred to in this proxy statement as an “in-the-money-option”) will be converted into the right to receive an amount in cash equal to $18.50 less the exercise price. For each in-the-money option that is vested when the merger occurs, ACCESS Co. will:

•	assume the obligation to pay $18.50 less the applicable exercise price; and

•	pay the applicable amount for each option promptly after the merger occurs.

For each in-the-money option that is not vested when the merger occurs, ACCESS Co. will:

•	assume the obligation to pay $18.50 less the applicable exercise price; and

•	pay the applicable amount for each option (less any applicable withholding tax) over time and without interest promptly in accordance with the vesting schedule applicable to the option.

All terms and conditions applicable to in-the-money options not vested when the merger occurs (including vesting schedule) will apply to the right to receive merger consideration for those options.

Outstanding options to common stock with an exercise price greater than $18.50 per share will, immediately prior to the merger, be accelerated and, to the extent not exercised, be cancelled when the merger occurs.

Restricted Stock

For each outstanding share of restricted stock that is not vested when the merger occurs, ACCESS Co. will:

•	assume the obligation to pay $18.50; and

•	pay the merger consideration (less any applicable withholding tax) over time and without interest promptly after the restricted stock vests.

All terms and conditions applicable to shares of restricted stock (including vesting schedule and any risk of forfeiture) will apply to the right to receive merger consideration for those shares.

We have agreed to terminate our employee stock purchase plan prior to the time the merger occurs.

Exchange Procedures and Payment of Merger Consideration

At or prior to the time the merger occurs, ACCESS Co. will appoint a bank or trust company (referred to in this proxy statement as the exchange agent) to act as exchange agent for payment of the merger consideration and, immediately after the merger becomes effective, deposit, for the benefit of our stockholders, an amount in cash equal to the product of the merger consideration and the total number of outstanding shares of our common stock entitled to receive the merger consideration.

Promptly following the closing of the merger, the exchange agent will mail to each record holder of certificates or electronic book entry positions that immediately prior to the merger represented shares of common stock (referred to in this proxy statement as certificates) a letter of transmittal and instructions on how to surrender those certificates in exchange for merger consideration. The exchange agent will promptly pay the merger consideration to certificate holders of record after they have surrendered their certificates and provided a properly completed transmittal and any other required documents.

Interest will not be paid or accrue on the merger consideration, regardless of when the merger consideration is received by a stockholder, and the amount of merger consideration paid to a stockholder by the exchange agent may be reduced by applicable withholding taxes.

If the exchange agent is requested to pay some or all of the merger consideration to a person other than the record holder of a certificate, the holder must properly endorse his, her or its certificate or the certificate must otherwise be in proper form for transfer and deliver to the exchange agent all documents required for the transfer, including evidence that any applicable stock transfer taxes have been paid. A properly executed transmittal letter and any other required documents must also be provided before the exchange agent will pay the merger consideration to a person other than the record holder of a certificate.

With respect to any lost, stolen or destroyed certificate, in order to receive the applicable merger consideration, the person claiming the certificate to be lost, stolen or destroyed will be required to provide an affidavit of that fact and may be required to post a bond in a reasonable amount as indemnity against any claim that may be made against ACCESS Co. with respect to that certificate.

Commencing six months after the merger occurs:

•	any portion of the merger consideration deposited with the exchange agent that remains undistributed will be delivered to PalmSource;

•	PalmSource will commence to act as the exchange agent; and

•	our stockholders as of immediately prior to the merger may look solely to PalmSource (as general creditors) for any amounts owed to them.

Neither ACCESS Co., nor the merger subsidiary, nor PalmSource, nor the exchange agent, nor any employee of any of these entities, will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Directors and Officers

The directors of the merger subsidiary as of immediately prior to the merger will become the directors of PalmSource immediately after the merger occurs. Unless the merger subsidiary otherwise notifies PalmSource prior to the time the merger occurs, our officers as of immediately prior to the merger will continue to be the officers of PalmSource after the merger occurs.

Representations and Warranties

The merger agreement contains representations and warranties that we made to ACCESS Co. and representations and warranties that ACCESS Co. made to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations, including qualifications contained in schedules that are not included in the merger agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality different from that generally applicable to public disclosures to equity holders, such as you, or because they were used for the purpose of allocating risk between ACCESS Co. and PalmSource. For these reasons, you should not rely on the representation and warranties contained in the merger agreement as statements of factual information.

Representations and Warranties by PalmSource

Representations and warranties PalmSource made to ACCESS Co. in the merger agreement relate to, among other things:

•	the organization, standing, qualification to carry on its business and other corporate matters of PalmSource and our subsidiaries;

•	our capitalization;

•	ownership of our subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement by and against PalmSource and related matters;

•	the absence of conflicts with, and violations of, (i) our certificate of incorporation and bylaws, (ii) charter documents of our subsidiaries; (iii) laws and court orders; and (iv) contracts of ours and our subsidiaries, as a result of our execution and delivery of the merger agreement and consummation of the transactions contemplated by, and compliance with the terms of, the merger agreement;

•	consents required in connection with our execution and delivery of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement;

•	compliance of reports, forms, statements and other documents filed by us with the SEC with applicable requirements, and the accuracy of those documents;

•	preparation of our financial statements in accordance with applicable law, accounting requirements and U.S. generally accepted accounting principles;

•	our internal controls;

•	the conduct of business by us and our subsidiaries since June 3, 2005 and the absence of certain changes related to the conduct of business;

•	the absence of undisclosed material obligations or liabilities;

•	legal proceedings;

•	tax matters;

•	employee matters, including employee benefit plans, labor activity and employment practices;

•	compliance with laws and regulations;

•	licenses and permits;

•	government orders applicable to us and our subsidiaries and compliance with those orders;

•	material contracts;

•	ownership of or use rights to the properties and assets of us and our subsidiaries;

•	environmental matters;

•	inapplicability of state anti-takeover laws;

•	insurance;

•	intellectual property;

•	the absence of undisclosed interests of our officers and directors and those of our subsidiaries in (i) the property used by us and our subsidiaries in conducting our and their business; (ii) customers, suppliers, distributors and other with which we and our subsidiaries do business; and (iii) other relationships or understandings with us and our subsidiaries;

•	our receipt of a fairness opinion relating to the merger;

•	our use of brokers and finders in connection with the merger and liability for fees to brokers and finders; and

•	the accuracy and completeness of information provided by us (i) pursuant to the merger agreement and (ii) included in this proxy statement and other documents filed with regulatory agencies in connection with the merger agreement and the merger.

Representations and Warranties by ACCESS Co.

The merger agreement also contains representations and warranties ACCESS Co. made to us, including representations and warranties relating to, among other things:

•	the organization, standing, power to carry on its business and other corporate matters of ACCESS Co. and its subsidiaries;

•	the authorization, execution, delivery and enforceability of the merger agreement by and against ACCESS Co. and the merger subsidiary and related matters;

•	the absence of conflicts with, and violations of, (i) the charter documents of ACCESS Co. and the merger subsidiary; (ii) laws and court orders; and (iii) contracts of ACCESS Co. and its subsidiaries, as a result of the execution and delivery of the merger agreement and consummation of the transactions contemplated by, and compliance with the terms of, the merger agreement by ACCESS Co. and the merger subsidiary;

•	consents required in connection with the execution and delivery by ACCESS Co. and the merger subsidiary of the merger agreement and their consummation of the merger and the other transactions contemplated by the merger agreement;

•	the authorization, execution, delivery, performance and enforceability of the purchase and sale agreement by and against ACCESS Co. and the merger subsidiary;

•	capitalization of the merger subsidiary and other matters relating to the merger subsidiary;

•	ACCESS Co.’s financial capability to pay the merger consideration to each holder of outstanding shares of our common stock;

•	legal proceedings, to the extent any such proceedings would reasonably be likely to prevent ACCESS Co. from consummating the merger;

•	compliance with laws and regulations, to the extent noncompliance would reasonably be likely to prevent ACCESS Co. from consummating the merger;

•	certain government orders applicable to ACCESS Co. and its subsidiaries and compliance with those orders;

•	use of brokers and finders by ACCESS Co. and its subsidiaries in connection with the merger and liability for fees to brokers and finders; and

•	the accuracy and completeness of information provided by ACCESS Co. (i) pursuant to the merger agreement and (ii) included in this proxy statement and other documents filed with regulatory agencies in connection with the merger agreement and the merger.

Conduct of Our Business Pending the Merger

From September 8, 2005, through the time the merger becomes effective (or until the termination of the merger agreement), we have agreed that, except as expressly consented to by ACCESS Co. or provided in the merger agreement, we and each of our subsidiaries will:

•	conduct our and their business in the ordinary course consistent in all material respects with past practice;

•	use reasonable commercial efforts consistent with past practices and policies to preserve the present business organization, keep available the services of present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which we and they have business dealings; and

•	take no action which would adversely affect or delay in any material respect the ability of us or ACCESS Co. to obtain any necessary government approvals required for the transactions contemplated by the merger agreement.

In addition, we have agreed that during the same period, except as expressly provided in the merger agreement, neither we nor any of our subsidiaries will do any of the following without the prior written consent of ACCESS Co.:

•	cause or permit any modification of our or their charter or other organizational documents;

•	declare or pay any dividends on, or make any other distributions in respect of, any capital stock (other than dividends and distributions by one of our wholly owned subsidiaries to PalmSource or to another wholly owned subsidiary);

•	split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities, or repurchase or otherwise acquire any outstanding shares of capital stock (except from former employees, directors and consultants pursuant to agreements that provide for the repurchase of shares in connection with termination of services to PalmSource or any of our subsidiaries);

•

issue, deliver, sell, purchase or authorize, or propose the issuance, delivery, sale or purchase of any shares of capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements of any character obligating the issuance of any shares or other convertible securities (except the issuance of shares of common stock upon the exercise of specified stock options outstanding on the date of the merger agreement or the issuance of specified stock options);

•	transfer to any person or entity any rights in or to any of our intellectual property other than the transfer of non-exclusive rights in the ordinary course of business consistent with past practice;

•	enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of our products or technology;

•	sell, transfer, lease, license or otherwise dispose of or encumber any properties or assets (including our intellectual property), except in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business consistent with past practice (i) incur any indebtedness for borrowed money; (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person or entity; or (iii) cancel, release, assign or modify any amount of indebtedness of any other person or entity;

•	enter into any lease for real property or any material operating lease;

•	pay, discharge, settle or satisfy claims, actions, litigation, arbitrations or proceedings arising above a certain amount other than in the ordinary course of business consistent with past practice, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in our financial statements; (ii) pursuant to court orders entered against PalmSource; or (iii) as otherwise permitted pursuant to the merger agreement;

•	make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $500,000; and (ii) pursuant to specified contracts or commitments;

•	materially reduce the amount of any material insurance coverage provided by existing insurance policies;

•	subject to specified exceptions, (i) adopt or amend any of our employee benefit plans in a manner that will increase the benefits to be provided to any current or former director, officer or employee; (ii) provide any salary or bonus guarantee to any employees other than pursuant to existing agreements or (iii) other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of any employees;

•	grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, in each case except payments made pursuant to written plans or agreements outstanding, or written policies in effect on September 8, 2005;

•	commence certain actions, suits or proceedings;

•	acquire, or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to PalmSource and our subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of any entity which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of that entity;

•	other than in the ordinary course of business consistent with past practice or as required by applicable law, make specified changes in respect of taxes;

•	revalue any assets other than in the ordinary course of business consistent with past practice or as required by applicable law;

•	make any material change to our accounting methods or practices, except as may be required by U.S. generally accepted accounting principles or SEC regulations;

•	change domain names or fail to renew existing domain name registrations on a timely basis;

•	except as required by applicable law or directive of a governmental entity (i) implement or adopt any material change in our risk management procedures or practices; (ii) fail to follow our existing policies or practices with respect to managing our exposure to risk; or (iii) fail to use commercially reasonable means to avoid any material increase in our aggregate exposure to risk;

•	enter into any contract or commitment involving payments, either individually or in the aggregate, in excess of $100,000, or modify or waive any of the terms of specified contracts other than in the ordinary course of business;

•	terminate or waive any right of material value to PalmSource, except in the ordinary course of business; or

•	take or agree to take any of the foregoing actions.

No Solicitation

The merger agreement contains certain agreements by us regarding takeover proposals and superior proposals.

The merger agreement defines a “takeover proposal” as any inquiry, proposal or offer to acquire, in a single transaction or series of transactions, beneficial ownership of, among other things:

•	assets that constitute 20% or more of the consolidated revenues, net income or assets of PalmSource and our subsidiaries; or

•	20% or more of any class of equity securities of PalmSource or any of our subsidiaries.

The merger agreement defines a “superior proposal” as an unsolicited written proposal:

•	to acquire, directly or indirectly, more than 50% of the outstanding shares of our common stock or to acquire, directly or indirectly, all or substantially all of our assets;

•	otherwise on terms which our board of directors determines in good faith (after receiving advice of its independent financial advisors) to be more favorable to our stockholders from a financial point of view than the merger (including any adjustment to the terms and conditions of the merger that may be made by ACCESS Co. in response to the other proposal); and

•	which, in the good faith, reasonable judgment of board of directors, is reasonably likely to be consummated within a reasonable time, taking into consideration all financial, regulatory, legal and other aspects of the proposal.

We agreed, on September 8, 2005, to immediately cease all activities, discussions or negotiations with any parties with respect to any takeover proposal or related inquiry or offer. We also agreed to immediately request the return or destruction of all confidential information regarding PalmSource provided to any party prior to September 8, 2005, with respect to any takeover proposal.

If we receive a takeover proposal before the merger occurs, we must:

•	promptly provide written notice to ACCESS Co., including in the notice the material terms and conditions of the takeover proposal and the identity of the person or group making the takeover proposal;

•	promptly provide to ACCESS Co. any non-public information concerning PalmSource provided to the person or group making the takeover proposal which was not previously provided to ACCESS Co.; and

•	keep ACCESS Co. fully informed of the status and details of any takeover proposal.

We have also agreed that, except as noted below, we will not, directly or indirectly:

•	solicit, initiate or encourage any inquiries regarding or the submission of any takeover proposal;

•	participate in any discussions regarding, or furnish any information with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, takeover proposal; or

•	enter into any agreement with respect to, approve or resolve to approve any takeover proposal.

However, we may:

•	in accordance with SEC rules, take and disclose to our stockholders a position with respect to a tender or exchange offer made by a party other than ACCESS Co.;

•	make disclosures to our stockholders that, in the good faith judgment of our board of directors (after receiving advice from outside counsel), are required under applicable law; and

•	participate in discussions and negotiations concerning a superior proposal, or a takeover proposal that our board of directors determines in good faith (after receiving advice of independent financial advisors) is reasonably likely to be a superior proposal, if:

•	our stockholders have not approved the merger;

•	the proposal did not result from a breach of our obligations under the merger agreement not to solicit, initiate or encourage any takeover proposal; and

•	our board of directors has determined in good faith (after receiving advice of outside counsel) that participation in those discussions and negotiations is required to discharge the directors’ fiduciary duties to our stockholders.

In connection with those discussions and negotiations, we may furnish information concerning our business, properties or assets to the party making the proposal pursuant to a confidentiality agreement with terms and conditions at least as restrictive on the recipient of that information as the confidentiality agreement between PalmSource and ACCESS Co. is on ACCESS Co.

We may also withdraw or modify our board of directors’ recommendation to approve the merger if:

•	our stockholders have not approved the merger;

•	we have given ACCESS Co. at least 24 hours’ written notice;

•	our board of directors has determined in good faith (after receiving the advice of outside counsel) that this action is required to discharge the directors’ fiduciary duties to the stockholders under Delaware law; and

•	to the extent that the withdrawal or modification is in connection with a takeover proposal, we follow the requirements (described below) for recommending, approving or accepting a superior proposal.

We may also approve or recommend a superior proposal to our stockholders or accept a superior proposal if:

•	our stockholders have not approved the merger;

•	we have given ACCESS Co. at least 24 hours’ written notice;

•	our board of directors has determined in good faith (after receiving the advice of outside counsel) that this action is required to discharge the directors’ fiduciary duties under Delaware law;

•	we have, at least three business days earlier, advised ACCESS Co. that our board of directors has received a superior proposal which our board intends to accept (specifying the material terms and conditions of the superior proposal);

•	ACCESS Co. has not made an offer that our board concludes in its good faith judgment (after consultation with its financial advisors and outside counsel) is as favorable to our stockholders as the superior proposal; and

•	we terminate the merger agreement and pay ACCESS Co. a termination fee of $9.7 million.

Indemnification and Insurance

ACCESS Co. has agreed to a number of provisions concerning indemnification of our directors, officer and other employees and agents and insurance for certain of our directors and officers, including:

•	refraining from modifying the charter documents of PalmSource after the merger in any manner that would adversely affect potential indemnification rights of persons who were officers, directors, employees and agents of us or any of our subsidiaries prior to the merger, unless the change is required by law;

•	causing PalmSource to indemnify, defend and hold harmless against losses and claims the present and former officers, directors, employees and agents of PalmSource and our subsidiaries with respect to claims arising from acts or omissions prior to the merger in accordance with our charter documents, plans and agreements and those of our subsidiaries;

•	causing PalmSource to use its reasonable best efforts to maintain, for six years after the completion of the merger, directors’ and officers’ liability insurance for acts or omissions by officers or directors occurring at or prior to the effective time of the merger consistent with our current policies, so long as the annual premium is not in excess of 250% of the amount currently paid by us, or the maximum comparable insurance available for an annual premium equal to 250% of the amount currently paid by us; and

•	causing any successor to ACCESS Co. or PalmSource to assume the obligations set forth above.

Employee Obligations

For a period of 12 months following the merger, ACCESS Co. has agreed to provide our employees and those of our subsidiaries who continue to be employed by PalmSource and our subsidiaries following the merger (but only during such time as they are employed by PalmSource or our subsidiary) with employee benefits that are substantially similar in the aggregate to the benefits (other than equity-based benefits) provided to those employees immediately prior to the merger. However, beginning six months after the merger, for individuals who continue to be employed by PalmSource or any of our subsidiaries, ACCESS Co. may substitute for the benefits referred to above benefits that in the aggregate are substantially equivalent to those provided to similarly situated employees of ACCESS Co. or it similar-situated subsidiaries at that time (other than equity based benefits).

Subject to any applicable existing agreements, the employment of our employees and those of our subsidiaries will remain “at will” following the closing of the merger.

The merger agreement also contains the following provisions relating to our employee benefit plans and those of our subsidiaries:

•	our agreement to terminate, prior to the closing of the merger, any employee benefit plan maintained by PalmSource or any of our subsidiaries, if requested by ACCESS Co; and

•	ACCESS Co.’s agreement, with respect to employees of PalmSource and our subsidiaries who continue as employees after the merger occurs (referred to in this proxy statement as the continuing employees) and who are eligible to participate in ACCESS Co.’s employee benefits plans, to use commercially reasonable efforts to:

•	waive certain waiting periods and exclusions for certain pre-existing conditions for health or medical plans maintained by ACCESS Co. or its subsidiaries for which a continuing employee becomes eligible;

•	provide credit for certain co-payments and deductibles paid by the continuing employee prior to transfer to an ACCESS Co. employee benefit plan; and

•	recognize prior service of the continuing employees with PalmSource and our subsidiaries and respective predecessors for purposes of eligibility for and vesting in certain employee benefit plans of ACCESS Co. and its subsidiaries.

Additional Agreements

The merger agreement contains additional agreements between us and ACCESS Co. relating to, among other things:

•	obtaining required consents and approvals, including required consents and approvals of government entities;

•	using reasonable commercial efforts to prevent the entry or enactment of any injunction, law or ruling that would prevent consummation of the merger;

•	obtaining the adoption of the merger agreement and approval of the merger by our stockholders;

•	ACCESS Co.’s access to information regarding us and our subsidiaries and the confidentiality of that information;

•	public announcements with respect to the merger agreement and the merger;

•	actions to be taken to cause, effective as of when the merger occurs, the delisting of our common stock from The Nasdaq National Market and termination of the registration of our common stock under the Securities and Exchange Act of 1934, as amended;

•	notification of any suit, investigation or proceeding instituted or threatened against a party to the merger agreement to prohibit or otherwise challenge the transaction contemplated by the merger agreement; and

•	communications regarding the occurrence of any change or event that (i) a party believes would be reasonable likely to cause or constitute a breach of any representations, warranties, covenants or agreements under the merger agreement; (ii) does or would be reasonably expected to prevent ACCESS Co. from consummating the merger and the other transactions contemplated in the merger agreement; or (iii) has a material adverse effect on us.

The merger agreement defines a material adverse effect on PalmSource as any effect that:

•	is, or is reasonably likely to be, material and adverse to our business (including with respect to our intellectual property), operations, financial condition or results of operations; or

•	prevents, or is reasonably likely to prevent, us from consummating the merger and the other transactions contemplated by the merger agreement,

•	in each of the foregoing, other than any effect resulting from:

•	events, facts or circumstances relating to the economy in general or to our industry in general and in each case not specifically relating to or disproportionately affecting us or any of our subsidiaries;

•	changes in legal or regulatory conditions that affect in general the businesses in which we and our subsidiaries are engaged; or

•	the announcement or consummation of the merger agreement or the transactions contemplated by the merger agreement.

Conditions to the Merger

Subject to the terms of the merger agreement, we and ACCESS Co. have agreed to use reasonable best efforts to cause the conditions to the merger to be satisfied. However, neither PalmSource nor ACCESS Co. is required to complete the merger unless a number of conditions specified in the merger agreement are satisfied or waived. If those conditions are not satisfied, or if the party or parties requiring satisfaction of the conditions does not or do not waive their satisfaction, the merger will not occur.

Conditions to Each Party’s Obligations

Conditions that must be satisfied or waived by both ACCESS Co. and us before the merger will occur include:

•	our stockholders must have adopted the merger agreement and approved the merger;

•	the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated earlier;

•	no court or other legal authority has prohibited or restrained the merger; and

•	no law or order has been adopted or enacted that prevents or prohibits the merger.

Conditions to Our Obligations

Conditions that must be satisfied by ACCESS Co. or may be waived by us before the merger will occur include:

•	ACCESS Co.’s representations and warranties in the merger agreement must be true and correct, except for inaccuracies that do not have a cumulative effect of preventing (or being reasonably expected to prevent) ACCESS Co. from consummating the merger; and

•	ACCESS Co. must have performed, in all material respects, all of its obligations under the merger agreement.

Conditions to the Obligations of ACCESS Co.

Conditions that must be satisfied by us or may be waived by ACCESS Co. before the merger will occur include:

•	our representations and warranties in the merger agreement must be true and correct, except for inaccuracies that do not on a cumulative basis amount to a material adverse effect on us;

•	we must have performed, in all material respects, all of our obligations under the merger agreement; and

•	all governmental approvals, waivers and consents required to complete the merger and the other transactions contemplated by the merger agreement must have been obtained.

Termination of the Merger Agreement

We and ACCESS Co. can agree in writing to terminate the merger agreement at any time prior to completing the merger, even if our stockholders have adopted the merger agreement and approved the merger.

Either we or ACCESS Co. can terminate the merger agreement if:

•	our stockholders do not adopt the merger agreement and approve the merger;

•	any non-appealable, final order of a court or other authority shall permanently enjoin or otherwise prevent consummation of the merger; or

•	the merger has not been consummated by February 28, 2006 (unless the party seeking to terminate the merger agreement has caused the merger not to be consummated by breaching the merger agreement).

ACCESS Co. can terminate the merger agreement if:

•	we have breached (and not cured) any of our representations, warranties or obligations under the merger agreement except for breaches that do not have a cumulative material adverse effect;

•	we have committed a willful and material breach of certain obligations under the merger agreement with respect to takeover proposals;

•	our board of directors has withdrawn or modified in a manner adverse to ACCESS Co., or has resolved to withdraw or adversely modify, the board’s recommendation to our stockholders concerning the merger agreement and the merger;

•	our board of directors has recommended, endorsed, accepted or agreed to a takeover proposal or has resolved to do so;

•	our board of directors has not sent to our stockholders, within 10 business days after the commencement of any tender or exchange offer or solicitation made in connection with any takeover proposal, a statement recommending rejection of such offer or solicitation; or

•	our board of directors has refused to affirm, within five business days of a request from ACCESS Co., the board’s recommendation that our stockholders vote their shares in favor of adoption of the merger agreement and approval of the merger.

We can terminate the merger agreement:

•	if ACCESS Co. has breached (and not cured) any of its representations, warranties or obligations under the merger agreement except for breaches that do not have a cumulative effect of preventing (or are not reasonably expected to prevent) ACCESS Co. from consummating the merger; or

•	to enter into an agreement with respect to a takeover proposal if:

•	our board of directors has determined, in the manner required by the merger agreement, that a superior proposal has been made and not withdrawn;

•	ACCESS Co. has not made within the period of time specified in the merger agreement an offer that our board of directors determines in good faith (after receiving advice of its financial advisor and outside legal counsel) is at least as favorable as the superior proposal; and

•	we have paid ACCESS Co. a termination fee of $9.7 million.

Termination Fee

We are required to pay ACCESS Co. a termination fee of $9.7 million if:

•	ACCESS Co. terminates the merger agreement because:

•	we have committed a willful and material breach of certain of our obligations under the merger agreement concerning takeover proposals, including our obligation not to solicit those proposals;

•	our board of directors has withdrawn or modified in a manner adverse to ACCESS Co., or has resolved to withdraw or adversely modify, the board’s recommendation to our stockholders concerning the merger agreement and the merger;

•	our board of directors has recommended, endorsed, accepted or agreed to a takeover proposal or has resolved to do so;

•	our board of directors has not sent to our stockholders within 10 business days after the commencement of any tender or exchange offer or solicitation made in connection with any takeover proposal, a statement recommending rejection of that offer or solicitation; or

•	our board of directors has refused to affirm, within five days of a written request from ACCESS Co., the board’s recommendation that our stockholders vote their shares in favor of adoption of the merger agreement;

in which case the termination fee is due 15 days after the termination of the merger agreement; or

•	we enter into a definitive agreement concerning, or consummate, a takeover proposal within 12 months of termination of the merger agreement if, prior to the time of termination of the merger agreement there was a takeover proposal with respect to PalmSource and the agreement was terminated because:

•	the closing did not occur by February 28, 2006;

•	the stockholders did not adopt the merger agreement and approve the merger; or

•	PalmSource breached its representations, warranties and obligations under the merger agreement;

in which case the termination fee is due at the earlier of the time of entering into such definitive agreement related to a takeover proposal or consummation of such takeover proposal; or

•	we terminate the merger agreement to accept a superior proposal, in which case the termination fee is due at the time of termination of the merger agreement.

Amendment, Extension and Waiver

We and ACCESS Co. may amend the merger agreement at any time before or after the adoption of the merger agreement and approval of the merger by our stockholders. However, if our stockholders have adopted the merger agreement and approved the merger, no amendment may change the amount or kind of merger consideration or alter any of the terms of the merger agreement in a manner materially adverse to our stockholders.

At any time prior to the merger, each of PalmSource and ACCESS Co. may, to the extent legally allowed:

•	extend the time for performance of any obligation of the other party under the merger agreement;

•	waive any inaccuracies in any representation or warranty made by the other party contained in the merger agreement or in a document delivered in connection with the merger agreement; or

•	waive compliance with any agreement or condition intended to benefit it.

APPRAISAL RIGHTS OF STOCKHOLDERS

The following discussion is not a complete statement of appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the Delaware General Corporation Law, which is attached to this proxy statement as Annex C. All references in Section 262 of the Delaware General Corporation Law and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to comply strictly with all of the procedures specified in Section 262 of the Delaware General Corporation Law will result in the loss of appraisal rights.

Under Section 262 of the Delaware General Corporate Law (referred to in this proxy statement as Section 262), if you do not wish to accept the merger consideration for your shares of common stock, you may elect to have the “fair value” of your shares judicially determined and paid to you in cash in lieu of the merger consideration that you would otherwise be entitled to receive if the merger is consummated.

The following is a brief summary of Section 262, which explains the procedures and requirements for exercising statutory appraisal rights. Failure to precisely follow the procedures described in Section 262 could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to exercise appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to those shares and must continuously hold those shares through the effective date of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262, including but not limited to each of the following:

(1)	The stockholder must not vote his, her or its shares of common stock in favor of the adoption of the merger agreement and approval of the merger. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST the merger or ABSTAIN. The submission of a proxy not marked “AGAINST” or “ABSTAIN” will result in the waiver of appraisal rights.

(2)	As more fully described below, the stockholder must deliver to PalmSource a demand for appraisal of his, her or its shares before the vote on the merger at the annual meeting.

(3)	The stockholder must continuously hold his, her or its shares from the date of making the demand for appraisal through the effective date of the merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the effective date of the merger will lose any right to appraisal in respect of those shares.

A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on the stock certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he, she or it is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, for example, shares held in “street name” by a broker, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to PalmSource’s principal executive offices at: PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, CA 94085, Attention: Corporate Secretary. The written demand for appraisal should state the stockholder’s name, mailing address, and the number of shares of common stock owned by the stockholder, and must reasonably inform PalmSource that the stockholder intends thereby to demand appraisal of his, her or its shares of common stock. A stockholder seeking to exercise appraisal rights should ensure that PalmSource receives the written demand for appraisal before the date of the annual meeting to ensure that the stockholder’s appraisal rights are preserved. Within 10 days after the effective date of the merger, PalmSource will provide notice of the effective date of the merger to all stockholders who have complied with Section 262 of the Delaware General Corporation Law and have not voted for the merger.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of common stock as a nominee for others may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which that person is the record owner. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record owner.

Within 120 days after the effective date of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to PalmSource a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. PalmSource, as the surviving corporation in the merger, must mail the written statement to the stockholder within 10 days after the stockholder’s request is received or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

Within 120 days after the effective date of the merger (but not thereafter), either PalmSource or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Court of Chancery of the State of Delaware demanding a determination of the fair value of the shares of common stock owned by stockholders entitled to appraisal rights. PalmSource has no present intention to file a petition if a demand for appraisal is made and stockholders seeking to exercise appraisal rights should not assume that PalmSource will file a petition or that PalmSource will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262. Since PalmSource has no obligation to file a petition, your failure to do so within the period specified could nullify your previous written demand for appraisal.

Upon the filing of a petition in the Court of Chancery of the State of Delaware by a stockholder demanding a determination of the fair value of common stock, service of a copy of the petition must be made upon PalmSource. PalmSource must then, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with PalmSource. If PalmSource files a petition, the petition must be accompanied by the duly verified list. The Register in Chancery, if so ordered by the Chancery Court, will give notice of the time and place fixed for the hearing of the petition by registered or certified mail to PalmSource and to the stockholders shown on the list at the addresses stated on the list, and notice also will be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or other publication as the court deems advisable. The Chancery Court must approve the forms of the notices by mail and by publication, and PalmSource must bear the costs of the notices. At the hearing on the petition, the Chancery Court will determine which stockholders have become entitled to appraisal rights. The Chancery Court may require the stockholders who have demanded an appraisal for their shares (and who hold Common stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Chancery Court may dismiss the proceedings as to any stockholder that fails to comply with that direction.

After determining which stockholders are entitled to appraisal rights, the Chancery Court will appraise the shares owned by these stockholders, determining the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value. In determining “fair value,” the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the Chancery Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders of PalmSource considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

The costs of the appraisal proceeding may be determined by the Chancery Court and taxed against the parties as the Chancery Court deems equitable under the circumstances. Upon application of a stockholder who has perfected appraisal rights, the Chancery Court may order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal.

At any time within 60 days after the effective date of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with PalmSource’s consent. If no petition for appraisal is filed with the Chancery Court within 120 days after the effective date of the merger, the stockholder’s rights to appraisal (if available) will cease. Inasmuch as PalmSource has no obligation to file a petition for appraisal, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the Chancery Court demanding appraisal may be dismissed as to any stockholder without the approval of the Chancery Court, which approval may be conditioned upon terms the court deems just.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law may result in the loss of a stockholder’s statutory appraisal rights.

MARKET PRICE AND DIVIDEND DATA

Our common stock has been quoted on The NASDAQ National Market under the symbol “PSRC” since our separation from Palm, Inc. on October 28, 2003. The following table sets forth the high and low sales prices as reported on The NASDAQ National Market for the periods indicated.

	High		Low
Fiscal year ended May 28, 2004
October 28, 2003 to November 30, 2003		$48.00		$24.56
Third quarter		$26.29		$17.35
Fourth quarter		$24.99		$16.20
Fiscal year ended June 3, 2005
First quarter		$25.18		$15.27
Second quarter		$27.20		$15.12
Third quarter		$17.00		$9.61
Fourth quarter		$10.40		$8.25
Fiscal year ending June 2, 2006
First quarter		$10.90		$7.39
Second quarter (through , 2005)	$		$

PalmSource has not paid and does not anticipate paying cash dividends in the near future.

PROPOSAL NO. 2: ELECTION OF DIRECTORS

PalmSource’s restated certificate of incorporation and bylaws divide the board of directors into three classes, with each class having a three-year term. Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class (including a vacancy created by an increase in the number of directors) serves until the next election by our stockholders of the class for which that director was elected by the board and until his or her successor has been duly elected and qualified.

The board of directors presently has six members and no vacancies. There are two directors in the class whose term of office expires in 2005, and the Nominating and Governance Committee of the board has nominated William L. Keever and Andre Dahan to stand for election at the annual meeting. Mr. Keever and Mr. Dahan are currently directors of PalmSource who were previously elected by the board to fill vacancies on the board of directors. If elected by our stockholders at the annual meeting, Mr. Keever and Mr. Dahan will serve on the board of directors until the merger occurs, or, if the merger does not occur, until the election and qualification of a successor or until the director’s death, resignation or removal.

Each of our directors qualifies as “independent” in accordance with the published listing requirements of The Nasdaq Stock Market. The Nasdaq Stock Market’s definition of independence includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by The Nasdaq Stock Market’s rules, the board has made a subjective determination, as to each independent director, that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of PalmSource. In making these determinations, the board of directors reviewed and discussed information provided by the directors and PalmSource with regard to each director’s business and personal activities as they may relate to PalmSource and the management of PalmSource. The board composition currently meets the majority independence requirements of The Nasdaq Stock Market.

Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting. Shares represented by properly executed proxies will be voted, if authority to do so is not withheld, for the election of each of the nominees. In the event that either of the nominees should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of a substitute nominee proposed by the Nominating and Governance Committee. Each of the nominees has agreed to serve if elected, and the Nominating and Governance Committee and our management have no reason to believe that either of the nominees will be unable to serve.

Nominees for Election

If elected by our stockholders, the following nominees will serve a term expiring at the 2008 annual meeting, unless our directors are earlier replaced as provided in the merger agreement.

William L. Keever

William L. Keever, 59, was appointed to our board of directors in March 2005. Mr. Keever is the founder and principal of Keever Vineyards, LLC. From 2000 to 2003, Mr. Keever held a number of executive management positions with Vodafone Group, a mobile telecommunications company, including chief executive officer, Asia, and president, Vodafone Americas. From 1999 to 2000, Mr. Keever was executive vice president for Airtouch Cellular’s Network & Systems Operations. He has a bachelor’s degree in business administration from California State University, Sacramento.

Andre Dahan

Andre Dahan, 56, was appointed to our board of directors in May 2005. From 2001 to 2004, Mr. Dahan was president and chief executive officer of Mobile Multimedia Services at AT&T Wireless, a wireless technology provider (acquired by Cingular Wireless). From 1997 to 2001, Mr. Dahan served as president, North America and

Global Accounts, for Dun & Bradstreet, a global business information and business tools provider. Mr. Dahan has a bachelor’s degree in computer sciences from the Hadassa Technology Institute in Jerusalem, Israel.

The Board of Directors Recommends

a Vote in Favor of Each Named Nominee.

Directors Continuing in Office

The following directors will continue in office until the 2006 annual meeting, unless our directors are earlier replaced as provided in the merger agreement:

P. Howard Edelstein

P. Howard Edelstein, 51, was appointed to our board of directors in June 2003. From July 2003 to the present, Mr. Edelstein has been president and chief executive officer of Radianz, Inc., an internet protocol-based networking company. From January 2002 to July 2003, Mr. Edelstein served as an entrepreneur in residence at Warburg Pincus, LLC, a private equity and venture capital firm. From June 1993 to April 2001, Mr. Edelstein served as president and chief executive officer of Thomson Financial ESG, a provider of technology-based workflow solutions to the global investment community, which now is OMGEO, a provider of global trade management services. Mr. Edelstein currently serves on the board of directors of Skillsoft Corporation. Mr. Edelstein has a bachelor’s degree in electrical engineering from the College of the City of New York and a master’s degree in electrical engineering from Stanford University.

John B. Shoven, Ph.D.

John B. Shoven, Ph.D., 58, was appointed to our board of directors in September 2002. From September 1973 to the present, Dr. Shoven has held various positions in the Economics Department of Stanford University. Dr. Shoven currently serves on the board of directors of Cadence Design Systems, Inc., Watson Wyatt & Company and American Century (Mountain View Funds). Dr. Shoven has a bachelor’s degree in physics from the University of California, San Diego and a Ph.D. in economics from Yale University.

The following directors will continue in office until the 2007 annual meeting, unless our directors are earlier replaced as provided in the merger agreement:

Betsy Rafael

Betsy Rafael, 44, was appointed to our board of directors in April 2004. Since April 2002, Ms. Rafael has been vice president, controller and principal accounting officer of Cisco Systems, Inc., a networking and communications company. From December 2000 to April 2002, Ms. Rafael served as executive vice president of finance and chief financial officer at Aspect Communications, a communications company. From April 2000 to November 2000, Ms. Rafael served as executive vice president and chief financial officer at Escalate, Inc., a private e-commerce applications service provider. Ms. Rafael has a bachelor’s degree in accounting from Santa Clara University and is a Certified Public Accountant.

Jean-Louis F. Gassée

Jean-Louis F. Gassée, 61, was appointed to our board of directors in May 2002. From October 2002 to the present, Mr. Gassée has served as a general partner at Allegis Capital, a venture capital firm. From January 2002 to October 2002, Mr. Gassée served as chief executive officer and a director of Computer Access Technology Corporation, or CATC, a global communication protocols expert company. From 1990 to 2001, Mr. Gassée, a co-founder of Be, Inc. served as its president, chief executive officer and chairman of the board from October 1990 to December 2001. Mr. Gassée currently serves on the board of directors of Electronics for Imaging, Inc. Mr. Gassée has a bachelor’s degree in mathematics and physics from Orsay University (France) and a master’s degree in science from the University of Paris (France).

Board Committees and Meetings

During the fiscal year ended June 3, 2005, the board of directors held 14 meetings and acted by unanimous written consent five times. The board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of these committees has a written charter, which can be viewed on our website, http://www.palmsource.com, under “Investors—Corporate Governance.” You can also obtain a printed copy of the charter of any committee of our board of directors by sending a written request to our Corporate Secretary at PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, California 94085.

During the fiscal year ended June 3, 2005, all of our directors attended more than 75% of the total meetings of the board and of the committees on which each director served and which were held during the period the director was a member of the board or a board committee.

It is PalmSource’s policy that all directors are encouraged to attend our annual meeting in person. All of our directors attended our 2004 annual meeting.

Audit Committee

The Audit Committee oversees PalmSource’s accounting and financial reporting processes and audits of its financial statements, including:

•	appointing, compensating and supervising our independent registered public accounting firm;

•	assisting the board in oversight and monitoring of: (i) the integrity of our financial statements; (ii) its compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications, independence and performance; and (iv) our internal accounting and financial controls;

•	preparing the report that the rules of the SEC require be included in our annual proxy statement;

•	providing the board with the results of the Audit Committee’s monitoring and recommendations derived there from; and

•	providing the board such additional information and materials as necessary to make the board aware of significant financial matters that require the board’s attention.

In addition, the Audit Committee undertakes such other duties and responsibilities as the board may from time to time prescribe.

The Audit Committee currently consists of Ms. Rafael, Mr. Dahan and Mr. Keever, none of whom are employees of PalmSource and all of whom qualify as independent directors under the listing standards of The Nasdaq Stock Market. During fiscal year 2005, the Audit Committee consisted of Ms. Rafael, Dr. Shoven, who left the Audit Committee on the appointment of Mr. Keever, and Robert J. Finocchio, who resigned as a director of PalmSource on July 18, 2005. The Audit Committee met seven times during the last fiscal year and acted by unanimous written consent twice. The board has determined that Ms. Rafael is the “audit committee financial expert” as defined in rules promulgated by the SEC.

Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officers’ compensation plans, policies and programs, including compensation of our chief executive officer and other executive officers. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in the proxy statement.

The Compensation Committee consists of Dr. Shoven, Mr. Edelstein and Mr. Gassée. All members of our Compensation Committee qualify as independent directors under The Nasdaq Stock Market’s rules. It met five times during the last fiscal year and acted by unanimous written consent twice.

Nominating and Governance Committee

The Nominating and Governance Committee has the responsibility of ensuring that the board is properly constituted to meet its fiduciary obligations to our stockholders and to PalmSource, and that PalmSource has and follows appropriate governance standards. To carry out its purpose, the Nominating and Governance Committee: (i) assists the board by identifying prospective director nominees and recommends to the board the director nominees for election to the board; (ii) develops and recommends to the board the governance principles applicable to PalmSource; (iii) oversees the board’s evaluation of directors and management; and (iv) recommends to the board director nominees for each committee.

The Nominating and Governance Committee currently consists of Mr. Gassée, Mr. Dahan, Mr. Edelstein and Dr. Shoven. During fiscal year 2005, it consisted of Mr. Edelstein and Dr. Shoven. All members of PalmSource’s Nominating and Governance Committee qualify as independent directors under The Nasdaq Stock Market’s rules. The Nominating and Governance Committee met three times during the last fiscal year and acted by written consent once.

A stockholder who desires to recommend a candidate for election to our board of directors shall direct the recommendation in written correspondence by letter to Chairman of the Nominating and Governance Committee, PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, California 94085. The notice must include the candidate’s name; home and business contact information; detailed biographical data and relevant qualifications; a signed letter from the candidate confirming willingness to serve; information regarding any relationships between the candidate and PalmSource within the last three years; and evidence of the required ownership of our common stock by the recommending stockholder.

A stockholder who instead desires to nominate a person directly for election to the board of directors at an annual or special meeting of our stockholders must meet the deadlines and other requirements set forth in PalmSource’s bylaws and the rules and regulations of the SEC. Our bylaws require that a stockholder who seeks to nominate a candidate for director must provide a written notice to the Corporate Secretary of PalmSource not less than 120 days prior to the anniversary date of the release of PalmSource’s proxy statement to stockholders in connection with the previous year’s annual meeting of our stockholders. That notice must state the name and address of the nominating stockholder, the name and address of the nominee and other information relevant to the nominee and the process for nomination as required by PalmSource’s bylaws. The Corporate Secretary of PalmSource will provide a copy of the bylaws upon request in writing from a stockholder.

When identifying and evaluating any individual recommended or offered for nomination to the board, the Nominating and Governance Committee considers candidates recommended by our stockholders in the same manner as candidates recommended to the Nominating and Governance Committee from other sources. In evaluating director candidates, including the members of the board eligible for re-election, the Nominating and Governance Committee considers the current size and composition of the board and the needs of the board and the respective committees of the board. The Nominating and Governance Committee also considers factors such as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest along with any other factors as the Nominating and Governance Committee may consider appropriate. The Nominating and Governance Committee requires that minimum qualifications be satisfied by any nominee for a position on the board. These qualifications include: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing board; the ability to assist and support management and make significant contributions to PalmSource’s success; and an understanding of the fiduciary responsibilities that are required of a member of the board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Where the Nominating and Governance Committee determines that an additional or replacement director is required, the Nominating and Governance Committee may take measures it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information or reliance on the knowledge of the members of the Nominating and Governance Committee, the board or management. A third-party search firm recommended Mr. Keever and Mr. Dahan, the current nominees for election to the board of directors, to the Nominating and Governance Committee.

Code of Conduct and Ethics

PalmSource has adopted a Code of Business Conduct and Ethics that applies to our chief executive officer and senior financial officers, including our chief financial officer and controller, as well as all other employees and our directors. Our Code of Business Conduct and Ethics can be found on our website, http://www.palmsource.com, under “Investors—Corporate Governance.” We will provide a copy of the Code of Business Conduct and Ethics to any person, without charge, upon written request. Such requests can be made PalmSource’s Corporate Secretary at PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, California 94085. To the extent permitted by the rules promulgated by the National Association of Securities Dealers, PalmSource intends to disclose any amendments to, or waivers from, the Code of Business Conduct and Ethics applicable to our chief executive officer and senior financial officers, including our chief financial officer and controller, or with respect to the required elements of the Code of Business Conduct and Ethics, on our website, http://www.palmsource.com, under the “Investors” link.

Communications with Our Board of Directors

If you wish to communicate directly with our independent directors, letters can be sent to the Corporate Secretary at PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, CA 94085. The Corporate Secretary will compile all communications, summarize all lengthy, repetitive or duplicative communications and forward them to the appropriate director or directors. Our board of directors will determine, after review of these communications, whether a response to any stockholder communication is necessary and whether further action is required. Our Nominating and Governance Committee administers this procedure for stockholder communications with our independent directors. This procedure does not apply to stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS2

The Audit Committee of the board of directors provides assistance to the board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of PalmSource. Among other things, the Audit Committee reviews and discusses with management and with PricewaterhouseCoopers LLP, PalmSource’s independent registered public accounting firm, the results of the year-end audit of PalmSource, including the audit report and audited financial statements.

In connection with its review of PalmSource’s audited financial statements for the fiscal year ended June 3, 2005, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP its independence from PalmSource. The Audit Committee has determined that the provision of non-audit services rendered by PricewaterhouseCoopers LLP to PalmSource is compatible with maintaining the independence of PricewaterhouseCoopers LLP from PalmSource.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in PalmSource’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005 for filing with the SEC. In addition, the Audit Committee has selected PricewaterhouseCoopers LLP as PalmSource’s independent registered public accounting firm for fiscal year 2006.

During the 2005 fiscal year, the Audit Committee met with PalmSource’s management and PricewaterhouseCoopers LLP and received the results of the audit examination, evaluations of PalmSource’s internal controls and the overall quality of PalmSource’s financial organization and financial reporting.

In connection with PalmSource’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the Audit Committee met regularly to review the status of PalmSource’s audit of its internal control over financial reporting. These meetings included periodic updates by PalmSource’s internal auditors and its independent registered public accounting firm. The total amount paid to PricewaterhouseCoopers LLP and other third party consultants to assist PalmSource with its compliance with Section 404 of the Sarbanes-Oxley Act was approximately $1.7 million during the fiscal year ended June 3, 2005 and $0.5 million during the fiscal quarter ended September 2, 2005, for a total of $2.2 million.

The Committee believes that a candid, substantive and focused dialogue with the independent registered public accounting firm is fundamental to the Committee’s responsibilities. To support this belief, the Committee periodically meets separately with the independent registered public accounting firm without the members of management present.

Audit Committee

Betsy Rafael, Chairperson

Andre Dahan

William L. Keever

[2]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of PalmSource under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL NO. 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the board of directors has selected PricewaterhouseCoopers LLP as PalmSource’s independent registered public accounting firm for the fiscal year ending June 2, 2006 and directed us to submit the selection of independent registered public accounting firm for ratification by our stockholders at our annual meeting. PricewaterhouseCoopers LLP has been engaged to audit our financial statements since November 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at our annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents nor law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as PalmSource’s independent registered public accounting firm. However, the board of directors is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the board will reconsider whether or not to retain that firm. Even if the selection is ratified, the board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of PalmSource and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

The Board of Directors Recommends

a Vote in Favor of Proposal No. 3.

Audit Fees

During the last two fiscal years ended May 28, 2004 and June 3, 2005, respectively, the aggregate fees paid to PricewaterhouseCoopers LLP for the professional services rendered for the audit of PalmSource’s annual financial statements, audit of historical carve-out financial statements and for the reviews of the financial statements included in PalmSource’s Form 10-Q quarterly reports or registration statement, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years were approximately $253,000 and $312,000, respectively.

Audit-Related Fees

“Audit-related” fees include assurance and related services reasonably related to the performance of the audit or review of PalmSource’s financial statements, such as reports on internal control, review of SEC filings, merger and acquisition due diligence and related services. The aggregate fees paid to PricewaterhouseCoopers LLP for services related to the performance of their audit and review of financial statements that are not included in “audit fees” above were approximately $921,000 and $934,000 for the fiscal years ended May 28, 2004 and June 3, 2005, respectively.

Tax Fees

Tax fees include tax-related services, such as tax return review, preparation and compliance, as well as strategic tax planning services, including in connection with PalmSource’s international subsidiaries, and structuring of acquisitions. The aggregate fees paid to PricewaterhouseCoopers LLP for these services were approximately $8,000 for the fiscal year ended May 28, 2004 and none for the fiscal year ended June 3, 2005.

All Other Fees

Other than those described above, during the last two fiscal years ended May 28, 2004 and June 3, 2005, approximately $0 and $1,500, respectively, were paid to PricewaterhouseCoopers LLP for accounting research subscription service.

Pre-Approval Policies and Procedures

The Audit Committee meets with PalmSource’s independent registered public accounting firm to approve the annual scope of accounting services to be performed, including all audit and non-audit services, and the related fee estimates. The Audit Committee also meets with PalmSource’s independent registered public accounting firm, on a quarterly basis, following completion of their quarterly reviews and annual audit and prior to PalmSource’s earnings announcements, to review the results of their work. As appropriate, management and PalmSource’s independent registered public accounting firm update the Audit Committee with material changes to any service engagement and related fee estimates as compared to amounts previously approved.

Under its charter, the Audit Committee has the authority and responsibility to review and approve the retention of PalmSource’s independent registered public accounting firm to perform any proposed permissible non-audit services. To date, all audit and non-audit services provided by PricewaterhouseCoopers LLP have been pre-approved by the Audit Committee in advance.

Independence of Registered Public Accounting Firm

The Audit Committee has determined that the rendering of all the aforementioned services by PricewaterhouseCoopers LLP was compatible with maintaining their independence. During the fiscal year ended June 3, 2005, none of the total hours expended on PalmSource’s financial audit by PricewaterhouseCoopers LLP was provided by persons other than PricewaterhouseCoopers LLP’s full-time permanent employees.

COMPENSATION OF DIRECTORS

PalmSource reimburses our directors for costs associated with attending board meetings, and each non-employee director receives an annual retainer fee of $20,000, paid on a quarterly basis, plus $3,500 for each board or committee meeting attended that lasts four or more hours and $1,500 for each board or committee meeting attended that lasts less than four hours. In addition, the chairperson of the Audit Committee receives an annual fee of $10,000 and the chairpersons of each of the Compensation and Nominating and Governance Committees, receive an annual fee of $5,000.

PalmSource has granted certain non-employee members of the board nonstatutory stock options to purchase shares of our common stock. With the exception of the chairman of the board, who received 30,000 shares, each of PalmSource’s non-employee directors serving at the time of PalmSource’s separation from Palm, Inc. in October 2003 received the grant of an option to purchase 20,000 shares of our common stock on November 7, 2003 at an exercise price of $36.50 per share. These options vest 25% on each of the first four anniversaries of the date of grant, provided that the director still serves on the board. Each option will fully vest upon the death of the director.

New non-employee directors receive a grant of an option to purchase 20,000 shares of our common stock upon joining the board. These options vest 25% on each of the first four anniversaries of the date of grant, provided that the director still serves on our board. In addition, all non-employee directors who have served as a member of the board of directors for PalmSource’s entire fiscal year, including the last business day, receive on the last business day of the fiscal year beginning in 2005 an annual option grant to purchase 10,000 shares, which vests 100% on the one year anniversary of the date of grant, provided that the director still serves on the board at that time.

Our board annually evaluates and considers whether to modify or maintain the compensation program of the non-employee directors.

EXECUTIVE OFFICERS

Patrick McVeigh, 53, has served as our interim chief executive officer since May 2005 and as senior vice president, worldwide licensing and sales since February 2005. From 2003 to 2004, Mr. McVeigh was Chairman and CEO of Aliph Corporation, a developer of next-generation audio and speech technologies for mobile communications devices, since 2003. From 1999 to 2002, Mr. McVeigh was chairman and chief executive officer of Omnisky Corporation. Omnisky sold its assets to Earthlink, Inc. in 2002, after having voluntarily filed, to effect the transaction, for protection under Chapter 11 of the U.S. bankruptcy laws. Mr. McVeigh holds a bachelor’s degree in psychology from Clark University in Worcester, Massachusetts.

Jeanne Seeley, 52, has served as our chief financial officer since February 2005. From 2000 to 2002, Ms. Seeley was the chief financial officer and senior vice president for Snap Appliances, a provider of network attached storage and solutions for the workgroup. From 1999 to 2000, Ms. Seeley was chief financial officer and vice president of Quantum DSS, a storage and storage software company. Ms. Seeley has degrees in history and education from California State University, Northridge, with graduate studies in education at the same institution.

Michael Kelley, 42, has served as our senior vice president, research and development since June 2005, after serving as our vice president, research and development since 2003. Prior to joining PalmSource, from 1999 to 2003, Mr. Kelley was vice president of product development at ePeople, which developed Web based enterprise software for collaboration, CRM and knowledge management. From 1996 to 1999, Mr. Kelley was a senior director at SGI, with responsibilities ranging from development of high-end graphics supercomputers to strategic technologies such as OpenGL and VRML. Mr. Kelley studied Mathematical Physics and Philosophy at Simon Fraser University, in British Columbia, Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PalmSource has entered into employment and change of control agreements with certain of its executive officers. For more information, see “COMPENSATION OF EXECUTIVE OFFICERS—Employment and Change of Control Agreements.”

Following the end of the 2005 fiscal year, the Compensation Committee approved additional compensation to Mr. McVeigh, Ms. Seeley and Mr. Kelley as follows:

Following Mr. McVeigh’s appointment as interim chief executive officer of PalmSource in May 2005, the Compensation Committee reviewed Mr. McVeigh’s compensation and concluded that the additional responsibilities and required contribution of serving in this capacity warranted an increase in the compensation Mr. McVeigh had been receiving as our senior vice president, worldwide licensing and sales and increased Mr. McVeigh’s annual base salary, while he serves as interim chief executive officer, to $375,000. This increase was approved to be retroactive to May 22, 2005. In addition, the Compensation Committee approved (i) a performance bonus in the amount of $50,000 for the first fiscal quarter of fiscal year 2006 and a grant of 6,500 shares of common stock at par value to be issued at the end of the first quarter of fiscal year 2006, (ii) a quarterly performance bonus in the amount of $50,000 for the remainder of fiscal year 2006 and (iii) a grant of 19,500 shares of common stock at par value, with 6,500 shares vesting at the end of each of the second, third and fourth quarters of fiscal year 2006, provided that in each case Mr. McVeigh continues to serve as interim chief executive officer.

Ms. Seeley’s annual base salary was increased to $350,000 retroactive to July 20, 2005. In addition Ms. Seeley is eligible to earn a target bonus of $175,000. Ms. Seeley was granted 5,500 shares of common stock at par value at the end of the first quarter of fiscal year 2006. Further, Ms. Seeley was granted 16,500 shares of common stock at par value, with 5,500 shares vesting at the end each of the second, third and fourth fiscal quarters of fiscal year 2006, provided that she continues to serve as chief financial officer.

Mr. Kelley’s annual base salary was increased to $275,000 effective July 1, 2005. Mr. Kelley is eligible to earn a target bonus of $137,500. In addition, Mr. Kelley was granted 2,650 shares of common stock at par value at the end of the first quarter of fiscal year 2006. Further, Mr. Kelley was granted 7,950 shares of common stock at par value, with 2,650 shares vesting at the end each of the second, third and fourth fiscal quarters of fiscal year 2006, provided that he continues to serve as senior vice president, research and development. Further, Mr. Kelley was granted 50,000 stock options under PalmSource’s 2003 Equity Incentive Plan, which options vest over a period of four years.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended June 3, 2005, May 28, 2004 and May 30, 2003, compensation awarded or paid to, or earned by, the persons who served or serve as our chief executive officer and our four other most highly compensated executive officers at June 3, 2005, as well as two other individuals who would have been among the four most highly compensated executive officers, except that each was not an executive officer of PalmSource at June 3, 2005. These officers are referred to in this proxy statement as the named executive officers.

Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards			All Other Compensation ($) (2)
Name and Principal Position	Year	Salary ($)	Bonus ($)		PalmSource Restricted Stock Awards ($) (1)		Securities Underlying PalmSource Options (#)
Patrick McVeigh (3) Interim Chief Executive Officer and Senior Vice President Worldwide Licensing and Sales	2005	87,499	—		—		100,000	345

Jeanne Seeley (4) Chief Financial Officer and Treasurer	2005	76,389	—		—		100,000	1,753

David C. Nagel(5) Former President and Chief Executive Officer	2005 2004 2003	630,763 620,000 620,000	— 1,845,725 100,000	(7)	— 5,395,745 —	(8)	— 523,563 —	2,496,002 7,690 6,011	(6)

Lawrence Slotnick(9) Former Chief Products Officer	2005 2004 2003	229,650 226,272 —	32,954 — —		157,428 528,407 —	(10) (10)	— 130,709 —	6,685 7,186

David A. Limp(11) Former Senior Vice President of Corporate and Business Development	2005 2004 2003	237,946 284,091 —	43,500 — —		157,428 548,559 —	(12) (12)	— 130,709 —	3,602 8,045 —

Lamar Potts(13) Former Vice President of Worldwide Licensing and Sales	2005 2004 2003	234,375 225,000 206,250	131,562 95,409 74,500		59,269 389,057 —	(14) (14)	— 49,212 —	6,295 5,335 660

Gabriele R. Schindler(15) Former Senior Vice President of Worldwide Marketing	2005 2004 2003	286,458 275,000 274,999	39,875 128,400 —		— 822,079 —	(16)	— 90,007 —	2,863 2,619 2,829

Doreen S. Yochum(17) Former Chief Administrative Officer and Secretary	2005 2004 2003	311,174 278,659 310,000	41,612 124,000 200,000		— 880,172 —	(18)	— 83,809 —	11,327 7,204 11,151

(1)

At June 3, 2005, there were 594,828 shares of restricted stock held by persons named in the table above, with a value of $5,978,021 based on the closing market price of our common stock of $10.05 on that date. The restricted stock shown in the table above vest as follows: 50% on each of the first and second anniversaries following the grant date. The applicable grant dates are: July 29, 2004 for 15,666 of the shares held by Mr. Slotnick, 15,666 of the shares held by Mr. Limp and 5,898 of the shares held by Mr. Potts; and August 4, 2003 for 536,890 of the shares held by Mr. Nagel, 54,583 of the shares held by Mr. Limp, 38,716 of the shares held by Mr. Potts, 81,807 of the shares held by Ms. Schindler, 52,583 of the shares held by Mr. Slotnick and 87,588 of the shares held by Ms. Yochum. Each of Messrs. Slotnick, Limp, Potts and Nagel and Ms. Yochum and Ms. Schindler are no longer employed by PalmSource and no further vesting will take place. For further information about accelerated vesting of certain of the shares, see “—Employment and Change of Control Agreements,” beginning on page 61. These shares are entitled to receive dividends, if and when declared by PalmSource.

(2)	Includes group term life insurance premiums paid by PalmSource, matching contributions to PalmSource’s 401(k) plan and payments in lieu of participation in PalmSource’s medical benefit programs. With respect to Mr. McVeigh, all other compensation includes group life insurance premiums of $345. With respect to Ms. Seeley, all other compensation includes group life insurance premiums, and matching contributions to the 401(k) plan of $1,500. With respect to Mr. Nagel, all other compensation includes group life insurance premiums, and in fiscal years 2005 and 2004, matching contributions to the 401(k) plan of $8,238 and $1,550, respectively. With respect to Mr. Limp, all other compensation includes group life insurance premiums and, in 2005 and 2004, matching contributions to the 401(k) plan of $3,132 and $7,500, respectively. With respect to Mr. Potts, all other compensation includes group life insurance premiums and, in fiscal year 2005 and 2004, matching contributions to the 401(k) plan of $5,145 and $4,455, respectively. With respect to Ms. Schindler, all other compensation includes group life insurance premiums and, in fiscal years 2005, 2004 and 2003, matching contributions to the 401(k) plan of $1,925, $1,719 and $2,104, respectively. With respect to Ms. Yochum, all other compensation includes group life insurance premiums, matching contributions to the 401(k) plan of $7,063, $3,185 and $9,198 in fiscal years 2005, 2004 and 2003, respectively, and payments in lieu of participation in PalmSource’s medical benefit programs of $1,200, $1,200 and $850 in fiscal years 2005, 2004 and 2003, respectively. With respect to Mr. Slotnick, all other compensation includes group life premiums, and in fiscal years 2005 and 2004 matching contributions to the 401(k) plan of $5,449 and $6,098, respectively.
(3)	Mr. McVeigh joined PalmSource in February of 2005. During fiscal year 2005, Mr. McVeigh’s annualized base salary for his service as PalmSource’s senior vice president, worldwide licensing and sales, would have been $275,000 with a target bonus of $137,000. After the fiscal year end but retroactive to May 22, 2005, Mr. McVeigh’s annual base compensation was increased to $375,000, in connection with and for the period that Mr. McVeigh is serving as PalmSource’s interim chief executive officer.
(4)	Ms. Seeley joined PalmSource in February of 2005. During fiscal year 2005, Ms. Seeley’s annualized base salary would have been $300,000, with a target bonus of $150,000.
(5)	Mr. Nagel ceased to serve as our chief executive officer on May 22, 20005 and ceased to be employed by PalmSource in July of 2005.
(6)	Includes payment in the amount of $2,480,000 made pursuant to the separation agreement between PalmSource and Mr. Nagel effective May 22, 2005.
(7)	On September 9, 2001, Palm, Inc. awarded Mr. Nagel 7,500 shares of Palm, Inc. restricted stock that had a fair market value, net of the purchase price, of $426,000. In Mr. Nagel’s offer letter, Palm, Inc. guaranteed that the fair market value of these 7,500 shares of Palm, Inc. common stock would be $2.0 million two years from his employment start date. Mr. Nagel received a cash payment of $1,845,725 from PalmSource on September 15, 2003, the difference between $2.0 million and the fair market value of the 7,500 shares of Palm, Inc. stock. PalmSource paid this amount in consideration of Mr. Nagel’s accepting employment with PalmSource.
(8)	Consists of 536,890 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. PalmSource’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2005 was $5,395,745 based on PalmSource’s closing market price of $10.05 on June 3, 2005.
(9)	Mr. Slotnick ceased to be an employee of PalmSource in July of 2005.
(10)

Consists of 52,583 shares of restricted stock granted on August 4, 2003 and 15,666 shares of restricted stock granted on July 29, 2004, using an estimated fair market value for each such date. PalmSource’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year

2005 was $528,407 and $157,428, respectively, based on PalmSource’s closing market price of $10.05 on June 3, 2005.
(11)	Mr. Limp ceased to be an employee of PalmSource in August of 2005.
(12)	Consists of 54,583 shares of restricted stock granted on August 4, 2003 and 15,666 shares of restricted stock granted on July 29, 2004, using an estimated fair market value for each such date. PalmSource’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2005 was $548,559 and $157,428, respectively, based on PalmSource’s closing market price of $10.05 on June 3, 2005.
(13)	Mr. Potts ceased to be an employee of PalmSource in August of 2005.
(14)	Consists of 38,716 shares of restricted stock granted on August 4, 2003 and 5,898 shares of restricted stock granted on July 29, 2004, using an estimated fair market value for each such date. PalmSource’s shares began publicly trading on October 29, 2003. The value of these shares at the end of the fiscal year 2005 was $389,057 and $ 59,269, respectively, based on PalmSource’s closing market price of $10.05 on June 3, 2005.
(15)	Ms. Schindler ceased to be an employee of PalmSource in July of 2005.
(16)	Consists of 81,807 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The value of these shares at the end of the fiscal year 2005 was $822,079 based on PalmSource’s closing market price of $10.05 on June 3, 2005.
(17)	Ms. Yochum ceased to be an employee of PalmSource in August of 2005.
(18)	Consists of 87,588 shares of restricted stock granted on August 4, 2003, using an estimated fair market value on such date. The value of these shares at the end of the fiscal year 2005 was $880,172 based on PalmSource’s closing market price of $10.05 on June 3, 2005.

Stock Option Grants and Exercises

The following tables show for the fiscal year ended June 3, 2005, certain information regarding options granted to, exercised by, and held at year end by, the named executive officers:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)(3)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(4)
					5%($)	10%($)
Patrick McVeigh	100,000	6.59%	10.03	2/7/2015	630,781	1,598,523
Jeanne Seeley	100,000	6.59%	9.25	3/23/2015	580,469	1,471,024

(1)	Stock options granted to Mr. McVeigh and Ms. Seeley vest with respect to 25% on the one year anniversary of the date of grant and monthly thereafter for a total of four years and will expire ten years from the date of grant, or earlier upon termination of employment, death or disability of the optionee.
(2)	Based on options to purchase 1,518,044 shares of our common stock granted to employees in the fiscal year ended June 3, 2005.
(3)	All options were granted at the fair market value of our common stock on the date of grant.
(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the option holder is possible unless the stock price increases over the option term. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent PalmSource’s estimate or projection of the future common stock price.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at June 3, 2005 (#)		Value of Unexercised In-the-Money Options at June 3, 2005 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick McVeigh	—	$—	—	100,000	$—	$2,000
Jeanne Seeley	—	—	—	100,000	—	80,000
David C. Nagel (3)	—	—	523,563	—	—	—
Lamar Potts (3)	—	—	24,791	24,421	—	—
David A. Limp (3)	—	—	51,738	78,971	—	—
Doreen S. Yochum (3)	—	—	55,872	27,937	—	—
Gabriele R. Schindler (3)	5,625	28,631.25	51,565	32,817	—	—
Lawrence Slotnick (3)			49,274	81,435	—	—

(1)	The value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price.
(2)	The valuations are based on the fair market value of our common stock on June 3, 2005, of $10.05 minus the exercise price of the options.
(3)	Each of Messrs. Nagel, Potts, Limp and Slotnick and Ms. Yochum and Ms. Schindler left PalmSource after the fiscal year end.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of the end of the fiscal year ended June 3, 2005.

	(A)	(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (A))(1)(2)
Equity compensation plans approved by security holders	2,637,649	$21.21	842,141
Equity compensation plans not approved by security holders	176,926	$10.03	90,158
Total	2,814,575		932,299

(1)	Includes 455,795 shares reserved for issuance pursuant to PalmSource’s Employee Stock Purchase Plan. The Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 180,000 shares; (ii) 1.5% of the outstanding common stock on the immediately preceding date; or (iii) an amount determined by the board of directors.
(2)	PalmSource’s 2003 Equity Incentive Plan provides for annual increases in the number of shares available for grant on January 1st of each year, beginning in 2005, equal to the lesser of: (i) 5% of the outstanding shares of common stock on the immediately preceding date; (ii) 1,000,000 shares; or (iii) an amount determined by the board of directors.

Employment and Change of Control Agreements

Agreements with Current Executive Officers

Messrs. McVeigh and Kelley and Ms. Seeley, our interim chief executive officer, senior vice president, research and development, and chief financial officer, respectively, each entered into a severance agreement with

PalmSource which provides that, in the event he or she is terminated by PalmSource for a reason other than cause (as defined in the agreement), death or disability, or he or she voluntarily terminates employment with PalmSource for good reason (as defined in the agreement) and signs a release and complies with all provisions of the agreement, he or she is entitled to a severance payment, unless payments are due under the applicable management retention agreement (described below), equal to: (i) 100% of his or her annual base salary; (ii) full vesting of any shares covered by certain stock options that are unvested and unexpired if the shares otherwise would have vested during the one-year period commencing on the date of termination; (iii) lapsing of 50% of PalmSource’s repurchase right on the date of termination as to shares of restricted stock he or she holds; (iv) payment of COBRA benefits premiums for one year; and (v) any unpaid base salary, accrued and unused paid time off and unreimbursed expenses due to him or her.

In addition, Messrs. McVeigh and Kelley and Ms. Seeley each executed a management retention agreement with PalmSource, which provides that, in the event that a change of control occurs and within 12 months following the change of control, he or she is terminated involuntarily by PalmSource other than for cause (as defined in the management and retention agreement) or he or she voluntarily terminates his or her employment with PalmSource for good reason (as defined in the management and retention agreement) and signs a mutual release with PalmSource, then he or she is entitled to receive from PalmSource: (i) 100% of his or her annual base salary and target annual bonus; (ii) continued employee benefits until the earlier of two years from the date of termination or the date upon which such person and his or her dependents become covered under another employer’s comparable plans; (iii) 100% of the higher of (a) such person’s target bonus as in effect for the fiscal year in which the change of control occurs or (b) such person’s target bonus as in effect for the fiscal year in which the termination occurs, prorated by the number of days the person worked in the year; and (iv) acceleration of 100% of the unvested portion of any stock option, restricted stock or other equity compensation held by such person. In addition, each management retention agreement provides that if the severance and other benefits provided for by the management retention agreement, or otherwise, are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then such person will receive: (i) a payment sufficient to pay such excise tax and (ii) an additional payment sufficient to pay the excise tax and any taxes arising from the payments made by PalmSource to such person.

Agreements with Former Executive Officers

Consistent with the terms of severance agreement filed with the SEC on August 9, 2003 as Exhibit 10.19 to PalmSource’s Registration Statement on Form S-4, PalmSource entered into a separation agreement with David C. Nagel, its former president and chief executive officer, on May 22, 2005. The separation agreement was filed with the SEC on May 24, 2005 as Exhibit 99.1 to PalmSource’s Current Report on Form 8-K. Under the terms of the separation agreement and in exchange for a release of claims, Mr. Nagel received (i) a lump sum payment of $2.48 million (comprised of a severance payment of $1.24 million and a bonus payment of $1.24 million), less standard withholdings and deductions; (ii) accelerated vesting of 158,135 options to purchase our common stock; and (iii) benefits coverage for two years as specified in the severance agreement. Further, in exchange for Mr. Nagel’s agreement to continue as a part-time employee to provide transition services to PalmSource through July 15, 2005 and a second release of claims, he received nominal cash consideration and the accelerated vesting of 268,445 shares of restricted stock held by him.

Four other former executive officers also received severance benefits in fiscal year 2005. In 2003, PalmSource entered into severance agreements with Ms. Schindler, who served as our senior vice president of worldwide marketing, Ms. Yochum, who served as our chief administrative officer and corporate secretary, Mr. Potts, who was our vice president of worldwide marketing and sales, and Mr. Slotnick, who was our chief products officer. These severance agreements were filed with the SEC on August 29, 2003 as Exhibits 10.15, 10.17, 10.14 and 10.16, respectively, to PalmSource’s Registration Statement on Form S-4.

Pursuant these severance agreements and in exchange for a release of claims, these former executive officers received the following payments:

•	Ms. Schindler: lump sum payment of $275,000, accelerated vesting of 26,253 stock options and 40,904 shares of restricted stock, plus a cash payment of $13,750 under the PalmSource FY2005 Bonus Plan for periods preceding her termination;

•	Ms. Yochum: lump sum payment of $310,000 and accelerated vesting of 20,954 stock options;

•	Mr. Potts: lump sum payment of $225,000 and accelerated vesting of 16,404 stock options and 1,474 shares of restricted stock; and

•	Mr. Slotnick: lump sum payment of $240,000, accelerated vesting of 32,677 stock options and 38,041 shares of restricted stock, and a cash payment of $8,688 under the PalmSource FY2005 Bonus Plan for periods preceding his termination.

PalmSource also entered into a severance agreement with Mr. Limp in 2003, which was filed with the SEC on August 29, 2003 as Exhibit 10.13 to PalmSource’s Registration Statement on Form S-4. However, because Mr. Limp resigned his employment with PalmSource, no benefits were due or paid to him pursuant to his severance agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last fiscal year, our Compensation Committee was composed of three non-employee directors, Messrs. Edelstein and Gassée and Dr. Shoven, none of whom is a current or former officer or employee of PalmSource or any of our subsidiaries. No executive officer of PalmSource served, during the same period, on the compensation committee (or equivalent) or the board of directors of any other entity which had one or more executive officers serving on our Compensation Committee or our board of directors.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION3

Introduction

The Compensation Committee has overall responsibility for approving and evaluating PalmSource’s executive officer compensation plans, policies and programs, including compensation of PalmSource’s chief executive officer. The Compensation Committee consists of three directors who are not employees of PalmSource.

Philosophy

The Compensation Committee has reviewed and approved compensation policies, plans and programs that seek to (i) ensure and sustain PalmSource’s competitive position; (ii) link compensation to individual performance; (iii) enhance stockholder value by aligning the financial interests of the executive officers with those of PalmSource’s stockholders; and (iv) provide a competitive core level of benefits and enhancements on a cost-sharing basis. The Compensation Committee uses independent surveys of comparable industries and segments to help determine whether PalmSource’s compensation policies, plans and programs are competitive within the market. The policies, plans and programs are designed to provide an incentive to management to grow revenues, provide quality returns on investment, enhance stockholder value and contribute to the long-term growth of PalmSource. All policies, plans and programs are reviewed at least annually to ensure they meet the current strategies and needs of the business.

Compensation Plans

PalmSource’s executive compensation is based on three components—base salary, annual cash incentives and long-term equity incentives. Each of these is intended to support the overall compensation philosophy.

Base Salary

The Compensation Committee reviews the base salaries for the executive officers, including the chief executive officer, based on their respective job responsibilities and scope, level of expertise and experience required, overall business performance and individual contribution. The Compensation Committee also considers competitive compensation of similarly positioned executives in comparable companies, based on independent survey information. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis and may be changed based on the individual’s performance, increased scope of responsibility or a change in competitive pay levels in the marketplace.

Annual Incentives

Annual cash incentive compensation is a key tool that PalmSource uses to attract, retain, motivate and reward executive officers. Incentive compensation is variable and tied to corporate performance. During the last fiscal year, all employees of PalmSource (except sales professionals, who were compensated based on individual sales compensation plans) were eligible to participate in the Fiscal Year 2005 Bonus Plan. This plan provided cash awards for meeting individual performance goals and achievement of PalmSource’s annual revenue and operating income target goals. In the last fiscal year, because PalmSource’s financial performance did not reach the revenue or operating income targets, that portion of the bonus tied to PalmSource’s performance was not paid to employees, including executive officers.

[3]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of PalmSource under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Equity Incentives

Long-term equity incentives are provided through restricted stock grants and grants of stock options to executive officers and other key employees pursuant to PalmSource’s 2003 Equity Incentive Plan and 2004 Inducement Equity Incentive Plan. The stock component of compensation is intended to retain and motivate employees to improve long-term stockholder value. Stock options are granted at fair market value and have value only if PalmSource’s stock price increases. The Compensation Committee believes this element of the total compensation program directly links the executive’s interests with those of the stockholders and the long-term performance of PalmSource.

PalmSource often grants options and/or restricted stock to employees, including executive officers, when they first join PalmSource. These initial awards are based on a number of criteria, including their respective job responsibilities and scope, the level of expertise and experience required for their position, and “hiring bonus” equity incentives offered to similarly situated executives at similar companies. The Compensation Committee reviews and approves equity grants to employees who join at a vice president or executive level.

In addition, options and restricted stock may be granted from time to time based on PalmSource and individual performance, as well as market data for similar companies. The Compensation Committee establishes the number and terms of options granted under the equity plans to the chief executive officer as well as all other executive officers. The table entitled “Securities Ownership of Certain Beneficial Owners and Management” reflects the ownership position of the directors and executive officers as of September 10, 2005. Options and restricted stock granted to executive officers typically vest over a two to four year period, and options may be exercised over a 10 year period from the date of grant.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Internal Revenue Code (the “Code”) limits PalmSource to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain named executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code. The Compensation Committee has considered the potential impact of Section 162(m), and PalmSource’s executive compensation program is designed to ensure that compensation of its executives is deductible under Section 162(m) to the extent it falls within the limitations of the Section or qualifies as “performance-based compensation.” However, the Compensation Committee may from time to time approve compensation that is not so deductible.

The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis for PalmSource to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, PalmSource’s performance and stockholder value as a basis for determining PalmSource’s ongoing compensation policies and practices.

Compensation of Chief Executive Officer

In May 2005, Patrick McVeigh was appointed as interim chief executive officer of PalmSource. Following Mr. McVeigh’s appointment, the Compensation Committee reviewed Mr. McVeigh’s compensation and concluded that the additional responsibilities and required contribution of serving in this capacity warranted an increase in the compensation Mr. McVeigh had been receiving as our senior vice president, worldwide licensing and sales and increased Mr. McVeigh’s annual base salary, while he serves as interim chief executive officer, to $375,000. This increase was approved to be retroactive to May 22, 2005. In addition, the Compensation Committee approved (i) a performance bonus in the amount of $50,000 for the first fiscal quarter of fiscal year 2006 and a grant of 6,500 shares of common stock at par value to be issued at the end of the first quarter of fiscal year 2006; (ii) a quarterly performance bonus in the amount of $50,000 for the remainder of fiscal year 2006 and (iii) a grant of 19,500 shares of common stock at par value, with 6,500 shares vesting at the end of each of the second, third and fourth quarters of fiscal year 2006, provided that in each case Mr. McVeigh continues to serve as interim chief executive officer.

David C. Nagel served as president and chief executive officer of PalmSource from December 2001 until May 22, 2005. Mr. Nagel’s annual base salary for the last fiscal year was $620,000. The board did not increase Mr. Nagel’s base salary in 2005 from the prior year. This reflected the Compensation Committee’s belief that Mr. Nagel’s base salary was at a competitive level for similar technology companies. Mr. Nagel received a severance payment of $2,248,000 in fiscal year 2005.

Compensation of Other Current Executive Officers

Following the end of fiscal year 2005, the Compensation Committee approved the following compensation and equity grants for our chief financial officer and senior vice president, research and development. The Compensation Committee recommended the following compensation and equity grants because it views the continued employment of these individuals by PalmSource as important for PalmSource to meet it goals. The Compensation Committee also believed that this compensation and these equity grants are commensurate with the responsibilities of these individuals.

Ms. Seeley’s annual base salary was increased to $350,000 retroactive to July 20, 2005. In addition Ms. Seeley is eligible to earn a target bonus of $175,000. Ms. Seeley was granted 5,500 shares of common stock at par value at the end of the first quarter of fiscal year 2006. Further, Ms. Seeley was granted 16,500 shares of common stock at par value, with 5,500 shares vesting at the end each of the second, third and fourth fiscal quarters of fiscal year 2006, provided that she continues to serve as senior vice president, research and development.

Mr. Kelley’s annual base salary was increased to $275,000, effective July 1, 2005. Mr. Kelley is eligible to earn a target bonus of $137,500. In addition, Mr. Kelley was granted 2,650 shares of common stock at par value at the end of the first quarter of fiscal year 2006. Further, Mr. Kelley was granted 7,950 shares of common stock at par value, with 2,650 shares vesting at the end each of the second, third and fourth fiscal quarters of fiscal year 2006 provided that he continues to serve as senior vice president, research and development. Further, Mr. Kelley was granted 50,000 stock options under PalmSource’s 2003 Equity Incentive Plan, which options vest over a period of four years.

Compensation Committee

John B. Shoven, Ph.D., Chairperson

P. Howard Edelstein

Jean-Louis Gassée

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of September 10, 2005 by: (i) each director and nominee for director; (ii) each of the named executive officers; (iii) all executive officers and directors of PalmSource as a group; and (iv) all those known by PalmSource to be beneficial owners of more than five percent (5%) of our common stock. Unless otherwise indicated, the address of each of the beneficial owners listed in this table is: c/o PalmSource, Inc., 1188 East Arques Avenue, Sunnyvale, California 94085.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Goldman Sachs Asset Management, L.P. 32 Old Slip New York, NY 94089 (2)	897,037	5.32%
David A. Rocker c/o Rocker Partner, L.P. 374 Milburn Avenue, Suite 205E Milburn, NJ 07041 (3)	860,036	5.10%
Patrick McVeigh (4)	26,000	*
Jeanne Seeley (5)	22,000	*
David C. Nagel (6)	523,563	3.01%
Gabriele R. Schindler (7)	84,382	*
Lawrence Slotnick (8)	109,471	*
Doreen S. Yochum (9)	83,809	*
David A. Limp (10)	57,184	*
Lamar Potts (11)	45,110	*
Andre Dahan	—	*
P. Howard Edelstein (12)	20,400	*
William L. Keever	—	*
Jean-Louis F. Gassée (13)	29,000	*
John B. Shoven, Ph.D. (14)	29,000	*
Betsy Rafael (15)	5,000	*
All directors and executive officers as a group (15 persons)	1,077,561	6.40%

*	Less than one percent.
(1)	Number of shares beneficially owned and the percentage of shares beneficially owned are based on 16,848,696 shares of our common stock outstanding as of September 10, 2005, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after September 10, 2005 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table, based on information provided by the persons named in this table, such persons have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)	Based on a Schedule 13G dated February 7, 2005 filed with the SEC by Goldman Sachs Asset Management, L.P.
(3)	Based on a Schedule 13G dated February 4, 2005 filed with the SEC by Mr. Rocker.
(4)	Includes 19,500 shares subject to repurchase by PalmSource as of September 10, 2005.
(5)	Includes 16,500 shares subject to repurchase by PalmSource as of September 10, 2005.

(6)	Includes 523,563 options to acquire shares exercisable prior to October 15, 2005.
(7)	Includes 84,382 options to acquire shares exercisable prior to October 5, 2005.
(8)	Includes 87,139 options to acquire shares exercisable prior to October 5, 2005.
(9)	Includes 83,809 options to acquire shares exercisable prior to November 19, 2005.
(10)	Includes 57,184 options to acquire shares exercisable prior to November 19, 2005.
(11)	Includes 45,110 options to acquire shares exercisable prior to November 19, 2005.
(12)	Includes 20,000 options to acquire shares exercisable within 60 days of September 10, 2005.
(13)	Includes 29,000 options to acquire shares exercisable within 60 days of September 10, 2005.
(14)	Includes 29,000 options to acquire shares exercisable within 60 days of September 10, 2005.
(15)	Includes 5,000 options to acquire shares exercisable within 60 days of September 10, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of PalmSource. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulation to furnish PalmSource with copies of all Section 16(a) forms they file.

To PalmSource’s knowledge, based solely on a review of the copies of Section 16(a) reports furnished to PalmSource and written representations that no other reports were required, during the fiscal year ended June 3, 2005, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were satisfied.

PERFORMANCE MEASUREMENT COMPARISON4

The following graph shows a total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) in cash on October 28, 2003 (the date on which our common stock began trading on The Nasdaq National Market) for: (i) our common stock; (ii) The Nasdaq National Market Index; and (iii) the RDG Software Composite Index. Our stock price performance shown in the graph below is not indicative of future stock performance.

[4]	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of PalmSource under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to: Investor Relations, PalmSource, Inc., 1188 East Arques Avenue, California 94085 or contact our Investor Relations department at (408) 400-1942. We will promptly deliver upon written or oral request a separate copy of the annual report or proxy statement to a security holder at a shared address to which a single copy of the document was delivered. Stockholders who currently receive multiple copies of the proxy statement at a single address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended June 3, 2005, as filed with the SEC, is available at no charge to our stockholders upon written request to PalmSource at Investor Relations, PalmSource, Inc., 1188 East Arques Avenue, California 94085. Copies may also be obtained without charge through PalmSource’s website at http://www.palmsource.com, as well as the SEC’s website at http://www.sec.gov.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Jeanne Seeley

Chief Financial Officer and Secretary

Sunnyvale, California

                    , 2005

Annex A

AGREEMENT AND PLAN OF MERGER

by and among:

PALMSOURCE, INC.,

a Delaware Corporation;

APOLLO MERGER SUB, INC.,

a Delaware Corporation; and

ACCESS CO., LTD.,

a Japanese Corporation.

Dated as of September 8, 2005

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (“Agreement”), dated as of September 8, 2005, by and among ACCESS Co., Ltd., a Japanese corporation (“Parent”), Apollo Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and PalmSource, Inc., a Delaware corporation (“Company”). Certain capitalized terms have the meanings given to such terms in Article IX.

RECITALS

A. WHEREAS, the Board of Directors of Company has determined that it is advisable, and in the best interests of Company and its stockholders for Parent to acquire Company upon the terms and subject to the conditions set forth in this Agreement.

B. WHEREAS, in furtherance of the acquisition of Company by Parent, it is proposed that Merger Sub merge with and into Company, with Company being the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and in accordance with Delaware Law (the merger of Merger Sub into Company being referred to in this Agreement as the “Merger”).

C. WHEREAS, the Board of Directors of Company has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable and in the best interests of Company and its stockholders, (ii) approved this Agreement, and the transactions contemplated hereby and (iii) resolved to recommend that Company’s stockholders adopt this Agreement and approve the Merger.

D. WHEREAS, the Board of Directors of Parent has (i) determined that the Merger is advisable, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Merger and the other transactions contemplated hereby.

E. WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Company Common Stock other than the Dissenting Shares will be converted into the right to receive the Merger Consideration as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing. The Closing shall take place as soon as practicable, and in any event not later than two (2) Business Days after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto may agree (the “Closing Date”). The Closing shall take place at the offices of Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation, 3 Embarcadero Center, 7th Floor, San Francisco, California 94111, or at such other location as the parties hereto may agree in writing.

1.3 Effective Time. Prior to the Closing, Parent and Company shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law. The Merger shall become effective at the Effective Time as set forth in the Certificate of Merger which shall be filed with the Secretary of State of the State of Delaware on the Closing Date (the time the Merger becomes effective being the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; By-Laws; Directors and Officers. Unless otherwise determined by Merger Sub before the Effective Time, at the Effective Time:

(a) The Certificate of Incorporation of Merger Sub, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

(b) The By-Laws of Merger Sub, as in effect immediately before the Effective Time, shall be the By-Laws of the Surviving Corporation.

(c) The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation, and, except as Merger Sub may otherwise notify Company in writing prior to the Effective Time, the officers of Company immediately before the Effective Time will be the initial officers of the Surviving Corporation.

1.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Company or the stockholders of any of the foregoing, the shares of stock of the constituent corporations shall be converted as follows:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. Each issued and outstanding share of common stock, par value $0.001 per share, of Company (the “Company Common Stock”) that is owned by Parent, Merger Sub or any other wholly owned subsidiary of Parent or held in the treasury of Company (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion or Retention of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares and subject to Section 1.8 with respect to Restricted Stock and Escrowed Shares) shall be converted into the right to receive an amount equal to $18.50 in cash (the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock following the Merger in the manner set forth in Section 1.7. All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 1.6(c) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall thereafter represent the right to receive with respect to each underlying share of Company Common Stock the Merger Consideration. If, prior to the Effective Time, the outstanding shares of Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

(d) Dissenting Shares. Holders of Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the Delaware Law. Company shall give Parent prompt notice of any demand, purported demand, objection, notice, petition, or other communication received from stockholders or provided to stockholders by Company with respect to any Dissenting Shares or shares claimed to be Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. Payment of any amount payable to the holders of Dissenting Shares shall be the obligation of Company. However, Company agrees that, without the prior written consent of Parent, it shall not voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such shares.

1.7 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. Immediately after the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article Article I, an amount of cash equal to the product of the Merger Consideration and the total number of outstanding shares of Company Common Stock (such product, the “Aggregate Merger Consideration,” and such aggregate cash being deposited, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on the Exchange Fund shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates, or an electronic book entry position in lieu of a physical certificate or certificates, that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a “Certificate”) whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock theretofore represented by such Certificate pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 1.7. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Common Stock Exchanged For Cash. The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, Company or the Exchange Agent, or any employee, officer, director, agent or affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such cash in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration to all of the holders of Company Common Stock as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Withholding Rights. The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended and the treasury regulations promulgated thereunder (the “Code”), or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

1.8 Equity Incentive Plans and Related Matters.

(a) Company Options.

(i) At the Effective Time, each Company Option that is then outstanding with an exercise price less than the Merger Consideration (an “In-the-Money Option”) shall be assumed and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Company Common Stock subject to such In-the-Money Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock, with such amount rounded down to the nearest whole cent (the “Option Consideration”).

(ii) Immediately prior to the Effective Time, each Company Option that is then outstanding with an exercise price greater than the Merger Consideration (an “Underwater Option”) shall become fully vested and exercisable. At the Effective Time, each Underwater Option shall terminate.

(iii) Parent shall, or shall cause the Company to: (x) pay to holders of In-the-Money Options that immediately prior to the Effective Time were vested, the Option Consideration less applicable Taxes required to be withheld with respect to such payment related to such vested In-the-Money Options promptly after the Effective Time and (y) pay to holders of In-the-Money Options that immediately prior to the Effective Time were unvested, the Option Consideration less applicable Taxes required to be withheld with respect to such payment over time and without interest in accordance with the vesting schedule set forth in the agreement evidencing such In-the-Money Options.

(iv) Subject to the foregoing provisions of this Section 1.8(a), each In-the-Money Option so assumed by Parent shall continue to have, and be subject to, the same terms and conditions set forth in the agreement evidencing such option and the applicable Company Equity Incentive Plan immediately prior to the Effective Time, including provisions with respect to vesting, except that each In-the-Money Option shall be converted into the right to receive the Option Consideration as described in this Section 1.8(a), and except that payment of the Option Consideration shall be made promptly after the Effective Time or promptly after the applicable vesting dates, as described in this Section 1.8(a), and not upon exercise of the assumed In-the-Money Options by the holder.

(v) Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding Company Option describing the treatment of the Company Option in accordance with this Section 1.8(a).

(b) Restricted Stock. At the Effective Time, the unvested shares of Restricted Stock that are then outstanding shall be converted into the Merger Consideration; provided, however, that the Merger Consideration issuable in exchange therefor shall remain subject to the terms and conditions of the applicable Company Equity Incentive Plan or other agreements by which such shares of Restricted Stock were issued or are otherwise subject, including the vesting schedule. Parent shall, or shall cause the Company to, pay to holders of Restricted Stock the Merger Consideration less applicable Taxes required to be withheld with respect to such payment over time and without interest in accordance with the vesting schedule set forth in the agreement by which such shares of Restricted Stock were issued or are otherwise subject. Prior to the Effective Time, the Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of Restricted Stock describing the treatment of the Restricted Stock in accordance with this Section 1.8(b).

(c) Employee Stock Purchase Plan. Prior to the Effective Time, the Board of Directors shall terminate Company’s Employee Stock Purchase Plan and return all cash accumulated in each participant’s account to such participants.

(d) Escrowed Shares. At the Effective Time, the Escrowed Shares that are then outstanding shall be converted into the Merger Consideration; provided that for the avoidance of doubt, such conversion and the consummation of the Merger shall not affect in any manner the Escrow Agreement or the rights and obligations of the parties thereto under the Escrow Agreement. Without limiting the generality of the foregoing, the rights of the holders of the Escrowed Shares to obtain the Merger Consideration for their Escrowed Shares pursuant to Section 1.7 or otherwise shall be subject to the rights of the Company against the Escrowed Shares under the Escrow Agreement (and the Company’s right to the Merger Consideration into which the Escrowed Shares have been converted).

(e) Other Actions. At or prior to the Effective Time, Company’s Board of Directors shall adopt any resolutions and take any actions which are necessary to effectuate this Section 1.8. At the Effective Time, the Company agrees to effect the termination of the Company’s Equity Incentive Plans.

1.9 Taking of Necessary or Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

RESERVED

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in the Company Disclosure Schedule, Company represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization, Standing and Power. Each of Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Company and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has furnished or made available to Parent a true and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Company and each of its Subsidiaries. Neither Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. As of the date hereof, (i) 16,848,696 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 3,145,011 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iii) none of the shares of Company Common Stock are held in the treasury of Company, and (iv) 484,908 shares of Company Common Stock are reserved for issuance pursuant to Company Options not yet granted. As of the date hereof, no shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or securities of Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Company may vote. Except as set forth above, as of the date hereof, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of Company shall be issued or become outstanding after the date hereof other than upon exercise of Company Options outstanding as of the date hereof. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and correct list, as of August 25, 2005, of all rights of any character relating to the issued or unissued capital stock of Company and each of its Subsidiaries, or obligating Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Company or any of its Subsidiaries, and Company has not granted any such rights or incurred any such obligations from such date until the date hereof. Such list sets forth the name of each holder and the number of shares of Company Common Stock subject to each such Company Option, the date of grant, the exercise or vesting schedule, the exercise price per share and the term of each such Company Option. Such list also sets forth the name of each holder of Restricted Stock and the number of shares of Restricted Stock held by each holder, the date of grant and the vesting schedule of the Restricted Stock. On the Closing Date, Company shall deliver to Parent an updated Section 3.2(a) of the Company Disclosure Schedule hereto current as of such date. Since the date hereof, Company has not issued any shares of its capital stock or Company Options in respect thereof, except upon the conversion of the securities or the exercise of the Company Options referred to above. All shares of Company Common Stock subject to issuance as described above shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(b) None of Company or any of its Subsidiaries has any contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of Company’s Subsidiaries or any other Person. All of the outstanding shares of capital stock and voting securities of each Subsidiary of Company are owned, directly or indirectly, by Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of Company’s Subsidiaries owned by Company, directly or indirectly, are free and clear of all Liens. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. None of the outstanding equity securities or other securities of any of Company or its Subsidiaries was issued in violation of the Securities Act or any other legal requirement.

(c) Neither Company nor any of its Subsidiaries owns, or has any contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of Company) or any direct or indirect equity or ownership interest in any other business. Neither Company nor any Subsidiary is or has ever been a general partner of any general or limited partnership or the managing member of any limited liability company.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Board of Directors of Company. The Company’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Company’s stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement in accordance with the requirements of Delaware Law, (iii) declared that this Agreement is advisable, (iv) resolved to recommend that stockholders of Company adopt this Agreement, and (v) to the extent necessary, adopted a resolution for the purpose of causing Company not to be subject to any restriction set forth in any state takeover law or similar Laws and Regulations that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. The Company Stockholder Approval is the only vote of the holders of any class or series of Company’s capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Certificates of Incorporation or bylaws or other charter or organizational documents of Company or any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except in the case of clause (ii)(y) above for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Company Material Adverse Effect.

3.4 Consents and Approvals. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the Company Stockholder Approval and (iii) the consents, notices and approvals set forth in Section 3.4 of the Company Disclosure Schedule, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Company of this Agreement and (B) the consummation by Company of the Merger and the other transactions contemplated hereby.

3.5 SEC Documents; Financial Statements.

(a) Company has furnished or made available (including via EDGAR) to Parent a true and complete copy of the Company SEC Documents filed with the SEC by Company, since July 3, 2003, and, prior to the Effective Time, Company shall have furnished or made available (including via EDGAR) to Parent true and complete copies of any Company SEC Documents filed with the SEC by Company after the date hereof and prior to the Effective Time. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded prior to the date hereof by a subsequently filed Company SEC Document. Company is in compliance in all material respects with the applicable provisions of (i) the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq National Market.

(b) The financial statements of Company, including the notes thereto, included in the Company SEC Documents (collectively, the “Company Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present in all material respects the consolidated financial condition, operating results and cash flows of Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Since June 3, 2005, Company has not received from its independent auditors any oral or written notification of a (x) “reportable condition” or (y) “material weakness” in Company’s internal controls. For purposes hereof, the terms “reportable condition” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards 60, as in effect on the date hereof.

3.6 Absence of Certain Changes or Events.

(a) Since June 3, 2005, Company and each of its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

(i) any change, event or condition that is a Company Material Adverse Effect;

(ii) any acquisition, sale or transfer of any material asset of Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iii) any change in Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting Company’s assets or any of its Subsidiaries’ assets, except as set forth in any Company SEC Document (but only to the extent set forth therein) or as have been required by a change in GAAP;

(iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Company, or any direct or indirect redemption, purchase or other acquisition by Company of any of its shares of capital stock;

(v) any material contract entered into by Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice or made available to Parent, or any material amendment or termination of, or default under, any material contract to which Company or any of its Subsidiaries is a party or by which it is bound;

(vi) any amendment or change to the Certificate of Incorporation or bylaws of Company;

(vii) any election with respect to taxes or changes in tax accounting methods; or

(viii) any agreement by Company or any of its Subsidiaries to do any of the things described in the preceding clauses (i) through (vii).

(b) Except as permitted by this Agreement, since June 3, 2005, neither Company nor any of its Subsidiaries has, except for such actions as are in the ordinary course of business consistent with past practice or as required by applicable law, (x) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer or director from the amount thereof in effect as of June 3, 2005, (y) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than customary quarterly and year-end bonuses for fiscal year 2005 or (z) granted any stock appreciation rights or rights to acquire any shares of its capital stock to any officer, director or employee, other than grants made in the ordinary course of business consistent with past practice pursuant to the Company Equity Incentive Plans.

3.7 Undisclosed Liabilities. Neither Company nor any of its Subsidiaries has any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the audited consolidated balance sheet (and the related notes thereto) of Company and its Subsidiaries at June 3, 2005 included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005, (ii) those incurred in the ordinary course of business consistent with past practice since June 3, 2005, and (iii) the obligations of Company set forth in this Agreement.

3.8 Legal Proceedings. Except as set forth in Section 3.8 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries which has a Company Material Adverse Effect. There is no injunction, order, judgment or decree imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries which has a Company Material Adverse Effect.

3.9 Taxes and Tax Returns.

(a) (i) Company and each of its Subsidiaries have filed or caused to be filed all federal, state, foreign and, to the knowledge of Company, local Tax returns and reports required to be filed with any Tax authority; (ii) all such

Tax returns and reports are correct and complete in all material respects; (iii) Company and its Subsidiaries have paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements; and (iv) Company and each of its Subsidiaries do not have any material liability for Taxes for any current or prior tax periods in excess of the amount reserved or provided for in the Company Financial Statements (but excluding, for this purpose only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b) Section 3.9(b) of the Company Disclosure Schedule identifies all pending audits or examinations with respect to any Tax returns of Company and its Subsidiaries.

(c) There are no disputes pending with respect to, or claims or assessments asserted in writing for any material amount of Taxes upon Company or any of its Subsidiaries, nor has Company or any of its Subsidiaries given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any Tax return for any period.

(d) Since October 29, 2003, neither Company nor any of its Subsidiaries has been required to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by Company or any Subsidiary).

(e) Neither Company nor any of its Subsidiaries (i) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company) or (ii) has any liability for the Taxes of any person (other than any of Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Company and each of its Subsidiaries have withheld from their employees, customers and any other applicable payees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States persons), except for such amounts, individually or in the aggregate, as are not material.

(g) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, Company and each of its Subsidiaries are in compliance with all applicable rules and regulations regarding the solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign tax withholding or reporting.

(h) Company has furnished or made available to Parent complete and accurate copies of all income and franchise tax returns, and any amendments thereto, filed by Company or any of its Subsidiaries for all tax periods ending on or after October 29, 2003.

(i) None of Company and its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b), any “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2, or any “potentially abusive tax shelter” within the meaning of Treasury Regulations Section 301.6112-1(b).

(j) Neither Company nor any of its Subsidiaries is a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Company or any of its Subsidiaries.

(k) None of Company or its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any person that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company, any Subsidiary or any entity within the same “controlled group” as Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a “Company ERISA Affiliate”) or to which Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, officers, employees or consultants of Company, any Subsidiary or Company ERISA Affiliate (the “Company Employee Benefit Plans”).

(b) None of the Company Employee Benefit Plans is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA (the “Company Multiemployer Plan”). Neither Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan.

(c) None of the Company Employee Benefit Plans is a “single employer plan,” as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Neither Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide medical benefits to employees, former employees or retirees after their termination of employment, other than pursuant to applicable law or regulation.

(d) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, received a favorable determination letter from the IRS after January 1, 1997, and, to Company’s knowledge, nothing has occurred with respect to the operation of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

(f) None of Company, the Subsidiaries, the officers of Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Company, any of the Subsidiaries or any officer of Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

(g) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered or made available to Parent by Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500; and (iii) summary plan descriptions.

(h) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of Company, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(i) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively (including rules and regulations thereunder) and other applicable federal and state laws and regulations and all employees required to be included as participants by the terms of such plans have been properly included, except to the extent that any failure to so include the employees would not subject Company to any material liability.

3.11 Employee Matters.

(a) Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws and regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including, without limitation, all laws and regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including, without limitation, the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice. Neither Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract; nor does Company know of any activities or proceedings of any labor union to organize any such employees.

(b) As of the time of execution and delivery of this Agreement, no executive officers of Company or any of its Subsidiaries have given notice to Company or any of its Subsidiaries, nor are Company or any of its Subsidiaries otherwise aware, that any such executive officer intends to terminate his or her employment with Company or any of its Subsidiaries.

(c) As of the time of execution and delivery of this Agreement, to the knowledge of Company, no executive officer of Company or any of its Subsidiaries is in violation in any respect of any term of any employment or services contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer which would reasonably be expected to impede the right of any such executive officer to be employed or engaged by Company or any of its Subsidiaries because of the nature of the business conducted by Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others.

(d) None of Company, any Subsidiary of Company, Parent or any Subsidiary of Parent shall have any liability under the Workers Adjustment and Retraining Notification Act, as amended, or the employee protection laws of any foreign jurisdiction, with respect to any events occurring or conditions existing on or prior to Closing.

3.12 Compliance with Applicable Law and Regulatory Matters.

(a) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, Company and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries have all material licenses, permits, certificates, franchises and other authorizations (collectively the “Authorizations”) necessary for the conduct of their respective businesses, in each case as presently conducted, and have complied with and are not in violation of such Authorizations except to the extent such failure or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. Company and each of its Subsidiaries have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not be material to Company, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Company, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c) Section 3.12(c) of the Company Disclosure Schedule sets forth a description of each Governmental Order applicable to Company or any of its Subsidiaries, and no such Governmental Order has had or could reasonably be expected to have a Material Adverse Effect on Company or any of its Subsidiaries.

(d) To its knowledge, Company has not received any notice from a competent authority alleging that Company has complied with any applicable data or consumer protection laws, nor, to its knowledge, has Company received any claim from any individual seeking compensation for breaches of applicable data and consumer protection laws.

3.13 Material Contracts.

(a) Except for the contracts described in or filed as an exhibit to the Company SEC Documents or set forth in Section 3.13 or Section 3.18 of the Company Disclosure Schedule (collectively, the “Material Contracts”), neither Company nor any of its Subsidiaries is a party to or is bound by any of the following:

(i) any contract or agreement entered into other than in the ordinary course of business consistent with past practice for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

(ii) any contract or agreement for the purchase of services in excess of $100,000 which cannot be cancelled by Company or any of its Subsidiaries without penalty or further payment or without more than 45 days’ notice;

(iii) any contract, agreement or instrument in excess of $100,000 that expires or may be renewed at the option of any Person other than Company or any of its Subsidiaries so as to expire more than one year after the date of this Agreement;

(iv) any material contract with any independent contractor or consultant (or similar arrangement) which is not cancelable without penalty and without more than thirty (30) days’ notice;

(v) any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where Company or any of its Subsidiaries is a lender, borrower or guarantor;

(vi) any contract or agreement limiting the freedom of Company or any of its Subsidiaries or any of their respective employees to engage in any line of business or to compete with any other Person;

(vii) any contract or agreement with any Affiliate of Company;

(viii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

(ix) any material agreement which would be terminable other than by Company or its Subsidiaries or under which a payment obligation would arise or be accelerated, in each case as a result of the consummation of the transactions contemplated by this Agreement;

(x) any material alliance, cooperation, joint venture, stockholders’ partnership or similar agreement;

(xi) any broker, distributor, dealer, agency, sales promotion, market research, market consulting or advertising agreement involving in excess of $100,000 (other than software licenses entered into in the ordinary course of business);

(xii) any material research, development, sales representative, marketing or reseller agreement, or any service, support or maintenance agreement related to the business or technology of Company or any of its respective Subsidiaries;

(xiii) any material agreement, option or commitment or right with, or held by, any Third Party to acquire, use or have access to any assets or properties, or any interest therein, of Company or any of its Subsidiaries (other than software licenses entered into in the ordinary course of business);

(xiv) any material agreement that affects or relates to Company IP, including, without limitation, any material agreement pursuant to which any person or entity is authorized to use or has an ownership or security interest in any Company IP;

(xv) any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement; and

(xvi) any other contract the loss of which would have a Company Material Adverse Effect.

(b) Company and each of its Subsidiaries have performed all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged to be in default in respect of, each Material Contract to which Company or any Subsidiary is a party or by which Company or any Subsidiary is bound, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Material Contracts is in full force and effect, without amendment (other than as disclosed in Section 3.13 of the Company Disclosure Schedule), and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or any of its Subsidiaries or, to the knowledge of Company, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, be material to Company. True, correct and complete copies of all Material Contracts have been furnished or made available to Parent or filed as exhibits to the Company SEC Documents.

3.14 Assets. Company and its Subsidiaries own, lease or have the right to use all the material properties and assets necessary for or used or held for use in the conduct of their respective business or otherwise owned, leased or used by Company or any of its Subsidiaries (all such properties and assets being referred to as the “Assets”). Each of Company and its Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens other than Permitted Liens. Section 3.14 of the Company Disclosure Schedule contains a true, complete and correct list (designating the relevant owners, lessors, sublessors, sublessees and lessees, as applicable) of all real property and improvements leased or subleased by Company and its Subsidiaries or otherwise made available for their use (the “Leases”). Copies of all Leases have been delivered or otherwise made available to Parent by Company.

3.15 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims or actions or any private environmental investigations or remediation activities or governmental investigations of any nature that would be reasonably likely to result in the imposition on Company or any of its Subsidiaries, of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance, including CERCLA, pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, which liability or obligation would be material to Company. To the knowledge of Company, none of Company or any of its Subsidiaries or their respective assets is subject to any such liability or obligation. Neither Company nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or Third Party imposing any liability or obligation with respect to the foregoing.

3.16 State Takeover Laws. The Board of Directors of Company has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

3.17 Insurance. Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 3.17 of the Company Disclosure Schedule. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights registered, applied for, filed or issued in the name of Company or any of its Subsidiaries, or otherwise owned by Company or any of its Subsidiaries, as of the date of this Agreement. Except with respect to any pending application for Registered Intellectual Property Rights, to the knowledge of Company, as of the date of this Agreement no interference, opposition, reissue, reexamination, or other similar proceeding is pending before any Governmental Entity in which the ownership of any such Registered Intellectual Property Right by Company or any of its Subsidiaries, or the scope, validity, or enforceability of any such Registered Intellectual Property Right, is being or has been contested or challenged. Company has no knowledge of any facts that would render any such Registered Intellectual Property Right invalid or unenforceable. Company or its Subsidiaries have made all filings and payments necessary to maintain such Registered Intellectual Property Rights and, to the knowledge of Company, Company or its Subsidiaries have recorded in a timely manner all assignments of Registered Intellectual Property Rights to Company or its Subsidiaries with the relevant Governmental Entities.

(b) Section 3.18(b) of the Company Disclosure Schedule lists each material contract or agreement pursuant to which Company or any of its Subsidiaries has, as of the date of this Agreement, granted to any other Person any license under, or other right or interest in, any Company IP (other than non-exclusive, object code software licenses granted to end user customers in the ordinary course of business pursuant to Company’s or its Subsidiaries’ standard form of “shrinkwrap” or “clickwrap” end user license agreement). For purposes of this paragraph, all contracts and agreements pursuant to which Company or any of its Subsidiaries has provided to any other Person any exclusive right or license in or to any Company IP, and all contracts and agreements entered on or after October 29, 2003 pursuant to which Company has provided to any other Person any assurance that any such contract or agreement or any term of any such contract or agreement will be materially no less favorable than any other contract or agreement between Company and any third party shall be deemed material.

(c) Section 3.18(c) of the Company Disclosure Schedule identifies each material contract or agreement pursuant to which any other Person has, as of the date of this Agreement, granted to Company or any of its Subsidiaries any license under, or other right or interest in, any Intellectual Property or Intellectual Property Rights (other than any non-customized software that is (i) licensed to Company or any of its Subsidiaries in object code form pursuant to a non-exclusive, internal use, software license, (ii) not incorporated into any of Company’s or its Subsidiaries’ products or services, and (iii) generally available on standard terms for less than $10,000 per copy, seat, CPU, or named user).

(d) Company and its Subsidiaries own all right, title, and interest in and to each item of Company IP, free and clear of any Liens (other than Permitted Liens, licenses granted by Company or its Subsidiaries under the contracts and agreements listed in Section 3.18(b) of the Company Disclosure Schedule and any non-exclusive licenses granted by Company or its Subsidiaries in the ordinary course of business).

(e) Each Person who is or was involved in the creation or development of any Company IP is or was an employee or contractor of Company or any of its Subsidiaries and has signed a written agreement containing an assignment to Company or any of its Subsidiaries of all right, title and interest, including all Intellectual Property Rights, in and to any such Company IP. To the knowledge of Company, no such Person has inserted into the Company IP, and to the knowledge of Company the Company IP does not contain, any “back door,” “drop dead device,” “virus,” “Trojan horse,” “worm,” or “time bomb” (as such terms are commonly understood in the software industry), or any other code or device intended to disrupt, disable, impede, or provide unauthorized access to a computer system or network or other device on which such code is stored or installed.

(f) Company and each of its Subsidiaries has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of and otherwise protect its rights in all of its trade secrets and other material confidential information, including requiring any employee or contractor to sign a confidentiality agreement. To the knowledge of Company, there has been no misappropriation or other unauthorized use or disclosure of any such trade secrets or other material confidential information by any other Person.

(g) To the knowledge of Company, as of the date of this Agreement no Person is infringing, misappropriating, or otherwise violating any material Company IP.

(h) To the knowledge of Company, Company and its Subsidiaries have not infringed, misappropriated or otherwise violated, and are not infringing, misappropriating, or otherwise violating, the Intellectual Property Rights of any other Person. There is no pending suit, arbitration or other legal action involving Company or any of its Subsidiaries in which Company or any of its Subsidiaries is alleged to have infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person. Section 3.18(h) of the Company Disclosure Schedule lists any written complaint, claim, notice, or other communication that Company or any of its Subsidiaries has received since October 29, 2003 alleging any infringement, violation or misappropriation of the Intellectual Property Rights of any other Person by Company or any of its Subsidiaries.

(i) No funding, facilities, or personnel of any Governmental Entity were used in the development of any Company IP in a manner that would give such Governmental Entity any interest in the Company IP.

(j) Neither Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Company, threatened, legal, arbitral or other proceedings, claims, or actions of any nature against Company or any of its Subsidiaries in which the ownership of any Company IP by Company or any of its Subsidiaries, or the scope, validity or enforceability of any Company IP, is being or has been contested or challenged. No Company IP is subject to any outstanding Governmental Order, decree, judgment or contractual agreement that restricts in any manner the use, transfer or licensing thereof by Company or any of its Subsidiaries.

(k) Section 3.18(k) of the Company Disclosure Schedule lists each contract or agreement, other than those entered into in the ordinary course of business, pursuant to which Company or any of its Subsidiaries has agreed to assume any obligation to indemnify, defend or hold harmless any other Person from or against claims of infringement, misappropriation or violation of Intellectual Property Rights.

(l) To the knowledge of Company, the terms under which Company or any of its Subsidiaries have licensed any Freely Available Software do not and will not have the effect of requiring any products of Company or any of its Subsidiaries, or any portions thereof, to be (A) disclosed or distributed in source code form, (B) licensed to other Persons for the purpose of making derivative works or redistributing such software, or (C) licensed or otherwise distributed to other Persons at no charge. “Freely Available Software” means any software program(s) available without charge for use, modification and/or distribution, including any open source software.

(m) In each case in which Company or any of its Subsidiaries has acquired ownership of any Intellectual Property Rights from any other Person, Company or its Subsidiary has obtained an assignment sufficient to transfer irrevocably all right, title and interest in and to such Intellectual Property Rights, including, to the knowledge of Company, the right to seek past and future damages with respect to the infringement, misappropriation or violation of such Intellectual Property Rights.

3.19 Interests of Officers and Directors. None of the officers or directors of Company or any of its Subsidiaries or any of their respective Affiliates has any material interest in any property, real or personal, tangible or intangible or used in the business of Company and its Subsidiaries, or in any supplier, distributor or customer of Company and its Subsidiaries, or any other relationship, contract, agreement, arrangement or understanding with Company and its Subsidiaries, except as disclosed in the Company SEC Documents and except for the normal rights of a stockholder and rights under the Company Options.

3.20 Opinion. Prior to the execution of this Agreement, Company has received an opinion from Jefferies Broadview, to the effect that as of the date hereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair to the stockholders of Company from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

3.21 Broker’s Fees. Except for Jefferies Broadview, neither Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.22 Company Information.

(a) The representations and warranties made by Company herein and in any schedule hereto, including the Company Disclosure Schedule, and certificate furnished by Company pursuant to this Agreement, do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(b) None of the information to be supplied by Company for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Schedule, Parent represents and warrants to Company as follows:

4.1 Corporate Organization, Standing and Power. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and its Subsidiaries has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would constitute a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

4.2 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the Merger and the transactions contemplated hereby have been duly and validly approved and adopted by the Boards of Directors of Parent and Merger Sub. No other corporate proceedings (including any approvals of Parent stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution and delivery of this Agreement by Parent nor Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except in the case of clause (ii)(y) above for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not be a Parent Material Adverse Effect.

4.3 Consents and Approvals. Except for (i) any approvals or filings required by the HSR Act and (ii) the consents, notices and approvals set forth in Section 4.3 of the Parent Disclosure Schedules, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby.

4.4 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

4.5 Financial Wherewithal. Parent has sufficient cash or cash equivalents available, directly or through one or more affiliates, to pay the Merger Consideration to each holder of Company Common Stock for all of the outstanding shares of Company Common Stock on the terms and conditions contained herein, and there is no restriction on the use of such cash or cash equivalents for such purpose.

4.6 Legal Proceedings. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Merger, nor, to the knowledge of Parent, is there any basis for any proceeding, claim or any action against Parent or any of its Subsidiaries that does or would reasonably be likely to, prevent Parent from consummating the Merger; provided that, any litigation brought by a party other than a Governmental Entity challenging the validity or propriety of the transactions contemplated by this Agreement shall not be deemed to prevent Parent from consummating the Merger for the purposes of this Agreement. There is no injunction, order, judgment or decree imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which does or would reasonably be likely to, prevent Parent from consummating the Merger.

4.7 Compliance with Applicable Law and Regulatory Matters.

(a) Parent and each of its Subsidiaries have complied with all applicable Laws and Regulations, and are not in violation of, and have not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties, except for such noncompliance and violations as do not, or would not reasonably be likely to, prevent Parent from consummating the Merger;

(b) There are no Governmental Orders applicable to Parent or any of its Subsidiaries which do, or would reasonably be likely to, prevent Parent from consummating the Merger.

4.8 Broker’s Fees. Except for Credit Suisse First Boston LLC and Nomura Securities, neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

4.9 Parent Information.

(a) The representations or warranties made by Parent herein or in any schedule hereto, including the Parent Disclosure Schedule, or certificate furnished by Parent pursuant to this Agreement do not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

(b) None of the information to be supplied by Parent for inclusion or incorporation by reference in (i) the Proxy Statement will, on the date the Proxy Statement is first mailed to Company’s stockholders and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in the Proxy Statement.

ARTICLE V

CERTAIN COVENANTS OF COMPANY

5.1 Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable commercial efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it and (c) take no action which would adversely affect or delay in any material respect the ability of either Parent or Company to obtain any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby.

5.2 Actions Requiring Consent. Without limiting the generality of Company’s obligations under Section 5.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement, Company shall not do, cause or permit any of the following, or allow, cause or permit any of its Subsidiaries to do, cause or permit any of the following, without the prior written consent of Parent:

(a) Cause or permit any amendment, modification, alteration or rescission of its certificate or articles of incorporation, bylaws or other charter or organizational documents;

(b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of Company to Company or another wholly owned Subsidiary thereof) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries;

(c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options outstanding under the Company Equity Incentive Plans as of the date of this Agreement, (ii) the issuance of Company Options to new employees hired after the date of this Agreement in an amount not to exceed Company Options to acquire 55,000 shares of Company Common Stock in the aggregate, (iii) the issuance of Company Options to employees located in the United Kingdom and France in an amount not to exceed Company Options to acquire 120,000 shares of Company Common Stock in the aggregate and (iv) the issuance of shares of Company Common Stock pursuant to the Company Employee Stock Purchase Plan;

(d) Transfer to any person or entity any rights in or to any Company IP other than the transfer of non-exclusive rights to Company IP in the ordinary course of business consistent with past practice;

(e) Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(f) Sell, transfer, lease, license or otherwise dispose of or encumber any of its properties or assets (including Company IP), except in the ordinary course of business consistent with past practice;

(g) Other than in the ordinary course of business consistent with past practice (i) incur any indebtedness for borrowed money, (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person or (iii) cancel, release, assign or modify any amount of indebtedness of any other person or entity;

(h) Enter into any lease for real property or material operating lease;

(i) Pay, discharge, settle or satisfy in an amount individually or in the aggregate in excess of $100,000, any claim, action, litigation, arbitration or proceeding (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business consistent with past practice, other than (i) the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Financial Statements, (ii) pursuant to court orders entered against Company or (iii) as otherwise permitted pursuant to this Section 5.2;

(j) Make any capital expenditures, capital additions or capital improvements except (i) in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $500,000, and (ii) pursuant to contracts or commitments set forth on Section 5.2(j) of the Company Disclosure Schedule;

(k) Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(l) Except as required to comply with applicable law, as provided for in this Agreement, required by any Company Employee Benefit Plan or as set forth on Section 5.2(l) of the Company Disclosure Schedule, (i) adopt or amend any Company Employee Benefit Plan in a manner that will increase the benefits to be provided to any current or former director, officer or employee of Company or its Subsidiaries thereunder, (ii) provide any salary or bonus guarantee to any of its employees other than pursuant to existing agreements or (iii) other than in the ordinary course of business consistent with past practice, increase the salaries or wage rates of any of its employees;

(m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, in each case, except payments made pursuant to written plans or agreements outstanding, or written Company policies in effect (as described on Section 5.2(m) of the Company Disclosure Schedule), on the date hereof;

(n) Commence any action, suit or proceeding other than (i) in the ordinary course of business consistent with past practice, (ii) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with Parent prior to the filing of such a suit, or (iii) in respect of a breach of this Agreement;

(o) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Company and its Subsidiaries (taken as a whole), or acquire or agree to acquire any equity securities of any corporation, partnership, limited liability company, association or business organization which securities acquired or agreed to be acquired would constitute greater than five percent (5%) of the outstanding securities of such entity;

(p) Other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(q) Revalue any of its assets other than in the ordinary course of business consistent with past practice or as required by applicable law, rule or regulation;

(r) Make any material change to its accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(s) Change domain names or fail to renew existing domain name registrations on a timely basis; or

(t) Except as required by applicable law or regulation, or written rule, instruction or directive by a Governmental Entity (i) implement or adopt any material change in its risk management, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to risk;

(u) (i) Enter into any contract or commitment involving payments, either individually or in the aggregate, in excess of $100,000, (ii) amend or otherwise modify or waive any of the terms of any of its Material Contracts other than in the ordinary course of business; or (iii) enter into any contract, agreement, commitment or arrangement concerning any matter addressed in this Section 5.2

(v) Terminate or waive any right of any material value to Company, except in the ordinary course of business; or

(w) Take or agree in writing to take, any of the actions described in Sections 5.2(a) through (v) above.

5.3 No Solicitation.

(a) Company shall not, nor shall it permit or authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of Company or any of its Subsidiaries (collectively, the “Company Representatives”) to directly or indirectly, (i) solicit or initiate, or encourage, directly or indirectly, any inquiries regarding or the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal; provided, however, that nothing contained in this Section 5.3 or any other provision hereof shall prohibit Company or its Board of Directors from (A) taking and disclosing to Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Securities Exchange Act or (B) making such disclosure to Company’s stockholders as, in the good faith judgment of Company’s Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that Company may not, except as permitted by Section 5.3(b) or (c), withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the transactions contemplated hereby, or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, Company shall, and it shall cause the Company Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and shall immediately request the return or destruction of all confidential information regarding Company provided to any such party prior to the date of this Agreement. Notwithstanding the foregoing, prior to the receipt of Company Stockholder Approval, Company may furnish information concerning its business, properties or assets to any Person or group pursuant to a confidentiality agreement with terms and conditions at least as restrictive on such Person or group as the Confidentiality Agreement is on Parent, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if: (x) such Person or group has submitted a Superior Proposal, or a Takeover Proposal that Company’s Board of Directors determines in good faith (after receiving advice of independent financial advisors) is reasonably likely to be a Superior Proposal, in either case that was not solicited, initiated or facilitated, or otherwise received, in a willful and material violation of the first sentence of this Section 5.3(a); and (y) the Board of Directors of Company determines in good faith, after receiving advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law. Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any such confidentiality agreement or any other confidentiality, standstill or similar agreement to which Company is a party or under which Company has any rights. Company will promptly (and in any event within one (1) Business Day) notify Parent in writing of the existence of any proposal, discussion, negotiation or inquiry received by Company with respect to any Takeover Proposal, and Company will promptly (and in any event within one (1) Business Day) communicate to Parent the material terms and conditions of any proposal, discussion, negotiation or inquiry which it may receive and the identity of the Person or group making such proposal or inquiry or engaging in such discussions or negotiations. Company will promptly (and in any event within one (1) Business Day) provide to Parent any non-public information concerning Company provided to any other Person or group which was not previously provided to Parent. Company will keep Parent fully informed of the status and details of any such Takeover Proposal (including any material changes thereto).

(b) Neither Company’s Board of Directors nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, unless prior to receipt of Company Stockholder Approval, Company’s Board of Directors shall have determined in good faith, after receiving the advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law; provided, that Company gives Parent at least 24 hours written notice of its intent to do so; and provided, further, that any such withdrawal or modification, or any such proposed withdrawal or modification, made as the result of the receipt of or otherwise in connection with any Takeover Proposal shall be made only if Company shall approve or recommend a Superior Proposal in compliance with Section 5.3(c).

(c) Except as set forth in this Section 5.3(c), neither Company’s Board of Directors nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (ii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to receipt of Company Stockholder Approval, Company’s Board of Directors may approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case if (A) Company shall have received a Superior Proposal which is pending at the time Company determines to take such action, (B) Company’s Board of Directors shall have determined in good faith, after receiving advice of outside counsel, that such action is required to discharge Company’s Board of Director’s fiduciary duties to Company’s stockholders under Delaware Law, (C) at least three (3) Business Days shall have passed following Parent’s receipt of written notice from Company advising Parent that Company’s Board of Directors has received such a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, and Parent does not make an offer that the Board of Directors shall have concluded in its good faith judgment, after consultation with its financial advisors and outside counsel, is as favorable (taking into account the Termination Fee) to Company’s stockholders as such Superior Proposal and (D) concurrently with taking such action Company shall both terminate this Agreement pursuant to Section 8.1(e) and pay any applicable fee required by Section 8.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters; Consents and Approvals.

(a) As promptly as practicable following the execution of this Agreement, Company shall prepare and file with the SEC the Proxy Statement and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC. Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Company shall consult with Parent prior to mailing any Proxy Statement, or any amendment or supplement thereto, to which Parent timely and reasonably objects. Parent shall cooperate with Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

(b) The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Parent and Company shall each use its reasonable commercial efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Parent and Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use reasonable commercial efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(c) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement.

(d) Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Stockholder Approval. As promptly as practicable following the execution of this Agreement, Company shall take all action necessary under applicable legal requirements to call, give notice of and hold a meeting of the holders of Company’s capital stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. Company shall use reasonable best efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable legal requirements. The Proxy Statement shall include the Company Board Recommendation.

6.3 Access to Information.

(a) Subject to the Confidentiality Agreement, Company agrees to provide Parent and Parent’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Parent Representatives”), from time to time prior to the Effective Time or the termination of this Agreement, such information as Parent shall reasonably request with respect to Company and its Subsidiaries and their respective businesses, financial conditions and operations. Except as required by law, Parent shall hold, and shall cause Parent’s Affiliates and the Parent Representatives to hold, any non-public information received from Company, directly or indirectly, in accordance with the Confidentiality Agreement.

(b) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.4 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or with the Nasdaq National Market, in which case the party proposing to issue such press release or make such public statement or disclosure shall use reasonable best efforts to consult with the other party before issuing such press release or making such public statement or disclosure.

6.5 Cooperation; Further Assurances. Each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

6.6 Director and Officer Indemnification.

(a) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall, with respect to indemnification of officers, directors, employees and agents, not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Certificate of Incorporation or Bylaws of Company in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby), unless such modification is required by law.

(b) Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, the present and former officers, directors, employees and agents of Company or any of its Subsidiaries in their capacities as such (each an “Indemnified Party”) in accordance with the Certificate of Incorporation and Bylaws, or other charter documents, of Company and its Subsidiaries and any agreements or plans maintained by Company and its Subsidiaries, to the fullest extent permitted by the terms thereof against all losses, expenses, claims, damages and liabilities arising out of actions or omissions occurring on or prior to the Effective Time.

(c) For six years after the Effective Time, Parent shall cause the Surviving Corporation to use reasonable best efforts to provide officers’ and directors’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time covering each such person covered immediately prior to the Effective Time by Company’s officers’ and directors’ liability insurance policy with substantively the same coverage and amounts and on terms and conditions which are reasonably comparable to those of such policy in effect on the date hereof, provided that in satisfying its obligation under this paragraph, Parent shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 250% of the current amount per annum paid by Company, and if the Surviving Corporation is unable to obtain the insurance required by this paragraph, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

(d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this section.

(e) This Section 6.6 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

6.7 Advice of Changes. Company and Parent shall promptly advise each other of any change or event having a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or which it believes would be reasonably likely to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein.

6.8 Rule 16b-3. Parent, Merger Sub and Company shall take all commercially reasonable actions as may be required to cause the dispositions of equity securities of Company or acquisitions of equity securities of Parent by each individual who is a director or officer of Company to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act.

6.9 Employee Benefits.

(a) For a period of twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide the employees of the Surviving Corporation or its Subsidiaries with employee benefits, during any portion of such period that such employees are employed by the Surviving Corporation or any of its Subsidiaries, that are substantially similar in the aggregate to the employee benefits provided to such employees pursuant to the Company Employee Benefit Plans (other than equity-based benefits) immediately prior to the Effective Time, provided, however, that at any time and from time to time from and after the date six (6) months from the Effective Time, Parent may, or may cause the Surviving Corporation or its Subsidiaries to, provide to some or all of such employees that continue to be employed by the Surviving Corporation or any of its Subsidiaries with, in lieu of the foregoing benefits, employee benefits in the aggregate substantially equivalent to those provided to similarly situated employees of Parent or its similar-situated Subsidiaries at such time (other than equity-based benefits). Nothing in this Agreement shall be construed to create a right in any employee of Company or any of its Subsidiaries to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any agreement between an employee and Company, any of its Subsidiaries, Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each employee of Company or any of its Subsidiaries who continues employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (a “Continuing Employee”) shall be “at will” employment.

(b) If requested by Parent, Company shall, immediately prior to the Closing, terminate any one or more of the Company Employee Benefit Plans. In the event Parent requests that any of the Company Employee

Benefit Plans be terminated, Company shall adopt resolutions and shall take all other actions necessary to effect the termination of any such plans, to be effective no later than the Closing Date, and shall provide to Parent executed resolutions by the board of directors of Company authorizing the termination of any such plans.

(c) With respect to employee benefit plans, if any, of Parent or its subsidiaries in which Continuing Employees become eligible to participate after the Effective Time (the “Parent Plans”), Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to undertake commercially reasonable efforts to: (i) with respect to each Parent Plan that is a medical or health plan, (x) waive any exclusions for pre-existing conditions under such Parent Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Company Employee Benefit Plans in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan; (y) waive any waiting period under such Parent Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Company Employee Benefit Plans in which such Continuing Employee was an active participant immediately prior to his or her transfer to the Parent Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the Parent Plan (to the same extent such credit was given under the analogous Company Employee Benefit Plans prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Parent Plan for the plan year that includes such transfer; and (ii) recognize service of the Continuing Employees with the Acquired Companies (or their respective predecessors) for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Parent Plan in which the Continuing Employees are eligible to participate after the Effective Time, to the extent that such service was recognized for that purpose under the analogous Company Employee Benefit Plans prior to such transfer; provided, however, that the foregoing shall not apply to the extent it would result in duplication of benefits.

6.10 Delisting. Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the Nasdaq National Market and (ii) to terminate the registration of the Company Common Stock under the Exchange Act; provided that such delisting or termination shall not be effective until after the Effective Time.

6.11 Notifications. Each of the parties hereto shall promptly notify the other parties of any action, suit, proceeding or investigation that shall be instituted or threatened against a party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each of the parties hereto shall promptly notify the others of any action, suit, proceeding or investigation that may be threatened or asserted in writing, brought or commenced against Company, any of its Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.8 of the Company Disclosure Schedule or Section 4.6 of the Parent Disclosure Schedule, as the case may be, if such action, suit, proceeding or investigation had arisen prior to the date hereof.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, enforced which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

(c) HSR. Any waiting period under the HSR Act shall have expired or have been terminated.

7.2 Additional Conditions to Obligations of Company. The obligations of Company to consummate the Merger and effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions, any of which may be waived, in writing, by Company:

(a) Representations and Warranties. The representations and warranties of Parent set forth in the Agreement shall be true and correct in all material respects, in each case as of the date of execution of the Agreement and as of the Effective Time as though made on the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect), then the condition stated in this Section 7.2(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect) shall not be or have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificate of Parent. Company shall have been provided with a certificate executed on behalf of Parent by an authorized officer to the effect set forth in Section 7.2(a) and (b).

7.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

(a) Representations and Warranties. The representations and warranties of Company set forth in the Agreement shall be true and correct in all material respects, in each case as of the date of execution of the Agreement and as of the Effective Time as though made on the Effective Time, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided that, if any of such representations and warranties shall not be true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect), then the condition stated in this Section 7.3(a) shall be deemed satisfied if and only if the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Company Material Adverse Effect) shall not be or have a Company Material Adverse Effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of Company by its Chief Executive Officer and Chief Financial Officer to such effect.

(c) Governmental Approval. Parent, Company and Merger Sub and their respective Subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated hereby.

(d) Certificate of Company. Parent shall have been provided with a certificate executed on behalf of Company by its Chief Executive Officer and Chief Financial Officer to the effect set forth in Sections 7.3(a) and (b).

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of Company, this Agreement may be terminated:

(a) by mutual consent of Parent and Company at any time prior to the Effective Time;

(b) by either Parent or Company if the Closing shall not have occurred on or before February 28, 2006 (the “Outside Termination Date”) (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by Parent at any time prior to the Effective Time, if (i) Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3 not to be satisfied and such breach shall not have been cured within fifteen (15) Business Days of receipt by Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement), (ii) Company shall have committed a material and willful breach of its obligations set forth in clause (i) or (iii) of Section 5.3(a) of this Agreement (provided that the right to terminate this Agreement for any one such breach shall expire ten (10) Business Days after Parent first learns of or otherwise first becomes aware of such breach (the expiration of Parent’s right of termination as to any breach under this clause (ii) shall not affect in any manner Parent’s right of termination with respect to any other breach under this clause (ii)) and provided further that the right to terminate this Agreement shall not be available to Parent if Parent or Merger Sub is at that time in material breach of this Agreement), (iii) the Board of Directors of Company shall have withdrawn or modified the Company Board Recommendation in any manner adverse to Parent or Merger Sub or shall have resolved to do so or (iv) the Board of Directors of Company shall (x) have recommended, endorsed, accepted or agreed to a Takeover Proposal or shall have resolved to do so; (y) not have sent to holders of shares of Company Common Stock within ten (10) Business Days after the commencement of any tender or exchange offer or solicitation made in connection with any Takeover Proposal, a statement recommending rejection of such offer or solicitation; or (z) refused to affirm the Company Board Recommendation within five (5) Business Days of any written request from Parent;

(d) by Company at any time prior to the Effective Time, if (i) Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured within fifteen (15) Business Days of receipt by Parent of written notice of such breach (provided that the right to terminate this Agreement by Company shall not be available to Company if Company is at that time in material breach of this Agreement).

(e) by Company at any time prior to the Effective Time in order to enter into an agreement with respect to a Superior Proposal pursuant to Section 5.3 if (i) the Board of Directors of Company has determined in accordance with Section 5.3 that a Superior Proposal has been made and has not been withdrawn, (ii) Parent has not within the time period set forth in Section 5.3(c)(C) subsequently made an offer that the Company’s Board of Directors determines in good faith, after receiving advice of a financial advisor and its outside legal counsel, is at least as favorable (taking into account the Termination Fee) as such Superior Proposal and (iii) Company has paid any applicable fee to Parent required by Section 8.3; and

(f) by either Parent or Company if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

(g) By either Parent or Company if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any postponement or adjournment thereof.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Company or their respective officers, directors, stockholders or Affiliates; provided that (a) the provisions of Section 6.4 (Public Disclosure), Section 8.3 (Expenses and Termination Fees), Section 10.8 (Governing Law) and this Section 8.1(a) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated hereby.

8.3 Expenses and Termination Fee.

(a) Subject to subsections (b), (c) and (d) of this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense, it being understood and agreed that (i) expenses incurred in connection with printing the Proxy Statement and filing fees incurred in connection with the Proxy Statement shall be expenses of Company and (ii) filing fees associated with compliance with applicable regulatory requirements in connection with the Merger shall be expenses of Parent.

(b) In the event that either (A) Company shall terminate this Agreement pursuant to Section 8.1(e) or (B) Parent shall terminate this Agreement pursuant to Section 8.1(c)(ii), (iii), or (iv) Company shall pay to Parent the Termination Fee.

(c) In the event that (A) any of (i) Parent or Company shall terminate this Agreement pursuant to Section 8.1(b), (ii) Parent shall terminate this Agreement pursuant to Section 8.1(c)(i), or (iii) Parent or Company shall terminate this Agreement pursuant to Section 8.1(g), (B) prior to the time of such termination there shall have been a Takeover Proposal with respect to Company, and (C) within twelve (12) months of such termination of this Agreement, either (i) a definitive agreement is entered into by Company with respect to a Takeover Proposal or (ii) a Takeover Proposal is consummated, Company shall pay to Parent the Termination Fee.

(d) In the event that a Termination Fee is payable to Parent, Company shall pay the Termination Fee to Parent (i) on the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b) as a result of termination of this Agreement by Company, (ii) at the time that a definitive agreement is entered into by Company, in the event that the Termination Fee is payable pursuant to Section 8.3(c) and clause (C)(i) of Section 8.3(c) is applicable, (iii) at the time that a Takeover Proposal is consummated, in the event that the Termination Fee is payable pursuant to Section 8.3(c) and clause (C)(ii) of Section 8.3(c) is applicable, and (iv) within fifteen (15) days after the date of termination, in the event that the Termination Fee is payable pursuant to Section 8.3(b) as a result of termination of this Agreement by Parent.

(e) In the event that Company fails to pay when due the Termination Fee under this Section 8.3 and Parent commences a suit which results in a judgment against Company for such overdue amount, then (i) Company shall reimburse Parent for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with such suit and the collection of such overdue amount and (ii) Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America, N.A.) in effect on the date the overdue amount was originally required to be paid.

8.4 Amendment. The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided that an amendment made subsequent to adoption of the Agreement by the stockholders of Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock, or (ii) alter or change any of the terms and conditions of the Agreement if such alteration or change would materially adversely affect the holders of Company Common Stock.

8.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

DEFINITIONS

9.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Aggregate Merger Consideration” shall have the meaning stated in Section 1.7(a).

“Agreement” shall have the meaning stated in the preamble to this document.

“Assets” shall have the meaning stated in Section 3.14.

“Authorizations” shall have the meaning stated in Section 3.12(b).

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York, or Tokyo, Japan.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Certificate” shall have the meaning stated in Section 1.7(b).

“Certificate of Merger” shall have the meaning stated in Section 1.3.

“Closing” shall mean the consummation of the Merger.

“Closing Date” shall have the meaning stated in Section 1.2.

“CMS Acquisition Agreement” shall mean the Agreement and Plan of Amalgamation entered into by and among Poseidon, Inc., Cubs Acquisition Sub LLC, CMS, MobileSoft Technology (Nanjing) Corporation, Ltd., One Degree Capital Corp., Jiping Wang and Dr. John Ostrem, dated as of December 8, 2004.

“CMS Lock-Up Agreements” shall mean the Lock-Up Agreements and Lock-Up and Retention Agreements entered into by and among Poseidon, Inc., Cubs Acquisition Sub LLC, CMS, MobileSoft Technology (Nanjing) Corporation, Ltd., One Degree Capital Corp., Jiping Wang and Dr. John Ostrem and certain shareholders of CMS.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean PalmSource, Inc., a Delaware corporation.

“Company Board Recommendation” shall mean the recommendation of Company’s Board of Directors that the stockholders of Company adopt this Agreement.

“Company Common Stock” shall mean the common stock, par value $0.001 per share of Company.

“Company Disclosure Schedule” shall mean the document dated the date of the Agreement delivered by Company to Parent prior to the execution and delivery of the Agreement and referring to the representations and warranties of Company in the Agreement.

“Company Employee Benefit Plans” shall have the meaning stated in Section 3.10(a).

“Company Equity Incentive Plans” shall mean Company’s 2001 Stock Plan and 2003 Equity Incentive Plan, each as amended, and 2004 Inducement Equity Incentive Plan.

“Company ERISA Affiliate” shall have the meaning stated in Section 3.10(a).

“Company IP” shall mean all Intellectual Property and Intellectual Property Rights owned in whole or part by Company or any of its Subsidiaries.

“Company Financial Statements” shall have the meaning stated in Section 3.5(b).

“Company Material Adverse Effect” shall mean any effect that (i) is, or is reasonably likely to be, material and adverse to the business (including with respect to Company IP), operations, financial condition or results of operations of Company and its Subsidiaries taken as a whole or (ii) prevents, or is reasonably likely to prevent, Company from consummating the Merger and the other transactions contemplated hereby, other than (A) any effect resulting from events, facts or circumstances relating to the economy in general, including market fluctuations and changes in interest rates, or to Company’s industry in general and in each case not specifically relating to or disproportionately affecting Company or any of its Subsidiaries, (B) any effect resulting from changes in legal or regulatory conditions that affect in general the businesses in which Company and its Subsidiaries are engaged, or (C) any effect resulting from the announcement or consummation of this Agreement or the transactions contemplated hereby.

“Company Multiemployer Plan” shall have the meaning stated in Section 3.10(b).

“Company Options” shall mean all rights, obligations, commitments or agreements of any character, whether fixed or contingent, (other than the Warrants) calling for the purchase or issuance of any shares of Company Common Stock or any other equity securities of Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

“Company Preferred Stock” shall mean the preferred stock, par value of $0.001 per share, of Company.

“Company Representatives” shall have the meaning stated in Section 5.3(a).

“Company SEC Documents” shall mean (i) Company’s Annual Reports on Form 10-K for the 2004 and 2005 fiscal years, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of Company referred to in clause (i) above, (iii) all proxy statements relating to Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements, financial statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to this definition) filed or submitted by Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above.

“Company Software” shall mean Company IP that is computer software and (i) that, as of the date of this Agreement, Company or any of its Subsidiaries is licensing or selling or (ii) with respect to which Company or any of its Subsidiaries has, as of the date of this Agreement, ongoing material maintenance and support obligations.

“Company Stockholder Approval” shall mean the affirmative vote of the holders of majority of the votes of the outstanding shares of Company Common Stock entitled to vote thereon.

“Company Stockholders’ Meeting” shall have the meaning stated in Section 6.2.

“Confidentiality Agreement” shall mean the Confidentiality Agreement dated as of July 28, 2005, between Parent and Company, as it may be amended from time to time.

“Continuing Employee” shall have the meaning set forth in Section 6.9(a).

“Delaware Law” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall mean all shares, if any, of the outstanding capital stock of Company for which appraisal rights have been perfected under Section 262 of the Delaware Law.

“Effective Time” shall have the meaning stated in Section 1.3.

“ERISA” shall have the meaning stated in Section 3.10(a).

“Escrow Agreement” shall mean the Escrow Agreement dated as of January 28, 2005 among Company, One Degree Capital Corp. as the Shareholder Representative, and Wells Fargo Bank, National Association as the Escrow Agent.

“Escrowed Shares” shall mean the shares of Company Common Stock held in escrow under the Escrow Agreement.

“Exchange Agent” shall mean Parent’s transfer agent or another bank or trust company selected by Parent and reasonably acceptable to Company.

“Exchange Fund” shall mean the cash deposited by Parent with the Exchange Agent pursuant to Section 1.7(a) hereof.

“Excluded Shares” shall have the meaning stated in Section 1.6(b).

“Freely Available Software” shall have the meaning stated in Section 3.18(l).

“Fully-Diluted Basis” shall mean the sum of (i) the aggregate number of shares of Company Common Stock outstanding, plus (ii) the number of shares of Company Common Stock that would be outstanding assuming the exercise, conversion or exchange of all options, warrants convertible or exchangeable securities and similar rights to acquire shares of Company Common Stock.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, administrative agency or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any SRO.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“HSR Act” shall have the meaning stated in Section 3.4.

“Intellectual Property” shall mean algorithms, apparatus, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks

(including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, techniques, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” shall mean, under the laws of any jurisdiction in the world, all copyrights, mask work rights, patent rights, trademark and trade name rights, trade secret rights, industrial property rights, moral rights, and other types of proprietary rights in Intellectual Property, and all applications, registrations, renewals, and other filings with respect to any of the foregoing.

“IRS” shall mean the Internal Revenue Service.

“knowledge” with respect to Company shall mean the actual knowledge assuming due inquiry of any of those persons set forth in Section 9.1 of the Company Disclosure Schedule.

“Laws and Regulations” means all federal, state, local and foreign laws, rules, regulations and ordinances.

“Leases” shall have the meaning stated in Section 3.14.

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

“Material Contracts” shall have the meaning stated in Section 3.13(a).

“Merger” shall have the meaning set forth in the second Recital.

“Merger Consideration” shall have the meaning stated in Section 1.6(c).

“Merger Sub” shall mean Apollo Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

“Merger Sub Common Stock” shall have the meaning stated in Section 1.6(a).

“Non-U.S. Benefit Plan” means any plan, scheme, fund or arrangement of Company and its Subsidiaries operated outside the United States which provides pension, welfare, fringe, or other similar benefits to or in respect of any employees located outside the United States, but not including any mandatory government or social security pension arrangements.

“Outside Termination Date” shall have the meaning stated in Section 8.1(b).

“Parent” shall mean ACCESS Co., Ltd., a Japanese corporation.

“Parent Disclosure Schedule” shall mean the disclosure schedule, dated the date hereof, delivered by Parent to Company with reference to the specific section of the Agreement to which each disclosure relates.

“Parent Material Adverse Effect” shall mean any effect that does, or would be reasonably expected to, prevent Parent from consummating the Merger and the other transactions contemplated hereby.

“Parent Plans” shall have the meaning stated in Section 6.9(c).

“Parent Representatives” shall have the meaning stated in Section 6.3(a).

“Permitted Lien” shall mean any Lien consisting of (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies no yet due and delinquent, (iii) defects in title, easements, restrictive covenants and similar encumbrances, and (iv) any other Liens that individually or in the aggregate do not result in a Company Material Adverse Effect.

“Person” shall mean any individual, entity or Governmental Entity.

“Proxy Statement” shall mean a definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are registered, filed, applied for, or issued under the authority of any Governmental Entity.

“Regulation S-X” shall mean 17 CFR §210.1-01, et seq.

“Restricted Stock” shall mean any and all shares of Company Common Stock subject to restrictions or risk of forfeiture, including all such shares outstanding under the Company Equity Incentive Plans and all such applicable shares issued to certain shareholders of China MobileSoft Ltd. (“CMS”) pursuant to the CMS Acquisition Agreement and the CMS Lock-Up Agreements executed in connection therewith.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member.

“Superior Proposal” means an unsolicited written proposal by a Third Party to acquire, directly or indirectly, more than fifty percent (50%) of the shares of Company Common Stock then outstanding or all or substantially all of the assets of Company, and (i) otherwise on terms which the Board of Directors of Company determines in good faith (after receiving advice of its independent financial advisors) to be more favorable to Company’s stockholders from a financial point of view than the Merger (including any adjustment to the terms and conditions of the Merger made by Parent pursuant to Section 5.3(c)(C)), and (ii) which, in the good faith reasonable judgment of Company’s Board of Directors, is reasonably likely to be consummated within a reasonable time, taking into consideration (with respect to both subsections (i) and (ii) hereof) all financial, regulatory, legal and other aspects of such proposal.

“Surviving Corporation” shall mean the entity into which Merger Sub has merged, following the Effective Time.

“Takeover Proposal” means any inquiry, proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act) of assets that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of Company and its Subsidiaries or twenty percent (20%) or more of any class of equity securities of Company or any of its Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either Company or any of its Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party or another Third Party to acquire beneficial ownership of assets that constitute twenty percent (20%) or more of the consolidated revenues, net income or assets of Company and its Subsidiaries, or twenty percent (20%) or more of the equity interest in either Company or any of its Subsidiaries.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Termination Fee” shall mean $9,700,000.

“Third Party” means any Person or group other than Parent, Merger Sub or any affiliate thereof.

ARTICLE X

GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 6.4 (Public Disclosure), Section 6.5 (Cooperation; Further Assurances), Section 6.6 (Director and Officer Indemnification), Section 6.9 (Employee Benefits), Section 8.3 (Expenses and Termination Fee) and this Article X shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered in person, by facsimile, mailed by registered or certified mail (postage prepaid, return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

ACCESS Co., Ltd.

Hirata Building, 2-8-16 Sarugaku-cho

Chiyoda-ku, Tokyo 101-0064, Japan

Attention: General Manager, Legal Division

Facsimile: (81) 3-5259-3544

with a copy to:

Morrison & Foerster LLP

AIG Building, 11th Floor

1-3 Marunouchi, 1-chome

Chiyoda-ku, Tokyo 100-0005

Japan

Attention: Stan Yukevich

(b) if to Company, to:

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, California

Attention: Chief Financial Officer

Facsimile: (408) 400-1580

with copies to:

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, California

Attention: Legal Department

Facsimile: (408) 400-1950

and

Howard Rice Nemerovski Canady Falk & Rabkin

A Professional Corporation

Three Embarcadero Center, Seventh Floor

San Francisco, CA 94111-4024

Attention: Deborah Marshall

Facsimile: (415) 217-5910

10.3 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Annex and the Schedules, including the Company Disclosure Schedule and Parent Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

10.7 Third Party Beneficiaries. Except as set forth in Section 6.6 (Director and Officer Indemnification), this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

10.9 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT,

COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

10.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

10.11 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

10.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PALMSOURCE, INC.

By:	/s/ JEANNE SEELEY
Name:	Jeanne Seeley
Title:	Chief Financial Officer

ACCESS CO., LTD.

By:	/s/ TORU ARAKAWA
Name:	Toru Arakawa
Title:	President and CEO

APOLLO MERGER SUB, INC.

By:	/s/ TORU ARAKAWA
Name:	Toru Arakawa
Title:	President and CEO

[Signature page to Agreement and Plan of Merger]

Annex B

[Jefferies Broadview letterhead]

September 8, 2005

CONFIDENTIAL

Board of Directors

PalmSource, Inc.

1188 East Arques Avenue

Sunnyvale, CA 94085

Dear Members of the Board:

We understand that PalmSource, Inc. (“PalmSource” or the “Company”), ACCESS Co., Ltd. (“ACCESS” or “Parent”) and Apollo Merger Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into PalmSource (the “Merger”). Pursuant to the Merger, each issued and outstanding share of PalmSource common stock other than Excluded Shares and Dissenting Shares (each as defined in the Agreement) will be converted into the right to receive $18.50 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether, as of the date hereof, the Merger Consideration is fair from a financial point of view to holders of PalmSource common stock.

Jefferies Broadview, a division of Jefferies & Company, Inc. (“Jefferies Broadview”), provides investment banking services, including merger and acquisition advisory services, to information technology (“IT”), communications, healthcare technology, and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications, healthcare technology, and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to PalmSource’s Board of Directors and will receive fees from PalmSource upon delivery of this opinion and upon the successful conclusion of the Merger. In addition, the Company has agreed to indemnify Jefferies Broadview and its affiliates in connection with its engagement and to reimburse certain of our expenses. In the ordinary course of their businesses, Jefferies and its affiliates may publish research reports regarding the securities of the Company or Parent or their respective affiliates, may trade or hold such securities for their own accounts and for the accounts of their customers and, accordingly, may at any time hold long or short positions in those securities.

In rendering our opinion, we have, among other things:

1.)	reviewed the terms of the Agreement in the form of the draft furnished to us by the Company’s legal counsel on September 8, 2005, which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the agreement to be executed;

2.)	reviewed PalmSource’s annual report on Form 10-K for the fiscal year ended June 3, 2005, including the audited financial statements included therein;

3.)	reviewed certain internal financial and operating information for PalmSource, including quarterly financial projections through fiscal year 2006, prepared and furnished to us by PalmSource management;

PalmSource Board of Directors	September 8, 2005

4.)	participated in discussions with PalmSource management concerning the operations, business strategy, current financial performance and prospects for the Company;

5.)	discussed with PalmSource management its view of the strategic rationale for the Merger;

6.)	reviewed the recent reported closing prices and trading activity for PalmSource common stock;

7.)	compared certain aspects of PalmSource’s financial performance with those of public companies we deemed comparable;

8.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

9.)	reviewed recent equity research analyst reports covering PalmSource, including projections through fiscal year 2008, contained therein;

10.)	assisted in negotiations and discussions related to the Merger among PalmSource, Parent and their respective financial and legal advisors; and

11.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by PalmSource or its advisors. With respect to the financial projections examined by us, we have assumed, with your permission, that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of the Company as to the future performance of the Company. We have also assumed, with your permission, that in the course of obtaining the regulatory and third party approvals, consents and releases necessary for the consummation of the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have a material adverse effect on the Merger and that the Merger will be consummated in accordance with applicable laws and regulations and the terms of the Merger Agreement as set forth in the September 8, 2005 draft thereof, without waiver, amendment or modification of any material term, condition or agreement. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger. We have not made or taken into account any independent appraisal or valuation of any of PalmSource’s assets or liabilities, contingent or otherwise. We express no view as to the federal, state or local tax consequences of the Merger.

For purposes of this opinion, we have assumed that PalmSource is not currently involved in any material transaction other than the Merger, other publicly announced transactions and those activities undertaken in the ordinary course of conducting its business. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion. It should be understood that, although subsequent developments may affect this opinion, we have no obligation to update, revise or reaffirm the opinion.

Based upon and subject to the foregoing qualifications and limitations and those set forth below, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of PalmSource common stock.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of PalmSource in connection with its consideration of the Merger and does not constitute a

PalmSource Board of Directors	September 8, 2005

recommendation to any holder of PalmSource common stock, or any other person, as to how such person should vote on or act with respect to the Merger. This opinion may not be used for any other purpose whatsoever or disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except that this opinion may be included in its entirety, if required, in any proxy statement filed by the Company in respect of the Merger with the Securities and Exchange Commission, provided that this opinion is reproduced in such filing in full and any description of or reference to us or summary of this opinion and the related analysis in such filing is in a form acceptable to us and our counsel in our sole discretion.

Sincerely,

Jefferies Broadview

a division of Jefferies & Company, Inc.

ANNEX C

Section 262 of the Delaware General Corporation Law. Appraisal Rights.

Section 262 of the Delaware General Corporation Law provides as follows:

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPSO12

PROXY

PALMSOURCE, INC.

Annual Meeting of Stockholders

                         , 2005

This Proxy is Solicited on Behalf of the Board of Directors of PalmSource, Inc. for use at

the Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PalmSource, Inc. (the “Company”) will be held at                                               ,                     ,                                   on             ,                          , 2005 at                      local time.

The undersigned stockholder of the Company revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the Proxy Statement. The undersigned appoints Patrick McVeigh and Jeanne Seeley, and each of them, the Proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company that the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held at                                                                                                       on             ,                          , 2005 at                      local time, and at any adjournment or postponement thereof, upon such business as may properly come before the meeting, including the items on the reverse side, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. The shares represented by this Proxy shall be voted on the matters shown on the reverse side in the manner set forth on the reverse side and by the Proxies according to their best judgment if any other matters come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified on the reverse side for the matters listed on the reverse side. If no specification is made, this Proxy will be voted FOR the listed proposals.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE

AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

PALMSOURCE, INC.

C/O COMPUTERSHARE

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/psrc	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683) (U.S. and Canada) 1-201-536-8073 (other locations)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZPS011

☒ Please mark votes as in this example.	#PSO

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

FOR	AGAINST	ABSTAIN

1.  A proposal to adopt the merger agreement, dated as of September 8, 2005, between the Company, ACCESS Co., Ltd and Apollo Merger Sub, Inc. and to approve the merger of the Company with Apollo Merger Sub, Inc.

☐	☐	☐

2.  A proposal to elect two directors to hold office until the 2008 Annual Meeting of Stockholders (unless earlier replaced pursuant to the merger agreement).

     Nominees: (01) William L. Keever and (02) Andre Dahan

			FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES	☐
☐ ________________________________ For all nominee(s) except as noted above

	FOR	AGAINST	ABSTAIN
3. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as PalmSource’s independent registered public accounting firm for the fiscal year ending June 2, 2006.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear herein. For joint accounts, each owner should sign. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature:                                                   Date:                          Signature:                                                   Date: